                                               Filed Pursuant to Rule 424 (b)(5)
                                               File No. 333-76285, 333-76285-01,
                                                        333-76285-02



PROSPECTUS SUPPLEMENT
(To prospectus dated May 13, 1999)
                         2,500,000 PREFERRED SECURITIES
                           LITCHFIELD CAPITAL TRUST I
                    10% SERIES A TRUST PREFERRED SECURITIES
                                 GUARANTEED BY

                    [LITCHFIELD FINANCIAL CORPORATION LOGO]


--------------------------------------------------------------------------------

     THE TRUST: Litchfield Capital Trust I is a subsidiary of Litchfield Financial Corporation, and a statutory business trust created under Delaware law.

     THE OFFERING:  In connection with this offering, the trust will:

     - sell preferred securities to the public and common securities to Litchfield;

     - use the proceeds from these sales to buy an equivalent principal amount of 10% Series A Junior Subordinated Debentures due 2029 issued by Litchfield; and

     - distribute the cash payments it receives on the junior subordinated debentures to the holders of the preferred and common securities.

     The preferred securities represent undivided preferred beneficial interests in the assets of the trust.

     If you purchase preferred securities, you will be entitled to receive cumulative cash distributions at an annual rate of 10% of the $10 liquidation amount of each preferred security. Distributions will begin to accumulate on May 14, 1999 and will be payable quarterly, in arrears, on June 30, September 30, December 31 and March 31, of each year, beginning June 30, 1999.

     Litchfield can, on one or more occasions, defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods. If Litchfield defers interest payments, the trust will also defer payment of distributions on the preferred and common securities. During a deferral period, distributions will continue to accumulate on the preferred and common securities. Also, additional cash distributions will accumulate on any deferred distributions at an annual rate of 10%, to the extent permitted by law.

     Litchfield will fully and unconditionally guarantee the trust's payment obligations with respect to the preferred securities only to the extent described in this prospectus supplement and the accompanying prospectus.

     The trust has applied to have the preferred securities listed on the Nasdaq National Market under the symbol "LTCHP". If approved for listing, we expect trading to commence within 30 days after the preferred securities are first issued.

     The preferred securities will be ready for delivery in book-entry form only through The Depository Trust Company on or about May 19, 1999.

     Litchfield has granted the underwriters a 30-day option to purchase up to 375,000 additional preferred securities to cover over-allotments, if any.

     INVESTING IN THE PREFERRED SECURITIES INVOLVES CERTAIN RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT. YOU SHOULD READ THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS CAREFULLY BEFORE YOU INVEST IN THE PREFERRED SECURITIES.

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                             PER TRUST PREFERRED SECURITY         TOTAL
                                                            ------------------------------    -------------
Public Offering Price.....................................             $  10.00               $  25,000,000
Underwriting Commissions..................................             $    .40               $   1,000,000
Proceeds to the trust.....................................             $   9.60               $  24,000,000

     The trust will use all proceeds to purchase the junior subordinated debentures. Litchfield will pay all underwriting discounts and commissions.

TUCKER ANTHONY CLEARY GULL                                   FERRIS, BAKER WATTS
                                                                Incorporated
                  The date of this prospectus is May 13, 1999

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement or the accompanying prospectus as well as the information we previously filed with the SEC and incorporated by reference herein, is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since that date. Unless otherwise noted, capitalized terms used in this prospectus supplement have the same meanings as used in the accompanying prospectus.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUPPLEMENT
About This Prospectus Supplement............................   S-2
Summary Information Regarding This Offering.................   S-3
Risk Factors................................................   S-9
Use of Proceeds.............................................  S-15
Accounting Treatment........................................  S-15
Litchfield Financial Corporation............................  S-16
Capitalization..............................................  S-26
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  S-27
Litchfield Capital Trust I..................................  S-34
Description of the Preferred Securities.....................  S-34
Description of the Preferred Securities Guarantee...........  S-48
Description of the Junior Subordinated Debentures...........  S-48
Relationship Between the Preferred Securities, the Junior
  Subordinated Debentures and the Preferred Securities
  Guarantee.................................................  S-54
Certain Federal Income Tax Consequences.....................  S-55
Underwriting................................................  S-60

PROSPECTUS
About This Prospectus.......................................     2
Where You Can Find More Information.........................     2
Disclosure Regarding Forward-looking Statements.............     4
Litchfield Financial Corporation............................     5
Use of Proceeds.............................................     5
The Trusts..................................................     6
Description of the Preferred Securities.....................    10
Descriptions of the Preferred Securities Guarantees.........    11
Description of the Junior Subordinated Debt Securities......    15
Plan of Distribution........................................    22
Legal Matters...............................................    23
Experts.....................................................    23

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                  SUMMARY INFORMATION REGARDING THIS OFFERING

     The following information supplements, and should be read together with, the information contained in other parts of this prospectus supplement and in the accompanying prospectus. This summary highlights selected information included elsewhere in this prospectus supplement and the accompanying prospectus to help you understand the terms of the preferred securities. You should carefully read this prospectus supplement and the accompanying prospectus, including "Risk Factors" and the financial statements and notes to those statements included or incorporated by reference, to fully understand the terms of the preferred securities, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the preferred securities.

THE TRUST

     Litchfield Capital Trust I is a subsidiary of Litchfield and a statutory business trust recently created under Delaware law. In connection with this offering, the trust will sell its preferred securities to the public and its common securities to Litchfield. The trust will use the proceeds from these sales to buy an equivalent principal amount of 10% Series A Junior Subordinated Debentures due June 30, 2029 issued by Litchfield. The preferred securities and the junior subordinated debentures will have essentially the same terms.

LITCHFIELD FINANCIAL CORPORATION

     Litchfield is a diversified finance company that provides financing to creditworthy borrowers for assets not typically financed by banks. Litchfield provides this financing by making loans to businesses secured by consumer receivables or other assets and by purchasing consumer loans.

     Litchfield provides financing to rural land dealers, timeshare resort developers and other finance companies secured by receivables. Litchfield also purchases consumer loans consisting primarily of loans to purchasers of rural and vacation properties and vacation ownership interests popularly known as timeshare interests, and provides loans to dealers and developers for the acquisition and development of rural land and timeshare resorts. In addition, Litchfield purchases other loans, such as consumer home equity loans, mortgages and construction loans and tax lien certificates, and provides financing to other businesses secured by receivables or other assets.

     The principal sources of Litchfield's revenues are:

        - interest and fees on loans,

        - gains on sales of loans and

        - servicing and other income.

     Gains on sales of loans are based on the difference between the allocated cost basis of the assets sold and the proceeds received, which includes the fair value of any assets or liabilities that are newly created as a result of the transaction. Because a significant portion of Litchfield's revenues is comprised of gains realized upon sales of loans, the timing of these sales has a significant effect on Litchfield's results of operations.

TERMS OF THE PREFERRED SECURITIES

  Distributions

     If you purchase preferred securities, you will be entitled to receive cumulative cash distributions at an annual rate of 10% of the $10 liquidation amount of each preferred security. Distributions will begin to accumulate on May 14, 1999 and will be payable quarterly, in arrears, on June 30, September 30, December 31 and March 31 of each year beginning June 30, 1999.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  Deferral of Distribution

     Litchfield can defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods unless an event of default under the junior subordinated debentures has occurred and is continuing. Litchfield cannot, however, defer interest payments beyond the maturity date of the junior subordinated debentures, which is June 30, 2029. Additional interest will accrue on any deferred interest payments at an annual rate of 10%, to the extent permitted by law.

     If Litchfield defers interest payments on the junior subordinated debentures, the trust will also defer payment of distributions on the common and preferred securities. During a deferral period, distributions will continue to accumulate on the common and preferred securities at an annual rate of 10% of the liquidation amount of $10 per common or preferred security. Also, additional cash distributions will accumulate on any deferred distributions at an annual rate of 10%, to the extent permitted by law.

     Once Litchfield makes all interest payments due on the junior subordinated debentures, including any additional interest, it can elect to defer interest payments on the junior subordinated debentures again if no event of default under the junior subordinated debentures has occurred and is continuing. This deferral period, together with all previous and further extensions, may not exceed 20 consecutive quarters.

     During any period in which Litchfield defers interest payments on the junior subordinated debentures, Litchfield will not be permitted, subject to exceptions described on page S-50, to:

     - pay a dividend or make any other payment or distribution on its capital stock,

     - redeem, purchase or acquire any of its capital stock,

     - make an interest, principal or premium payment, or repurchase or redeem, any of its debt securities that rank equal with or junior to the junior subordinated debentures, or

     - make any guarantee payments with respect to any guarantee of the debt securities of any subsidiary that ranks equal with or junior to the junior subordinated debentures.

     Should Litchfield exercise its rights to defer payments of interest on the junior subordinated debentures, you will be required to include accumulated distributions in your gross income for United States federal income tax purposes before you actually receive the related cash distributions.

  Redemption

     The trust will redeem all of the outstanding preferred securities when the junior subordinated debentures are paid at maturity on June 30, 2029 or otherwise become due. In addition, if Litchfield redeems any junior subordinated debentures before their maturity, the trust will use the cash it receives on the redemption of the junior subordinated debentures to redeem, on a pro rata basis, preferred securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debentures redeemed.

     Litchfield will have the right to redeem some or all of the junior subordinated debentures before their maturity at 100% of their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption, on one or more occasions any time on or after June 30, 2004.

     Litchfield will also have the right to redeem the junior subordinated debentures, in whole but not in part, at any time at 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of redemption, if:

     - certain changes in tax or investment company law occur, each of which is a "special event" and is more fully described on page S-37, and

     - the junior subordinated debentures are redeemed within 90 days of the occurrence of the special event.
--------------------------------------------------------------------------------

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  Preferred Securities Guarantee

     Litchfield will fully and unconditionally guarantee the trust's payment obligations with respect to the preferred securities to the extent described in this prospectus supplement and the accompanying prospectus. Under the preferred securities guarantee, Litchfield will guarantee the trust's payment obligations only to the extent the trust has sufficient funds to make payments on the preferred securities. If Litchfield does not make payments on the junior subordinated debentures, the trust will not have sufficient funds to make payments on the preferred securities. Litchfield's obligations under the preferred securities guarantee are junior to its obligations to make payments on all of its other liabilities, except as discussed elsewhere in this prospectus supplement.

  Conditional Right to Shorten Maturity

     Litchfield may shorten the stated maturity of the junior subordinated debentures to as early as September 30, 2018, if certain tax events relating to non-deductibility of interest payments on the junior subordinated debentures occur (as more fully described on page S-53). If Litchfield exercises this option, the trust will redeem all of the outstanding preferred securities when the junior subordinated debentures are paid on their new maturity date.

  Distribution of Junior Subordinated Debentures

     Litchfield has the right to dissolve the trust at any time. If Litchfield decides to exercise its right to dissolve the trust, the trust will redeem the preferred securities by distributing the junior subordinated debentures to you and to Litchfield, as holder of the common securities, on a pro rata basis. If the trust distributes the junior subordinated debentures, Litchfield will use its best efforts to have the junior subordinated debentures listed on the Nasdaq National Market or on such other exchange or automated quotation system as the preferred securities are then listed.

  Liquidation Amount

     In the event the trust is liquidated and the junior subordinated debentures are not distributed to you, you will generally be entitled to receive $10 per preferred security plus an amount equal to any accumulated and unpaid distributions on each preferred security to the date of payment.

  Form of Preferred Securities

     The preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of Cede & Co., as nominee for The Depository Trust Company. This means that you will not receive a certificate for your preferred securities. Your beneficial interest in the preferred securities will be evidenced by, and transfers thereof will be effected only through, records maintained by the participants in The Depository Trust Company. The preferred securities will be ready for delivery through The Depository Trust Company on or about May 19, 1999.

  Listing on the Nasdaq National Market

     The trust has applied to have the preferred securities listed on the Nasdaq National Market under the symbol "LTCHP." If approved for listing, we expect trading to commence within 30 days after the preferred securities are first issued. You should be aware that the listing of the preferred securities will not necessarily ensure that a liquid trading market will develop or remain for the preferred securities.
--------------------------------------------------------------------------------

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Certain amounts in the 1994 through 1996 financial information have been restated to conform to the 1997 and 1998 presentation.

                                                          YEAR ENDED DECEMBER 31,
                                       --------------------------------------------------------------
                                          1994         1995         1996         1997         1998
                                       ----------   ----------   ----------   ----------   ----------
STATEMENT OF INCOME DATA:
Revenues:
  Interest and fees on loans.........  $    5,669   $   11,392   $   14,789   $   19,374   $   25,736
  Gain on sale of loans..............       4,847        5,161        7,331        8,564       10,691
  Servicing and other income.........         459          908        1,576        1,753        2,379
                                       ----------   ----------   ----------   ----------   ----------
     Total revenues..................      10,975       17,461       23,696       29,691       38,806
                                       ----------   ----------   ----------   ----------   ----------
Expenses:
  Interest expense...................       3,158        6,138        7,197       10,675       14,265
  Salaries and employee benefits.....       1,776        2,798        2,824        3,399        4,806
  Other operating expenses...........       1,164        2,120        3,147        3,480        3,834
  Provision for loan losses..........         559          890        1,954        1,400        1,532
                                       ----------   ----------   ----------   ----------   ----------
     Total expenses..................       6,657       11,946       15,122       18,954       24,437
                                       ----------   ----------   ----------   ----------   ----------
Income before income taxes and
  extraordinary item.................       4,318        5,515        8,574       10,737       14,369
Provision for income taxes...........       1,619        2,066        3,301        4,134        5,537
                                       ----------   ----------   ----------   ----------   ----------
Income before extraordinary item.....       2,699        3,449        5,273        6,603        8,832
Extraordinary item...................        (126)          --           --         (220)         (77)
                                       ----------   ----------   ----------   ----------   ----------
  Net income.........................  $    2,573   $    3,449   $    5,273   $    6,383   $    8,755
                                       ==========   ==========   ==========   ==========   ==========
Basic per common share amounts:
  Income before extraordinary item...  $      .66   $      .80   $      .97   $     1.19   $     1.41
  Extraordinary item.................        (.03)          --           --         (.04)        (.01)
                                       ----------   ----------   ----------   ----------   ----------
  Net income per share...............  $      .63   $      .80   $      .97   $     1.15   $     1.40
                                       ==========   ==========   ==========   ==========   ==========
Basic weighted average number of
  shares outstanding.................   4,116,684    4,315,469    5,441,636    5,572,465    6,273,638
Diluted per common share amounts:
  Income before extraordinary item...  $      .63   $      .76   $      .93   $     1.12   $     1.34
  Extraordinary item.................        (.03)          --           --         (.04)        (.01)
                                       ----------   ----------   ----------   ----------   ----------
  Net income per share...............  $      .60   $      .76   $      .93   $     1.08   $     1.33
                                       ==========   ==========   ==========   ==========   ==========
Diluted weighted average number of
  shares outstanding.................   4,282,884    4,524,607    5,682,152    5,909,432    6,604,367
Cash dividends declared per common
  share..............................  $      .03   $      .04   $      .05   $      .06   $      .07
OTHER STATEMENT OF INCOME DATA:
Income before extraordinary item as a
  percentage of revenues.............        24.6%        19.8%        22.3%        22.3%        22.8%
Ratio of EBITDA to interest
  expense............................        3.31         2.44         2.90         2.17         2.13
Ratio of earnings to fixed charges...        2.37         1.90         2.19         2.01         2.01
Return on average assets (before
  extraordinary item)................         4.6%         3.7%         4.0%         3.8%         3.7%
Return on average equity (before
  extraordinary item)................        17.2%        16.6%        13.3%        14.1%        13.2%

--------------------------------------------------------------------------------
           SUMMARY CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 DECEMBER 31,
                                           --------------------------------------------------------
                                             1994        1995        1996        1997        1998
                                           --------    --------    --------    --------    --------
BALANCE SHEET DATA:
Total assets.............................  $ 63,487    $112,459    $152,689    $186,790    $293,882
Loans held for sale (net of allowance)...    11,094      14,380      12,260      16,366      19,750
Other loans (net of allowance)...........    15,790      33,613      79,996      86,307     191,292
Retained interests in loan sales (net of
  recourse obligation)...................    11,996      22,594      28,912      30,299      28,883
Secured debt.............................     5,823       9,836      43,727       5,387      50,521
Unsecured debt...........................    29,896      47,401      46,995     105,347     134,588
Stockholders' equity.....................    16,610      37,396      42,448      52,071      82,094

                                                           YEAR ENDED DECEMBER 31,
                                           --------------------------------------------------------
                                             1994        1995        1996        1997        1998
                                           --------    --------    --------    --------    --------
OTHER FINANCIAL DATA:
Loans purchased and originated...........  $ 59,798    $121,046    $133,750    $184,660    $375,292
Loans sold...............................    40,116      65,115      54,936      98,747     144,762
Loans participated.......................        --          --          --       6,936       3,569
Serviced Portfolio.......................   105,013     176,650     242,445     304,102     466,912
Loans serviced for others................    72,731     111,117     129,619     179,790     238,132
Dealer/developer reserves................     6,575       9,644      10,628      10,655       9,979
Allowance for loan losses (includes
  estimated recourse obligation for loans
  sold)..................................     1,264       3,715       4,528       5,877       6,707
Allowance ratio..........................      1.20%       2.10%       1.87%       1.93%       1.44%
Delinquency ratio........................       .93%       1.73%       1.34%       1.20%       0.95%
Net charge-off ratio.....................       .38%        .67%        .94%        .74%        .58%
Non-performing asset ratio...............      1.02%       1.35%       1.57%       1.03%       0.84%

---------------
The information shown above is explained further by the following:

     - The ratio of EBITDA to interest expense is required to be calculated for the twelve month period immediately preceding each calculation date, pursuant to the terms of the indentures to which Litchfield is subject. For the years ended December 31, 1994, 1995 and 1996, EBITDA is defined as earnings before deduction of taxes, depreciation, interest expense, amortization of debt costs and amortization of retained interests in loan sales, but after deduction for any extraordinary item. For the years ended December 31, 1997 and 1998 EBITDA is defined as earnings before deduction of taxes, depreciation, interest expense and amortization of debt costs, but after deduction for any extraordinary item.

     - For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items and fixed charges. Fixed charges consist of interest charges and the amortization of debt expense.

     - The Serviced Portfolio consists of the principal amount of loans serviced by or on behalf of Litchfield, except loans participated without recourse to Litchfield.

     - The allowance ratio is the amount of allowances for loan losses divided by the amount of the Serviced Portfolio.

     - The delinquency ratio is the amount of delinquent loans divided by the amount of the Serviced Portfolio. Delinquent loans are those which are 31 days or more past due which are not covered by dealer/developer reserves or guarantees and not included in other real estate owned.

     - The net charge-off ratio is determined by dividing the amount of net charge-offs for the period by amount of the average Serviced Portfolio for the period.

     - The non-performing asset ratio is determined by dividing the sum of the amount of those loans which are 91 days or more past due and other real estate owned by the amount of the Serviced Portfolio.

--------------------------------------------------------------------------------
RECENT DEVELOPMENTS:

     Litchfield's net income for the first quarter of 1999 was $2,278,000 or $.32 per share on a diluted basis compared with net income of $1,550,000 or $.26 per share on a diluted basis for the first quarter of 1998. These results represent a 47% increase in net income and a 23% increase in diluted net income per share. Litchfield's revenues for the first quarter of 1999 increased 39% to $11,075,000 from $7,953,000 for the first quarter of 1998.

     Litchfield's first quarter 1999 originations were $98.0 million, representing a 45% increase from $67.5 million in the first quarter of 1998. During the first quarter of 1999, Litchfield's land, timeshare and financial services businesses originated $20.1 million, $47.8 million and $30.1 million, respectively, compared to $22.1 million, $22.2 million and $23.2 million, respectively, for the first quarter of 1998.
--------------------------------------------------------------------------------

                                  RISK FACTORS

     Your investment in the preferred securities will involve some risks. You should carefully consider the following discussion of risks and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether an investment in the preferred securities is appropriate for you.

RISK FACTORS RELATING TO THE PREFERRED SECURITIES

LITCHFIELD'S OBLIGATIONS UNDER THE JUNIOR SUBORDINATED DEBENTURES ARE SUBORDINATED TO ITS OTHER OBLIGATIONS.

     Litchfield's obligations under the junior subordinated debentures are unsecured and will rank junior in priority of payment to its senior debt, as more fully described on pages 17, 18 and 19 of the accompanying prospectus. This means that Litchfield cannot make any payments of principal, including redemption payments, or interest on the junior subordinated debentures if it defaults on a payment on its senior debt. In the event of the bankruptcy, liquidation or dissolution of Litchfield, its assets would be available to pay obligations under the junior subordinated debentures only after all payments had been made on its senior debt. As of December 31, 1998, Litchfield had approximately $185,109,000 of senior debt. Also, the junior subordinated debentures will be effectively subordinated to all indebtedness and other obligations, including trade payables, of Litchfield. As of December 31, 1998, the indebtedness and other obligations of Litchfield totaled approximately $211,788,000.

     The preferred securities, the preferred securities guarantee and the junior subordinated debentures do not limit the ability of Litchfield and its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the junior subordinated debentures and the preferred securities guarantee.

THE PREFERRED SECURITIES GUARANTEE ONLY GUARANTEES PAYMENTS IF THE TRUST HAS CASH AVAILABLE.

     The ability of the trust to pay distributions on the preferred securities, to pay the redemption price of the preferred securities and to pay the liquidation amount of each preferred security depends upon Litchfield making the related payments on the junior subordinated debentures when due.

     If Litchfield defaults on its obligations to pay principal or interest on the junior subordinated debentures, the trust will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each preferred security. In those circumstances, you will not be able to rely upon the preferred securities guarantee for payment of these amounts. Instead, you may:

     - directly sue Litchfield or seek other remedies to collect your pro rata share of payments owed; or

     - rely on the Property Trustee to enforce the trust's rights under the junior subordinated debentures.

LITCHFIELD'S ABILITY TO DEFER INTEREST PAYMENTS ON THE JUNIOR SUBORDINATED DEBENTURES HAS TAX CONSEQUENCES FOR YOU AND MAY AFFECT THE MARKET PRICE OF THE PREFERRED SECURITIES.

     Litchfield can, on one or more occasions, defer interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods unless an event of default under the junior subordinated debentures has occurred and is continuing. Litchfield, however, cannot defer interest payments beyond the maturity date of the junior subordinated debentures, which is June 30, 2029. If Litchfield defers interest payments on the junior subordinated debentures, the trust will also defer payment of distributions on the preferred and common securities. During a deferral period, distributions will continue to accumulate on the preferred and common securities. Also, additional distributions will accumulate on any deferred distributions at an annual rate of 10%, to the extent permitted by law.

     If Litchfield exercises its right to defer payments of interest on the junior subordinated debentures, you will be required to accrue interest income, as original issue discount, the deferred stated interest allocable to your share of preferred securities for United States federal income tax purposes. As a result, you will include this income in gross income for United States federal income tax purposes before you receive any cash distributions. In addition, you will not receive cash from the trust related to this income if you dispose of your preferred securities prior to the record date on which distributions of these amounts are made. You should also consult with your own tax advisor about the tax consequences of an investment in the preferred securities.

     Litchfield does not currently intend to defer interest payments on the junior subordinated debentures. However, if Litchfield exercises its right to defer interest payments in the future, the market price of the preferred securities may not fully reflect the value of accrued but unpaid interest on the junior subordinated debentures. If you sell preferred securities during an interest deferral period, you may not receive the same return on investment as someone who continues to hold preferred securities. In addition, the existence of Litchfield's right to defer interest payments on the junior subordinated debentures could make the market price for the preferred securities more volatile than other securities that are not subject to these rights.

THE TRUST MAY REDEEM THE PREFERRED SECURITIES IF CERTAIN TAX CHANGES OCCUR OR IF THE TRUST IS REQUIRED TO REGISTER AS AN "INVESTMENT COMPANY."

     If a special event, as more fully described on page S-37, occurs and is continuing, Litchfield has the right to redeem all of the junior subordinated debentures at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date. If Litchfield redeems the junior subordinated debentures when a special event occurs, the trust will use the cash it receives from the redemption of the junior subordinated debentures to redeem the preferred and common securities.

THE PREFERRED SECURITIES MAY BE REDEEMED ON OR AFTER JUNE 30, 2004 AT LITCHFIELD'S OPTION.

     Litchfield may redeem the junior subordinated debentures at its option, in whole or in part, at any time on or after June 30, 2004. The redemption price will equal 100% of the principal amount to be redeemed plus any accrued and unpaid interest to, but excluding, the redemption date. You should assume that Litchfield will exercise its redemption option if it is able to refinance the junior subordinated debentures at a lower interest rate or if it is otherwise in Litchfield's interest to redeem the junior subordinated debentures. If this redemption occurs, the trust will use the cash it receives from the redemption of the junior subordinated debentures to redeem an equivalent amount of preferred and common securities on a pro rata basis.

DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES MAY BE A TAXABLE EVENT.

     Litchfield has the right to terminate the trust at any time. If Litchfield decides to exercise its right to terminate the trust, the trust will redeem the preferred and common securities by distributing the junior subordinated debentures to you and Litchfield, as holder of the common securities, on a pro rata basis.

     Under current United States federal income tax laws, a distribution of junior subordinated debentures on the dissolution of the trust would not be a taxable event to you. Nevertheless, if the trust is classified for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the junior subordinated debentures would be a taxable event to you. If there is a change in law, a distribution of junior subordinated debentures on the dissolution of the trust could also be a taxable event to you.

     Litchfield does not currently intend to terminate the trust and distribute the junior subordinated debentures. However, there are no restrictions on its ability to do so at any time. Litchfield anticipates that it would consider exercising this right if expenses associated with maintaining the trust were substantially greater than currently expected, such as if a special event occurred. Litchfield cannot predict other circumstances under which this right would be exercised.

     Litchfield cannot predict the market prices for the junior subordinated debentures that may be distributed. Accordingly, the junior subordinated debentures that you receive on a distribution, or the preferred securities you hold pending a distribution, may trade at a discount to the price that you paid to purchase the preferred securities. If the junior subordinated debentures are distributed to the holders of preferred securities if the trust is liquidated, we will use our best efforts to list the junior subordinated debentures on the Nasdaq National Market or SmallCap Market or the stock exchange on which the preferred securities are then listed. However, we cannot assure you that the exchange will approve the junior subordinated debentures for listing or that a trading market will exist for the junior subordinated debentures.

     Because you may receive junior subordinated debentures, you should make an investment decision with regard to the junior subordinated debentures in addition to the preferred securities. You should carefully review all the information regarding the junior subordinated debentures contained in this prospectus supplement and the accompanying prospectus.

TRADING PRICES OF THE PREFERRED SECURITIES MAY NOT REFLECT THE VALUE OF ACCRUED BUT UNPAID INTEREST.

     The preferred securities constitute a new issue of securities with no established trading market. The preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying junior subordinated debentures. If you dispose of your preferred securities between record dates for payments of distributions, you will be required to include accrued but unpaid interest on the junior subordinated debentures through the date of disposition in income as ordinary income. You also must add that amount to your adjusted tax basis in your pro rata share of the underlying junior subordinated debentures deemed disposed of. Accordingly, you will recognize a capital loss to the extent the selling price, which may not fully reflect the value of accrued but unpaid interest, is less than your adjusted tax basis, which will include accrued but unpaid interest. Subject to limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

AN ACTIVE MARKET FOR THE PREFERRED SECURITIES MAY NOT DEVELOP.

     Prior to this offering, there has been no public market for the preferred securities. The underwriters currently plan to make a market in the preferred securities. However, Litchfield cannot assure you the underwriters will engage in these activities or that an active trading market for the preferred securities will develop or be sustained. If this market develops, the preferred securities could trade at prices that may be higher or lower than their offering price depending upon many factors, including prevailing interest rates, Litchfield's operating results and the markets for similar securities.

YOU WILL HAVE LIMITED VOTING RIGHTS.

     As a holder of preferred securities, you will have limited voting rights relating only to the modification of the preferred securities and, in some circumstances, the exercise of the trust's rights as holder of the junior subordinated debentures and the preferred securities guarantee. Only Litchfield can replace or remove any of the trustees or increase or decrease the number of trustees.

RISK FACTORS RELATING TO LITCHFIELD

LITCHFIELD'S BUSINESS IS SUBJECT TO VARIOUS BUSINESS RISKS.

     The level of Litchfield's revenues depends on demand for the type of loans originated, purchased, sold and serviced by Litchfield from both potential borrowers and investors. Future declines in real estate values, changes in prevailing interest rates and changes in the availability of attractive returns on alternative investments each could make loans of the type originated, purchased, sold and serviced by Litchfield less attractive to borrowers and investors.

LITCHFIELD HAS A CONTINUOUS NEED TO RAISE CAPITAL TO FINANCE GROWTH.

     Litchfield has a constant need for working capital to fund the growth of its business and, as a result, generally has experienced negative cash flows from operations. Historically, Litchfield has funded negative cash flows from operations by borrowing under secured lines of credit and issuing long-term debt and equity securities. There can be no assurance that Litchfield will continue to be able to obtain financing or raise capital on terms satisfactory to Litchfield. Litchfield's ability to raise capital could be harmed by adverse conditions in the capital and credit markets, as well as by Litchfield's performance. To the extent Litchfield cannot raise additional funds, it could materially harm its operations and its ability to repay the junior subordinated debentures.

A GENERAL ECONOMIC SLOWDOWN COULD ADVERSELY EFFECT LITCHFIELD'S BUSINESS.

     The business risks associated with Litchfield's business become more acute in an economic slowdown. That environment is generally characterized by decreased demand for rural and vacation real estate and timeshare interests and declining real estate values in many areas of the country. Delinquencies, foreclosures and loan losses generally increase during economic slowdowns or recessions, and any future slowdowns could harm the future operations of Litchfield.

INCREASES IN INTEREST RATES COULD CAUSE LITCHFIELD'S VARIABLE RATE LIABILITIES TO EXCEED ITS VARIABLE RATE ASSETS.

     Litchfield's interest and fees on loans, gain on sale of loans and interest expense are affected by changes in interest rates. Litchfield could be harmed by interest rate increases if its variable rate liabilities exceed its variable rate assets or if the rates on its variable rate liabilities increase sooner or to a greater extent than the rates on its variable rate assets.

LITCHFIELD'S LOANS ARE SUBJECT TO DELINQUENCY AND DEFAULT RISK.

     General downturns in the economy and other factors beyond Litchfield's control may increase Litchfield's delinquency and default rates. Litchfield's acquisition and development loans and, to a lesser extent, its hypothecation loans have a greater concentration of credit risk due to their larger size and, in the case of acquisition and development loans, their development and marketing risk.

     Litchfield's timeshare interest business is subject to some risks associated with timeshare interest ownership. Although individual timeshare interest owners are obligated to make payments under their notes irrespective of any defect in, damage to, or change in conditions of the vacation resort, or of any breach of contract by the property owners association to provide certain services to the timeshare interest borrowers, or of any other loss of benefits of ownership of their unit weeks, any of this type of material defect, damage, change, breach of contract, or loss of benefits is likely to result in a delay in payment or default by a substantial number of the borrowers whose timeshare interests are affected. The amounts realized on foreclosure and resale or liquidation of timeshare interests are generally significantly less than the amounts realized on other types of defaulted loans.

PREPAYMENTS AND DEFAULTS IN EXCESS OF PROJECTED AMOUNTS COULD REDUCE EARNINGS.

     A significant portion of Litchfield's revenues historically has been comprised of gains on sales of loans. The gains are recorded in Litchfield's revenues and on its balance sheet as retained interests on loan sales at the time of sale, and the amount of gains recorded is based in part on management's estimates of future prepayment and default rates and other considerations in light of then-current conditions. If actual prepayments occur more quickly than was projected at the time loans were sold, as can occur when interest rates decline, interest would be less than expected and earnings would be charged in the current period. If actual defaults are greater than estimated, charge-offs would exceed previously estimated amounts and earnings would be charged in the current period.

LITCHFIELD IS MAKING LARGER LOANS OF TYPES THAT ENTAIL A GREATER CONCENTRATION OF CREDIT RISK.

     Litchfield has increased the number and average principal amount of its hypothecation and acquisition and development loans. Acquisition and development loans are larger commercial loans to land dealers and resort developers and, consequently, have a greater concentration of credit risk than Litchfield's purchased loans. Acquisition and development loans for timeshare resorts are also subject to greater risk because their repayment depends on the successful completion of the development of the resort and the subsequent successful sale of a substantial portion of the resort's timeshare interests.

     Litchfield has historically made hypothecation loans to land dealers and resort developers secured by land loans and timeshare loans, respectively. Hypothecation loans are commercial loans that have significantly larger balances than Litchfield's purchased loans and, consequently, have a greater concentration of credit risk which is only partially offset by the lesser concentration of credit risk of the underlying collateral. As of December 31, 1998, Litchfield's five largest hypothecation loan relationships had aggregate loan balances ranging from $10.8 million to $21.5 million.

     In addition, Litchfield has expanded its marketing of hypothecation loans to include loans to other finance companies secured by other types of collateral. These loans may be subject to additional risk because Litchfield has relatively less experience with these other types of collateral.

LITCHFIELD'S RESULTS MAY FLUCTUATE SIGNIFICANTLY FROM ONE QUARTER TO THE NEXT.

     Since gains on sales of loans are a significant portion of Litchfield's revenues, the timing of loan sales has a significant effect on Litchfield's quarterly results of operations, and the results of one quarter are not necessarily indicative of results for the next quarter.

LITCHFIELD HAS COMMITTED TO GUARANTEE OR REPURCHASE SOME OF THE LOANS IT SELLS TO INVESTORS.

     In connection with some of Litchfield's whole loan sales to investors, Litchfield has committed to repurchase loans that become 90 days past due. These contingent obligations are subject to various terms and conditions, including limitations on the amounts of loans which must be repurchased. Litchfield has also guaranteed payment of mortgage loans included in some of its mortgage securitization programs. As of December 31, 1998, Litchfield had outstanding contingent repurchase obligations in the aggregate amount of approximately $12.8 million. In addition, when Litchfield sells mortgage loans through mortgage securitization programs, Litchfield commits to replace any loans that do not conform to representations and warranties included in the operative loan sale documents.

LITCHFIELD'S COMPETITORS MAY HAVE GREATER FINANCIAL RESOURCES THAN LITCHFIELD.

     Some of Litchfield's competitors may have greater financial resources than Litchfield.

CHANGES IN GOVERNMENTAL REGULATIONS MAY RESTRICT LITCHFIELD'S ABILITY TO ORIGINATE OR SELL LOANS, AND MAY FURTHER LIMIT OR RESTRICT THE AMOUNT OF INTEREST AND OTHER CHARGES EARNED UNDER LITCHFIELD'S LOANS.

     The operations of Litchfield are subject to extensive regulation by federal, state and local government authorities and are subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, including among other things:

     - regulating credit granting activities;

     - establishing maximum interest rates and finance charges;

     - requiring disclosures to customers;

     - governing secured transactions and setting collection;

     - repossession and claims handling procedures and;

     - other trade practices.

     In addition, some states have enacted legislation which restricts the subdivision of rural land, and numerous states have enacted regulations in connection with time share interests. More restrictive laws, rules and regulations or interpretations thereof may be adopted in the future which could:

     - make compliance much more difficult or expensive;

     - restrict Litchfield's ability to originate or sell loans;

     - further limit or restrict the amount of interest and other charges earned under loans originated or purchased by Litchfield; or

     - otherwise adversely affect the business or prospects of Litchfield.

LITCHFIELD MAY INCUR SIGNIFICANT LIABILITY FOR THE REMOVAL OF HAZARDOUS SUBSTANCES OR WASTE THAT COULD BE DISCOVERED ON PROPERTIES LITCHFIELD ACQUIRES BY FORECLOSURE.

     In the course of its business, Litchfield has acquired, and may in the future acquire, properties securing defaulted loans. Although substantially all of Litchfield's land loans are secured by mortgages on rural land, there is a risk that hazardous substances or waste could be discovered on these properties after foreclosure by Litchfield. In that event, Litchfield might be required to remove these substances from the affected properties at its sole cost and expense. Litchfield cannot assure you that the cost of the removal would not substantially exceed the value of the affected properties or the loans secured by the properties, that it would have adequate remedies against the prior owner or other responsible parties, or that it could sell the affected properties either before or after any removal.

LITCHFIELD DEPENDS ON ITS SENIOR MANAGEMENT.

     Litchfield's success depends upon the continued contributions of its senior management. The loss of services of some of Litchfield's executive officers could harm Litchfield's business. Litchfield maintains key man insurance on the life of one member of its senior management, Chief Executive Officer and President, Richard A. Stratton.

LITCHFIELD'S SYSTEMS MAY NOT BE YEAR 2000 COMPLIANT.

     Litchfield uses and depends on a significant number of computer software programs and operating systems to conduct its business. Litchfield believes that substantially all of its operating systems are year 2000 compliant. To the extent that Litchfield relies on outside software vendors, year 2000 compliance matters will not be within Litchfield's direct control. In addition, Litchfield has relationships with vendors, customers and other third parties that rely on computer software that may not be year 2000 compliant. There can be no assurance that year 2000 compliance failures by Litchfield and such third parties will not harm Litchfield's performance.

                                USE OF PROCEEDS

     The trust will invest all of the proceeds from the sale of the preferred securities in junior subordinated debentures issued by Litchfield. Litchfield anticipates that the net proceeds from the sale of the junior subordinated debentures will be used to support its business activities, as capital to support senior indebtedness and for other general corporate purposes.

                              ACCOUNTING TREATMENT

     For financial reporting purposes, the trust will be treated as a subsidiary of Litchfield and, accordingly, the accounts of the trust will be included in the financial statements of Litchfield. The preferred securities will be reflected in the consolidated balance sheets of Litchfield as "Litchfield Obligated Mandatorily Redeemable Preferred Securities of Trust Subsidiaries Holding Solely Debentures of Litchfield" and appropriate disclosures about the preferred securities, the preferred securities guarantee and the junior subordinated debentures will be included in Litchfield's notes to consolidated financial statements.

                        LITCHFIELD FINANCIAL CORPORATION

OVERVIEW

     Litchfield purchases consumer loans (the "Purchased Loans") consisting primarily of loans to purchasers of rural and vacation properties ("Land Loans") and vacation ownership interests popularly known as timeshare interests ("VOI Loans"). Litchfield also provides financing to rural land dealers, timeshare resort developers and other finance companies secured by receivables ("Hypothecation Loans") and to dealers and developers for the acquisition and development of rural land and timeshare resorts ("A&D Loans"). In addition, Litchfield purchases other loans, such as consumer home equity loans, mortgages and construction loans and tax lien certificates, and provides financing to other businesses secured by receivables or other assets ("Other Loans").

BUSINESS STRATEGY

     Litchfield was founded in November 1988. Litchfield's strategy has been to build its serviced portfolio (the "Serviced Portfolio") consisting of the principal amount of loans serviced by or on behalf of Litchfield (except loans participated without recourse to Litchfield) by acquiring loan portfolios from rural land dealers, resort developers and financial institutions and by providing loans to such dealers and developers and other businesses secured by consumer receivables. Litchfield also provides A&D Loans in order to have the opportunity to finance additional receivables generated by these A&D Loans. As part of its business and financing strategy, Litchfield seeks niche markets where its underwriting expertise and ability to provide value-added services enable it to distinguish itself from its competitors and earn an attractive rate of return on its invested capital. Initially, Litchfield pursued this strategy by financing consumer Land Loans through a land dealer network and portfolio acquisitions. Subsequently, Litchfield extended its strategy to financing consumer VOI Loans and providing Hypothecation Loans to land dealers and resort developers. In 1995, Litchfield significantly expanded its financing of VOI Loans when it acquired approximately $41.5 million of VOI related loans and assets as part of its purchase of the Government Employees Financial Corporation ("GEFCO") portfolio. In 1997, Litchfield expanded its financing of Hypothecation Loans to other finance companies ("Financial Services Loans") secured by other types of collateral. Litchfield expects to continue to expand its Financial Services lending. These loans may be larger than Litchfield's average Hypothecation Loans and may provide Litchfield an option to take an equity position in the borrower. Litchfield's objective is to identify other lending opportunities or lines of business to diversify its portfolio as it did with VOI Loans and Hypothecation Loans.

     Management believes that the marketing and operating strategies implemented by Litchfield have enabled it to provide financing to parties whose needs have been historically underserved in a highly fragmented and inefficient market. In doing so, Litchfield has increased its earnings per share during each of its full years of operations.

CHARACTERISTICS OF THE SERVICED PORTFOLIO, LOAN PURCHASES AND ORIGINATIONS

     The following table shows the growth in the diversity of the Serviced Portfolio from primarily Purchased Loans to a mix of Purchased Loans, Hypothecation Loans, A&D Loans and Other Loans:

                                                           DECEMBER 31,
                                             -----------------------------------------
                                             1994     1995     1996     1997     1998
                                             -----    -----    -----    -----    -----
Purchased Loans............................   85.3%    81.6%    67.1%    56.6%    38.4%
Hypothecation Loans........................    9.0     12.5     20.7     26.9     35.2
A&D Loans..................................    3.3      3.1      8.7     13.7     11.2
Other Loans................................    2.4      2.8      3.5      2.8     15.2
                                             -----    -----    -----    -----    -----
          Total............................  100.0%   100.0%   100.0%   100.0%   100.0%
                                             =====    =====    =====    =====    =====

     The following table shows the growth in the diversity of Litchfield's originations from primarily Purchased Loans to a mix of Purchased Loans, Hypothecation Loans, A&D Loans and Other Loans:

                                                           DECEMBER 31,
                                             -----------------------------------------
                                             1994     1995     1996     1997     1998
                                             -----    -----    -----    -----    -----
Purchased Loans............................   67.6%    71.4%    49.9%    30.3%    14.9%
Hypothecation Loans........................   22.2     20.9     29.6     37.1     48.6
A&D Loans..................................    6.0      3.1     14.4     24.0     10.2
Other Loans................................    4.2      4.6      6.1      8.6     26.3
                                             -----    -----    -----    -----    -----
          Total............................  100.0%   100.0%   100.0%   100.0%   100.0%
                                             =====    =====    =====    =====    =====

  (1) Purchased Loans

     Litchfield provides indirect financing to consumers through a large number of experienced land dealers and resort developers from which it regularly purchases Land and VOI Loans. The land dealers and resort developers make loans to consumers generally using Litchfield's standard forms and subject to Litchfield's underwriting criteria. Litchfield then purchases such loans from the land dealer or resort developer on an individually approved basis in accordance with its credit guidelines.

     Each land dealer and resort developer from whom Litchfield purchases loans is interviewed by Litchfield and approved by its credit committee. Management evaluates each land dealer's and resort developer's experience, financial statements and credit references and inspects a substantial portion of the land dealer's and resort developer's inventory of land or VOIs prior to approval of loan purchases.

     In order to enhance the creditworthiness of loans purchased from land dealers and resort developers, Litchfield typically requires land dealers and resort developers to guarantee payment of the loans and typically retains a portion of the amount payable by Litchfield to each land dealer and resort developer on the purchase of the loan. The retained portion, or reserve, is released to the land dealer or resort developer as the related loan is repaid.

     Prior to purchasing Land or VOI Loans, Litchfield evaluates the credit and payment history of each borrower in accordance with its underwriting guidelines, performs borrower interviews on a sample of loans, reviews the documentation supporting the loans for completeness and obtains an appropriate opinion from local legal counsel. Litchfield purchases only those loans which meet its credit standards.

     Litchfield also purchases portfolios of seasoned loans primarily from land dealers and resort developers. The land dealers or resort developers generally guarantee the loans sold and Litchfield generally withholds a reserve as described above. Management believes that the portfolio acquisition program is attractive to land dealers and resort developers because it provides them with liquidity to purchase additional inventory. Litchfield also purchases portfolios of seasoned loans from financial institutions and others. Sellers generally do not guarantee such loans, but estimated loan losses are considered in establishing the purchase price.

     In evaluating such seasoned portfolios, Litchfield conducts its normal review of the borrower's documentation, payment history and underlying collateral. However, Litchfield may not always be able to reject individual loans.

     Litchfield's portfolio of Purchased Loans is secured by property located in 39 states.

                                                         PRINCIPAL AMOUNT OF LOANS
                                                    ------------------------------------
                                                                DECEMBER 31,
                                                    ------------------------------------
                                                    1994    1995    1996    1997    1998
                                                    ----    ----    ----    ----    ----
Southwest.........................................   19%     16%     26%     30%     32%
South.............................................   37      31      31      31      30
West..............................................    3      20      20      17      19
Mid-Atlantic......................................   16      16      10      10       8
Northeast.........................................   25      17      13      12      11
                                                    ---     ---     ---     ---     ---
          Total...................................  100%    100%    100%    100%    100%
                                                    ===     ===     ===     ===     ===

     a.  Land Loans

     Dealers from whom Litchfield purchases Land Loans are typically closely-held firms with annual revenues of less than $3.0 million. Dealers generally purchase large rural tracts (generally 100 or more acres) from farmers or other owners and subdivide the property into one to twenty acre parcels for resale to consumers. Generally, the subdivided property is not developed significantly beyond the provision of graded access roads. In recreational areas, sales are made primarily to urban consumers who wish to use the property for a vacation or retirement home or for recreational purposes such as fishing, hunting or camping. In other rural areas, sales are more commonly made to persons who will locate a manufactured home on the parcel. During the year ended December 31, 1998, Litchfield acquired approximately $53.7 million of Land Loans. The aggregate principal amount of Land Loans purchased from individual dealers during the year ended December 31, 1998 varied from a low of approximately $9,000 to a high of approximately $4.7 million. As of December 31, 1998, the five largest dealers accounted for approximately 20.6% of the principal amount of the Land Loans in the Serviced Portfolio, and no single dealer accounted for more than 5.4%.

     As of December 31, 1998, 34.3% of the Serviced Portfolio consisted of Land Loans with an average principal balance of approximately $13,100. The following table sets forth as of December 31, 1998, the distribution of Land Loans in Litchfield's Serviced Portfolio:

                                                   PERCENTAGE OF                 PERCENTAGE OF
                                    PRINCIPAL        PRINCIPAL      NUMBER OF      NUMBER OF
PRINCIPAL BALANCE                     AMOUNT          AMOUNT          LOANS          LOANS
-----------------                  ------------    -------------    ---------    -------------
Less than $10,000................  $ 28,936,000         18.1%         5,581           45.7%
$10,000-$19,999..................    61,138,000         38.2          4,287           35.1
$20,000 and greater..............    70,024,000         43.7          2,343           19.2
                                   ------------        -----         ------          -----
          Total..................  $160,098,000        100.0%        12,211          100.0%
                                   ============        =====         ======          =====

     As of December 31, 1998, the weighted average interest rate of the Land Loans included in Litchfield's Serviced Portfolio was 12.0% and the weighted average remaining maturity was 12 years. The following table sets forth as of December 31, 1998 the distribution of interest rates payable on the Land Loans:

                                                                           PERCENTAGE OF
                                                            PRINCIPAL        PRINCIPAL
INTEREST RATE                                                 AMOUNT          AMOUNT
-------------                                              ------------    -------------
Less than 12.0%..........................................  $ 55,332,000         34.6%
12.0% - 13.9%............................................    81,256,000         50.7
14.0% and greater........................................    23,510,000         14.7
                                                           ------------        -----
          Total..........................................  $160,098,000        100.0%
                                                           ============        =====

     As of December 31, 1998, Litchfield's Land Loan borrowers resided in 50 states, the District of Columbia and ten territories or foreign countries.

     b.  VOI Loans

     Litchfield purchases VOI Loans from various resort developers. Litchfield generally targets small to medium size resorts with completed amenities and established property owners associations. These resorts participate in programs that permit purchasers of VOIs to exchange their timeshare intervals for timeshare intervals in other resorts around the world. During the year ended December 31, 1998, Litchfield acquired approximately $2.4 million of VOI Loans. As of December 31, 1998, the five largest developers accounted for approximately 35.1% of the principal amount of the VOI Loans in the Serviced Portfolio, and no single developer accounted for more than 9.4%.

     As of December 31, 1998, 4.1% of the Serviced Portfolio consisted of VOI Loans, with an average principal balance of approximately $3,400. The following table sets forth as of December 31, 1998 the distribution of VOI Loans:

                                                   PERCENTAGE OF                 PERCENTAGE OF
                                     PRINCIPAL       PRINCIPAL      NUMBER OF      NUMBER OF
        PRINCIPAL BALANCE             AMOUNT          AMOUNT          LOANS          LOANS
        -----------------           -----------    -------------    ---------    -------------
Less than $4,000..................  $ 7,519,000         39.3%         3,615           64.8%
$4,000 - $5,999...................    6,530,000         34.2          1,316           23.6
$6,000 and greater................    5,070,000         26.5            649           11.6
                                    -----------        -----          -----         ------
          Total...................  $19,119,000        100.0%         5,580          100.0%
                                    ===========        =====          =====         ======

     As of December 31, 1998, the weighted average interest rate of the VOI Loans included in Litchfield's Serviced Portfolio was 14.6% and the weighted average remaining maturity was 3.7 years. The following table sets forth as of December 31, 1998 the distribution of interest rates payable on the VOI Loans:

                                                                           PERCENTAGE OF
                                                             PRINCIPAL       PRINCIPAL
INTEREST RATE                                                 AMOUNT          AMOUNT
-------------                                               -----------    -------------
Less than 14.0%...........................................  $ 8,147,000         42.6%
14.0% - 15.9%.............................................    4,482,000         23.4
16.0% and greater.........................................    6,490,000         34.0
                                                            -----------        -----
          Total...........................................  $19,119,000        100.0%
                                                            ===========        =====

     As of December 31, 1998, Litchfield's VOI borrowers resided in 50 states, the District of Columbia and four territories or foreign countries.

  (2) Hypothecation Loans

     Litchfield extends Hypothecation Loans to land dealers and resort developers and other businesses secured by receivables. Litchfield has expanded its marketing of Hypothecation Loans to include loans to other finance companies secured by other types of collateral. These loans may be larger than Litchfield's average Hypothecation Loans and may provide Litchfield with an option to take an equity position in the borrower. During the year ended December 31, 1998, Litchfield extended or acquired approximately $182.2 million of Hypothecation Loans, of which $26.5 million, or 14.5%, were secured by Land Loans, $84.2 million, or 46.2%, were secured by VOI Loans and $71.5 million, or 39.3%, were secured by other types of collateral such as tax lien certificates, accounts receivable and mortgages.

     Litchfield typically extends Hypothecation Loans based on advance rates of 75% to 90% of the eligible receivables which serve as collateral. Litchfield's Hypothecation Loans are typically made at variable rates based on the prime rate of interest plus 2% to 4%. As of December 31, 1998, Litchfield had $164.5 million of Hypothecation Loans outstanding, none of which were 31 days or more past due. During the three months ended March 31, 1998, Litchfield acquired a $17.0 million participation interest in a Hypothecation Loan from another financial institution. As planned, in May of 1998, the Company purchased the underlying receivables, which Litchfield reclassified as Other Loans. The proceeds of the receivables purchased were applied to pay off Litchfield's participation interest. At December 31, 1998, Hypothecation Loans ranged in size from less than $500 to $21.5 million with an average principal balance of $1,678,000. The five largest Hypothecation Loans represented 15.5% of the Serviced Portfolio.

  (3) A&D Loans

     Litchfield also makes A&D Loans to dealers and developers for the acquisition and development of rural and timeshare resorts in order to finance additional receivables generated by the A&D Loans. During the year ended December 31, 1998, Litchfield made $38.2 million of A&D Loans to land dealers and resort developers, of which $13.3 million, or 34.9%, were secured by land and $24.9 million, or 65.1%, were secured by timeshare resorts under development.

     Litchfield generally makes A&D Loans to land dealers and resort developers based on loan to value ratios of 60% to 80% at variable rates based on the prime rate plus 2% to 4%. As of December 31, 1998, Litchfield had $52.3 million of A&D Loans outstanding, none of which were 31 days or more past due. A&D Loans are secured by timeshare resort developments and rural land subdivisions in 16 states and one territory. A&D Loans range in size from $1,700 to $9.5 million with an average principal balance of $780,000. The five largest A&D Loans represent 4.7% of the Serviced Portfolio.

  (4) Other Loans

     At December 31, 1998, Other Loans consisted primarily of consumer home equity loans, mortgage and construction loans, other secured commercial loans and tax lien certificates. Historically, Litchfield has made or acquired certain other secured and unsecured loans as it has identified additional lending opportunities or lines of business for possible future expansion as it did with VOI Loans and Hypothecation Loans. In May of 1998, Litchfield purchased 232 builder construction loans totaling $32.7 million, a portion of which had previously been collateral for the Hypothecation Loan in which Litchfield owned a participation interest. As of December 31, 1998, Litchfield had 176 of the builder construction loans totaling $33.9 million. In October 1998, Litchfield began purchasing tax lien certificates and held $21.2 million of such certificates at December 31, 1998. Litchfield had $71.0 million of Other Loans, 1.94% of which were 91 days or more past due. Other Loans range in size from less than $500 to $875,000 with an average principal balance of $23,200. The five largest Other Loans represent 0.8% of the Serviced Portfolio.

LOAN UNDERWRITING

     Litchfield has established loan underwriting criteria and procedures designed to reduce credit losses on its Serviced Portfolio. The loan underwriting process includes reviewing each borrower's credit history. In addition, Litchfield's underwriting staff routinely conducts telephone interviews with a sample of borrowers. The primary focus of Litchfield's underwriting is to assess the likelihood that the borrower will repay the loan as agreed by examining the borrower's credit history through credit reporting bureaus.

     Litchfield's loan policy is to purchase Land and VOI Loans from $3,000 to $50,000. On a case by case basis, Litchfield will also consider purchasing such loans in excess of $50,000. As of December 31, 1998, Litchfield had 154 Land Loans exceeding $50,000 representing 2.3% of the number of such loans in the Serviced Portfolio, for a total of $10.9 million. There were no VOI Loans exceeding $50,000 as of December 31, 1998. Litchfield will originate Hypothecation Loans up to $15 million and A&D Loans up to $10 million. From time to time, Litchfield may have an opportunity to originate larger Hypothecation Loans or A&D Loans in which case Litchfield would seek to participate such loans with other financial institutions. As of December 31, 1998, Litchfield's five largest hypothecation loan relationships had aggregate loan balances ranging from $10.8 million to $21.5 million and its largest A&D loan relationship had an aggregate loan balance of $14.4 million. Construction loans greater than $200,000 and any other loans greater than $100,000 must be approved by the Credit Committee which is comprised of the Chief Executive Officer, three Executive Vice Presidents and a Senior Vice President.

COLLECTIONS AND DELINQUENCIES

     Management believes that the relatively low delinquency rate for the Serviced Portfolio is attributable primarily to the application of its underwriting criteria, as well as to dealer guarantees and reserves withheld from dealers and developers. No assurance can be given that these delinquency rates can be maintained in the future.

     Collection efforts are managed and delinquency information is analyzed at Litchfield's headquarters. Unless circumstances otherwise dictate, collections are generally made by mail and telephone. Collection efforts begin when an account is seven days past due, at which time Litchfield sends out a late notice. When an account is fifteen days past due, Litchfield attempts to contact the borrower to determine the reason for the delinquency and to attempt to cause the account to become current. If the status of the account continues to deteriorate, an analysis of the account is performed by the collection manager to determine the appropriate action. When the loan is 90 days past due in accordance with its original terms and it is determined that the amounts cannot be collected from the dealer or developer guarantees or reserves, the loan is generally placed on a non-accrual status, and the collection manager determines the action to be taken. The determination of how to work out a delinquent loan is based upon many factors, including the borrower's payment history and the reason for the current inability to make timely payments. When a guaranteed loan becomes 60 days (90 days in some cases) past due, in addition to Litchfield's collection procedures, Litchfield generally obtains the assistance of the dealer or developer in collecting the loan.

     Litchfield extends a limited number of its loans for reasons Litchfield considers acceptable such as temporary loss of employment or serious illness. In order to qualify for a one to three month extension, the customer must make three timely payments without any intervention from Litchfield. For extensions of four to six months, the customer must make four to six timely payments, respectively, without any intervention from Litchfield. Litchfield will not extend a loan more than two times for an aggregate of six months over the life of the loan. Litchfield has extended approximately 0.9% of its loans through December 31, 1998. Litchfield does not generally modify any other loan terms such as interest rates or payment amounts.

     Regulations and practices regarding the rights of the mortgagor in default vary greatly from state to state. To the extent permitted by applicable law, Litchfield collects late charges and return-check fees and records these items as additional revenue. Only if a delinquency cannot otherwise be cured will Litchfield decide that foreclosure is the appropriate course of action. If Litchfield determines that purchasing a property securing a mortgage loan will minimize the loss associated with such defaulted loan, Litchfield may accept a deed in lieu of foreclosure, take legal action to collect on the underlying note or bid at the foreclosure sale for such property.

  Serviced Portfolio

     The following table shows Litchfield's delinquencies and delinquency rates, net of dealer/developer reserves and guarantees, for the Serviced Portfolio:

                                               YEAR ENDED DECEMBER 31,
                       ------------------------------------------------------------------------
                           1994           1995           1996           1997           1998
                       ------------   ------------   ------------   ------------   ------------
Serviced Portfolio...  $105,013,000   $176,650,000   $242,445,000   $304,102,000   $466,912,000
Delinquent
  loans(1)...........       981,000      3,062,000      3,255,000      3,642,000      4,456,000
Delinquency as a
  Percentage of
  Serviced
  Portfolio..........           .93%          1.73%          1.34%          1.20%          0.95%

---------------
(1) Delinquent loans are those which are 31 days or more past due which are not covered by dealer/ developer reserves or guarantees and not included in other real estate owned.

  Land Loans

     The following table shows Litchfield's delinquencies and delinquency rates, net of dealer/developer reserves and guarantees, for Land Loans in the Serviced
Portfolio:

                                               YEAR ENDED DECEMBER 31,
                        ----------------------------------------------------------------------
                           1994          1995           1996           1997           1998
                        -----------   -----------   ------------   ------------   ------------
Land Loans in Serviced
  Portfolio...........  $90,502,000   $97,266,000   $119,370,000   $142,828,000   $160,098,000
Delinquent Land
  Loans(1)............      981,000     1,059,000      1,920,000      2,453,000      2,728,000
Delinquency as a
  Percentage of Land
  Loans in Serviced
  Portfolio...........         1.08%         1.09%          1.61%          1.72%          1.70%

---------------
(1) Delinquent loans are those which are 31 days or more past due which are not covered by dealer/ developer reserves or guarantees and not included in other real estate owned.

  VOI Loans

     The following table shows Litchfield's delinquencies and delinquency rates, net of dealer/developer reserves and guarantees, for VOI Loans in the Serviced
Portfolio:

                                                 YEAR ENDED DECEMBER 31,
                            ------------------------------------------------------------------
                               1994         1995          1996          1997          1998
                            ----------   -----------   -----------   -----------   -----------
VOI Loans in Serviced
  Portfolio...............  $2,851,000   $46,700,000   $43,284,000   $29,232,000   $19,119,000
Delinquent VOI Loans(1)...          --     1,958,000     1,316,000       739,000       350,000
Delinquency as a
  Percentage of VOI Loans
  in Serviced Portfolio...          --          4.19%         3.04%         2.53%         1.83%

---------------
(1) Delinquent loans are those which are 31 days or more past due which are not covered by dealer/developer reserves or guarantees and not included in other real estate owned.

  Hypothecation, A&D and Other Loans

     Litchfield did not have any delinquent Hypothecation Loans or A&D Loans for the years ended December 31, 1993 through December 31, 1998. Litchfield did not have significant amounts of delinquent Other Loans for the years ended December 31, 1993 through December 31, 1996. At December 31, 1997, there were $8.5 million of Other Loans of which $450,000 or 5.3% were 31 days or more past due and not covered by dealer/developer reserves or guarantees and not included in other real estate owned. At December 31, 1998, there were $71.0 million of Other Loans of which $1,378,000 or 1.94% were 31 days or more past due and not covered by dealer/developer reserves or guarantees and not included in other real estate owned.

ALLOWANCE FOR LOAN LOSSES AND ESTIMATED RECOURSE OBLIGATIONS, NET CHARGE-OFFS AND DEALER RESERVES

     The following is an analysis of the total allowances for all loan losses:

                                                        YEAR ENDED DECEMBER 31,
                                   ------------------------------------------------------------------
                                      1994          1995          1996          1997          1998
                                   -----------   -----------   -----------   -----------   ----------
Allowance, beginning of year.....  $ 1,064,000   $ 1,264,000   $ 3,715,000   $ 4,528,000   $5,877,000
Net charge-offs of Uncollectible
  accounts.......................     (359,000)     (946,000)   (1,965,000)   (2,010,000)  (2,239,000)
Provision for loan losses........      559,000       890,000     1,954,000     1,400,000    1,532,000
Allocation of purchase
  Adjustment(1)..................           --     2,507,000       824,000     1,959,000    1,537,000
                                   -----------   -----------   -----------   -----------   ----------
Allowance, end of year...........  $ 1,264,000   $ 3,715,000   $ 4,528,000   $ 5,877,000   $6,707,000
                                   ===========   ===========   ===========   ===========   ==========

---------------
(1) Represents allocation of purchase adjustment related to purchase of certain non-guaranteed loans.

     The following is an analysis of net charge-offs by major loan and collateral types experienced by Litchfield:

                                              YEAR ENDED DECEMBER 31,
                           --------------------------------------------------------------
                              1994         1995         1996         1997         1998
                           ----------   ----------   ----------   ----------   ----------
Land Loans...............  $  359,000   $  546,000   $  669,000   $  986,000   $1,358,000
VOI Loans................          --       45,000    1,284,000      939,000      556,000
Hypothecation Loans......          --           --           --           --           --
A&D Loans................          --      352,000       (8,000)      (2,000)          --
Other Loans..............          --        3,000       20,000       87,000      325,000
                           ----------   ----------   ----------   ----------   ----------
Total net charge-offs....  $  359,000   $  946,000   $1,965,000   $2,010,000   $2,239,000
                           ==========   ==========   ==========   ==========   ==========
Net charge-offs as a
  percentage of the
  average Serviced
  Portfolio..............         .38%         .67%         .94%         .74%         .58%

     As part of Litchfield's financing of Land and VOI Loans, Litchfield enters into arrangements with most land dealers and resort developers whereby Litchfield retains a portion of the amount payable to a dealer when purchasing a Land or a VOI Loan to protect Litchfield from potential losses associated with such loans and uses the amount retained to absorb loan losses. Litchfield negotiates the amount of the reserves with the land dealers and resort developers based upon various criteria, two of which are the financial strength of the land dealer or resort developer and the credit risk associated with the loans being purchased. Dealer reserves for Land Loans were $8,219,000, $8,321,000 and $7,555,000 at December 31, 1998, 1997 and 1996, respectively.
Developer reserves for VOI Loans were $1,760,000, $2,299,000 and $3,072,000 at December 31, 1998, 1997 and 1996, respectively. Most dealers and developers provide personal and, when relevant, corporate guarantees to further protect Litchfield from loss.

LOAN SERVICING AND SALES

     Litchfield retains the right to service all loans it purchases or originates. Servicing includes collecting payments from borrowers, remitting payments to investors who have purchased the loans, accounting for principal and interest, contacting delinquent borrowers and supervising foreclosure and bankruptcies in the event of unremedied defaults. Substantially all servicing results from the origination and purchase of loans by Litchfield, and Litchfield has not historically purchased loan servicing rights except in connection with the purchase of loans. Servicing rates generally approximate .5% to 2% of the principal balance of a loan.

     Historically, Litchfield subcontracted the servicing of its loans to an unaffiliated third party. In July 1998, Litchfield resumed certain customer service and collection functions. The unaffiliated third party continues to provide certain data processing and payment processing functions. Litchfield retains responsibility for servicing all loans as a master servicer.

     In 1990, Litchfield began privately placing issues of pass-through certificates evidencing an undivided beneficial ownership interest in pools of mortgage loans which have been transferred to trusts. The principal and a portion of the interest payments on the loans transferred to the trust are collected by Litchfield as the servicer of the loans remitted to the trust for the benefit of the investors, and then distributed by the trust to the investors in the pass-through certificates.

     As of December 31, 1998, Litchfield sold or securitized a total of approximately $493.0 million of loans at face value. In certain of Litchfield's issues of pass-through certificates, credit enhancement was achieved by dividing the issue into a senior portion which was sold to the investors and a subordinated portion which was retained by Litchfield. In certain other of Litchfield's private placements, credit enhancement was achieved through cash collateral.

     If borrowers default in the payment of principal or interest on the loans underlying these issues of pass-through certificates, losses would be absorbed first by the subordinated portion or cash collateral account retained by Litchfield and might, therefore, have to be charged against the estimated recourse obligations to the extent dealer guarantees and reserves are not available.

     Litchfield also has a $150.0 million revolving line of credit and sale facility for its Land Loans as part of an asset backed commercial paper facility with a multi-seller commercial paper conduit. The facility expires in June 2001. As of December 31, 1998, the outstanding balance of the sold or pledged loans securing this facility was $137.5 million. Litchfield has an additional revolving line of credit and sale facility for its VOI Loans of $25.0 million with another multi-seller commercial paper conduit. The facility expires in March 2000. As of December 31, 1998, the outstanding aggregate balance of the sold loans under the facility was $10.6 million.

MARKETING AND ADVERTISING

     Litchfield markets its program to rural land dealers and resort developers through brokers, referrals, dealer and developer solicitation, and targeted direct mail. Litchfield employs three marketing executives based in Lakewood, Colorado, five marketing executives based in Williamstown, Massachusetts and two marketing executives based in Hoover, Alabama. In the last five years Litchfield has closed loans with over 325 different dealers and developers.

     Management believes that Litchfield benefits from name recognition as a result of its referral, advertising and other marketing efforts. Referrals have been the strongest source of new business for Litchfield and are generated in the states in which Litchfield operates by dealers, brokers, attorneys and financial institutions. Management and marketing representatives also conduct seminars for dealers and brokers and attend trade shows to improve awareness and understanding of Litchfield's programs.

REGULATION

     Litchfield is licensed as a lender, mortgage banker or mortgage broker in 23 of the states in which it operates, and in those states its operations are subject to supervision by state authorities (typically state banking or consumer credit authorities). Expansion into other states may be dependent upon a finding of financial responsibility, character and fitness of Litchfield and various other matters. Litchfield is generally subject to state regulations, examination and reporting requirements, and licenses are revocable for cause. Litchfield is subject to state usury laws in all of the states in which it operates.

     The consumer loans purchased or financed by Litchfield are subject to the Truth-in-Lending Act. The Truth-in-Lending Act contains disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them the ability to compare credit terms. Failure to comply with the requirements of the Truth-in-Lending Act may give rise to a limited right of rescission on the part of the borrower. Litchfield believes that its purchase or financing activities are in substantial compliance in all material respects with the Truth-in-Lending Act.

     Origination of the loans also requires compliance with the Equal Credit Opportunity Act of 1974, as amended ("ECOA"), which prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. It also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the interest rate charged increases as a result of information obtained from a consumer credit agency, another statute, the Fair Credit Reporting Act of 1970, as amended, requires the lenders to supply the applicant with a name and address of the reporting agency.

COMPETITION

     The finance business is highly competitive, with competition occurring primarily on the basis of customer service and the term and interest rate of the loans. Traditional competitors in the finance business include commercial banks, credit unions, thrift institutions, industrial banks and other finance companies, many of which have considerably greater financial, technical and marketing resources than Litchfield. There can be no assurance that Litchfield will not face increased competition from existing or new financial institutions or finance companies. In addition, Litchfield may enter new lines of business that may be highly competitive and may have competitors with greater financial resources than Litchfield.

     Litchfield believes that it competes on the basis of providing competitive rates and prompt, efficient and complete service, and by emphasizing customer service on a timely basis to attract borrowers whose needs are not met by traditional financial institutions.

EMPLOYEES

     As of December 31, 1998, Litchfield had 102 full-time equivalent employees. None of Litchfield's employees are covered by a collective bargaining agreement. Litchfield considers its relations with its employees to be good.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Litchfield as of December 31, 1998, and as adjusted to reflect the sale of the trust securities by the trust and the issuance of the junior subordinated debentures by
Litchfield:

                                                                   DECEMBER 31, 1998
                                                              ----------------------------
                                                                 ACTUAL       AS ADJUSTED
                                                              ------------    ------------
Long-term notes.............................................  $134,588,000    $134,588,000
Litchfield Obligated Mandatorily Redeemable Preferred
  Securities of Trust Subsidiaries Holding Solely Debentures
  of Litchfield.............................................             0      25,000,000
Stockholders' equity:
  Preferred stock, $.01 par value; authorized 1,000,000
     shares, none issued and outstanding....................             0               0
  Common stock, $.01 par value; authorized 12,000,000
     shares, 6,886,329 issued and outstanding (6,886,329
     shares issued and outstanding, as adjusted)(1).........        69,000          69,000
  Additional paid in capital................................    58,040,000      58,040,000
  Accumulated other comprehensive income....................     1,250,000       1,250,000
  Retained earnings.........................................    22,735,000      22,735,000
                                                              ------------    ------------
          Total stockholders' equity........................    82,094,000      82,094,000
                                                              ------------    ------------
          Total capitalization(2)...........................  $216,682,000    $241,682,000
                                                              ============    ============

---------------
(1) Does not include 1,422,319 shares reserved for issuance pursuant to Litchfield's 1990 Stock Option Plan and 18,864 shares reserved for issuance pursuant to Litchfield's 1995 Stock Option Plan for Non-Employee Directors, of which 853,850 are issuable upon exercise of options currently outstanding as of December 31, 1998.

(2) Total capitalization includes total stockholders' equity, long-term notes and Litchfield Obligated Mandatorily Redeemable Preferred Securities of Trust Subsidiaries Holding Solely Debentures of Litchfield.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following table sets forth the percentage relationship to revenues, unless otherwise indicated, of certain items included in Litchfield's statements of income.

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1996     1997     1998
                                                              -----    -----    -----
Revenues
  Interest and fees on loans................................   62.4%    65.3%    66.3%
  Gain on sale of loans.....................................   30.9     28.8     27.6
  Servicing and other income................................    6.7      5.9      6.1
                                                              -----    -----    -----
                                                              100.0    100.0    100.0
                                                              -----    -----    -----
Expenses
  Interest expense..........................................   30.4     36.0     36.8
  Salaries and employee benefits............................   11.9     11.4     12.4
  Other operating expenses..................................   13.3     11.7      9.9
  Provision for loan losses.................................    8.2      4.7      3.9
                                                              -----    -----    -----
                                                               63.8     63.8     63.0
                                                              -----    -----    -----
Income before income taxes and extraordinary item...........   36.2     36.2     37.0
Provision for income taxes..................................   13.9     13.9     14.2
                                                              -----    -----    -----
Income before extraordinary item............................   22.3     22.3     22.8
Extraordinary item, net.....................................     --     (0.8)    (0.2)
                                                              -----    -----    -----
Net income..................................................   22.3%    21.5%    22.6%
                                                              =====    =====    =====

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Revenues increased 30.7% to $38,806,000 for the year ended December 31, 1998, from $29,691,000 for the year ended December 31, 1997. Net income for the year ended December 31, 1998 increased 37.2% to $8,755,000 compared to $6,383,000 in 1997. Net income as a percentage of revenues was 22.6% for the year ended December 31, 1998 compared to 21.5% for the year ended December 31, 1997. Loan purchases and originations grew 103.2% to $375,292,000 in 1998 from $184,660,000 in 1997. The Serviced Portfolio increased 53.5% to $466,912,000 at December 31, 1998 from $304,102,000 at December 31, 1997.

     Interest and fees on loans increased 32.8% to $25,736,000 in 1998 from $19,374,000 in 1997, primarily as the result of the higher average balance of other loans during the 1998 period. The average rate earned on the Serviced Portfolio decreased to 11.7% at December 31, 1998 from 12.2% at December 31, 1997, primarily due to the effect of the growth in Hypothecation Loans as a percentage of the portfolio and a decline in interest rates. Hypothecation Loan yields are usually less than Land Loan or VOI Loan yields, but servicing costs and loan losses are generally less as well.

     Gain on the sale of loans increased 24.8% to $10,691,000 in 1998 from $8,564,000 in 1997. The volume of loans sold increased 46.6% to $144,762,000 for the year ended December 31, 1998 from $98,747,000 for the same period in 1997. Gain on sale of loans increased less than the volume of loans sold for the year ended December 31, 1998 primarily due to the increase in Hypothecation Loans sold. The yield on the sale of Hypothecation Loans is significantly less than the typical yield on sales of consumer receivables primarily due to shorter average maturities and the nature of the underlying collateral.

     Servicing and other income increased 35.7% to $2,379,000 for the year ended December 31, 1998, from $1,753,000 for the year ended December 31, 1997 largely due to the increase in the other fee income including certain processing fees, prepayment penalties and income from an affiliate. Loans serviced for others increased 32.5% to $238,132,000 as of December 31, 1998 from $179,790,000 at
December 31, 1997.

     Interest expense increased 33.6% to $14,265,000 in 1998 from $10,675,000 in 1997. The increase in interest expense primarily reflects an increase in average borrowings which was only partially offset by lower rates. During the year ended December 31, 1998, the weighted average borrowings were $150,483,000 at an average rate of 8.7% compared to $107,900,000 at an average rate of 9.1% during the year ended December 31, 1997. Interest expense includes the amortization of deferred debt issuance costs.

     Salaries and employee benefits increased 41.4% to $4,806,000 for the year ended December 31, 1998 from $3,399,000 for the year ended December 31, 1997 because of an increase in the number of employees in 1998 and, to a lesser extent, an increase in salaries. Personnel costs as a percentage of revenues increased slightly to 12.4% in 1998 compared to 11.4% in 1997. However, as a percentage of the Serviced Portfolio, personnel costs decreased to 1.0% for the year ended December 31, 1998 from 1.1% for the year ended December 31, 1997. The increase in salaries and employee benefits was due in part to bringing customer service and collections in-house during 1998. This resulted in a decrease in third party servicing expenses included in other operating expenses. Total salaries and employee benefits plus other operating expenses as a percentage of revenues decreased in 1998 to 22.3% from 23.2% in 1997.

     Other operating expenses increased 10.2% to $3,834,000 for the year ended December 31, 1998 from $3,480,000 for the year ended December 31, 1997. Other operating expenses increased due to the growth in the Serviced Portfolio that was only partially offset by the decrease in third party servicing expenses related to bringing customer service and collections in-house. As a percentage of revenues, other operating expenses decreased to 9.9% in 1998 from 11.7% in 1997. As a percentage of the Serviced Portfolio, other operating expenses decreased to 0.8% for the year ended December 31, 1998 compared to 1.1% for the year ended December 31, 1997.

     During the year ended December 31, 1998, the provision for loan losses increased 9.4% to $1,532,000 from $1,400,000 for the year ended December 31, 1997 primarily due to the growth of the Serviced Portfolio.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Revenues increased 25.3% to $29,691,000 for the year ended December 31, 1997, from $23,696,000 for the year ended December 31, 1996. Net income for 1997 increased 21.1% to $6,383,000 compared to $5,273,000 in 1996. Net income as a percentage of revenues was 21.5% for the year ended December 31, 1997 compared to 22.3% for the year ended December 31, 1996. Loan purchases and originations grew 38.1% to $184,660,000 in 1997 from $133,750,000 in 1996. The Serviced
Portfolio increased 25.4% to $304,102,000 at December 31, 1997 from $242,445,000 at December 31, 1996.

     Interest and fees on loans increased 31.0% to $19,374,000 in 1997 from $14,789,000 in 1996, primarily as the result of the higher average balance of loans held for sale and other loans during 1997. The average rate earned on loans owned and retained interests in loan sales decreased to 12.2% for the year ended December 31, 1997 from 12.5% for the year ended December 31, 1996, primarily due to the effect of the growth in Hypothecation Loans and A&D Loans as a percentage of the Serviced Portfolio. Hypothecation Loan and A&D Loan yields are usually less than Land Loan or VOI Loan yields, but servicing costs and loan losses are generally less as well.

     Gain on the sale of loans increased 16.8% to $8,564,000 in 1997 from $7,331,000 in 1996. The volume of loans sold increased 79.7% to $98,747,000 for the year ended 1997 from $54,936,000 for the same period in 1996. Gain on sale of loans increased less than the volume of loans sold for the year ended December 31, 1997 primarily due to the lower yield on the sale of Hypothecation Loans in 1997 and, to a lesser extent, the lower amount of discount relating to loans sold.

     Servicing and other fee income increased 11.2% to $1,753,000 for the year ended December 31, 1997, from $1,576,000 for the year ended December 31, 1996 mostly due to the increase in other fee income resulting from the collection of significant prepayment penalties from a Hypothecation Loan and an A&D Loan in 1997. Although loans serviced for others increased 38.7% to $179,790,000 at December 31, 1997 from $129,619,000 at December 31, 1996, servicing income remained relatively constant due to a decrease in the average servicing fee per loan primarily as the result of the decrease in the number of purchased VOI Loans in the Serviced Portfolio.

     Interest expense increased 48.3% to $10,675,000 for 1997, from $7,197,000 in 1996. The increase in interest expense primarily reflects an increase in average borrowings that were only partially offset by a decrease in average rates. During the year ended December 31, 1997, borrowings averaged $107,900,000 at an average rate of 9.1% compared to $71,800,000 and 9.3%, respectively, during 1996. Interest expense includes the amortization of deferred debt issuance costs.

     Salaries and employee benefits increased 20.4% to $3,399,000 for the year ended December 31, 1997 from $2,824,000 for the year ended December 31, 1996 because of an increase in the number of employees and, to a lesser extent, an increase in salaries. Personnel costs as a percentage of revenues decreased slightly to 11.4% for the year ended December 31, 1997 compared to 11.9% in 1996. As a percentage of the Serviced Portfolio, personnel costs decreased to 1.12% for the year ended December 31, 1997 from 1.16% for the same period in 1996.

     Other operating expenses increased 10.6% to $3,480,000 for the year ended December 31, 1997 from $3,147,000 for the same period in 1996 primarily as the result of the growth in the Serviced Portfolio. As a percentage of revenues, other operating expenses decreased to 11.7% in 1997 compared to 13.3% in 1996. As a percentage of the Serviced Portfolio, other operating expenses decreased to 1.14% for 1997 from 1.30% for 1996.

     During 1997, the provision for loan losses decreased 28.4% to $1,400,000 from $1,954,000 in 1996. The provision for loan losses decreased despite the increase in loans owned and retained interests in loans sold because of the growth in Hypothecation Loans as a percentage of the Serviced Portfolio. Hypothecation Loans have experienced significantly lower delinquency and default rates than Purchased Loans.

LIQUIDITY AND CAPITAL RESOURCES

     Litchfield's business requires continued access to short and long-term sources of debt financing and equity capital. Litchfield's principal cash requirements arise from loan originations, repayment of debt on maturity and payments of operating and interest expenses. Litchfield's primary sources of liquidity are loan sales, short-term borrowings under secured lines of credit and long-term debt and equity offerings.

     Since its inception, Litchfield has sold $492,960,000 of loans at face value ($348,198,000 through December 31, 1997). The principal amount remaining on the loans sold was $238,132,000 at December 31, 1998 and $179,790,000 at December 31, 1997. In connection with certain loan sales, Litchfield commits to repurchase from investors any loans that become 90 days or more past due. This obligation is subject to various terms and conditions, including, in some instances, a limitation on the amount of loans that may be required to be repurchased. There were approximately $12,750,000 of loans at December 31, 1998 which Litchfield could be required to repurchase in the future should such loans become 90 days or more past due. Litchfield repurchased $491,000, $740,000 and $991,000 of such loans under the recourse provisions of loan sales 1998, 1997 and 1996, respectively. As of December 31, 1998, $25,685,000 of Litchfield's cash was restricted as credit enhancement for certain securitization programs. To date, Litchfield has participated $10,505,000 of A&D and Other Loans without recourse to Litchfield ($6,936,000 through December 31, 1997).

     Litchfield funds its loan purchases in part with borrowings under various lines of credit. Lines are paid down when Litchfield receives the proceeds from the sale of the loans or when cash is otherwise available. These lines of credit totaled $116,000,000 at December 31, 1998 and 117,500,000 at December 31, 1997.

Outstanding borrowings on these lines of credit were $49,021,000 at December 31, 1998. Interest rates on these lines of credit range from the Eurodollar or LIBOR rate plus 2% to the prime rate plus 1.25%. Litchfield is not required to maintain compensating balances or forward sales commitments under the terms of these lines of credit.

     Litchfield also finances its loan purchases with two revolving line of credit and sale facilities as part of asset backed commercial paper facilities with multi-seller commercial paper issuers. Such facilities totaled $175,000,000 at December 31, 1998 and $150,000,000 at December 31, 1997. As of December 31, 1998 and December 31, 1997, the outstanding balances of loans sold or pledged under these facilities were $148,164,000 and $121,142,000, respectively. There were no outstanding borrowings under these lines of credit at December 31, 1998. Outstanding borrowings under these lines of credit were $169,000 at December 31, 1997. Interest is payable on these lines of credit based on certain commercial paper rates.

     In June 1998, Litchfield issued 1,000,000 shares of common stock at $19 per share. The net proceeds of the offering were $17,717,000 and were used to pay down certain lines of credit. In connection with the underwriters' option to purchase additional shares to cover over-allotments, Litchfield issued an additional 166,500 shares in July 1998. Net proceeds of these shares totaled $2,990,000 and were also used to pay down certain lines of credit.

     Litchfield also finances its liquidity needs with long-term debt. Long-term debt totaled $134,588,000 at December 31, 1998 and $105,347,000 at December 31, 1997.

     In September of 1998, Litchfield redeemed a term note of $3,265,000 resulting in an extraordinary loss of $77,000, net of applicable tax benefit of $48,000. The note was collateralized by certain of Litchfield's retained interests in loan sales and cash. The balance outstanding on the note was $5,210,000 at December 31, 1997.

     In June 1997, Litchfield entered into two interest rate swap agreements. The swap agreements involve the payment of interest to the counterparty at the prime rate on a notional amount of $110,000,000 and the receipt of interest at the commercial paper rate plus a spread and the LIBOR rate plus a spread on notional amounts of $80,000,000 and $30,000,000, respectively. The swap agreements expire in June 2000. There is no exchange of the notional amounts upon which interest payments are based.

     In June, 1994, Litchfield entered into an interest rate cap agreement with a bank in order to manage its exposure to certain increases in interest rates. The interest rate cap entitles Litchfield to receive an amount, based on an amortizing notional amount, which at December 31, 1998 was $3,670,000, when commercial paper rates exceed 8%. If payments were to be received as a result of the cap agreement, they would be accrued as a reduction of interest expense. This agreement expires in July 2003.

     Historically, Litchfield has not required major capital expenditures to support its operations.

CREDIT QUALITY AND ALLOWANCES FOR LOAN LOSSES

     Litchfield maintains allowances for loan losses and recourse obligations on retained interests in loan sales at levels which, in the opinion of management, provide adequately for current and estimated future losses on such assets. Past-due loans (loans 31 days or more past due which are not covered by dealer/ developer reserves and guarantees) as a percentage of the Serviced Portfolio as of December 31, 1998, decreased to 0.95% from 1.20% at December 31, 1997.

                           [NET DELINQUENCIES CHART]


                          [NET CHARGE-OFF RATIO CHART]


     Management evaluates the adequacy of the allowances on a quarterly basis by examining current delinquencies, the characteristics of the accounts, the value of the underlying collateral, and general economic conditions and trends. Management also evaluates the extent to which dealer/developer reserves and guarantees can be expected to absorb loan losses. When Litchfield does not receive guarantees on loan portfolios purchased, it adjusts its purchase price to reflect anticipated losses and its required yield. This purchase adjustment is recorded as an increase in the allowance for loan losses and is used only for the respective portfolio. A provision for loan losses is recorded in an amount deemed sufficient by management to maintain the allowances at adequate levels. Total allowances for loan losses and recourse obligations on retained interests in loan sales increased to $6,707,000 at December 31, 1998 compared to $5,877,000 at December 31, 1997. The allowance ratio (the allowances for loan losses divided by the amount of the Serviced Portfolio) at December 31, 1998 decreased to 1.44% from 1.93% at December 31, 1997 primarily as a result of the increase in Hypothecation Loans as a percentage of the Serviced Portfolio. [PERFORMANCE/ALLOWANCE BAR GRAPH]

                                                         ALLOWANCE    CHARGE-OFFS
                                                         ---------    -----------
Land...................................................    2.15          0.90
VOI....................................................    4.05          2.30
Hypo...................................................    0.50          0.00
A&D....................................................    1.30          0.00
Other..................................................    1.40          0.82

     As part of Litchfield's financing of Purchased Loans, arrangements are entered into with dealers and resort developers, whereby reserves are established to protect Litchfield from potential losses associated with such loans. As part of Litchfield's agreement with the dealers and resort developers, a portion of the amount payable to each dealer and resort developer for a Purchased Loan is retained by Litchfield and is available to Litchfield to absorb loan losses for those loans. Litchfield negotiates the amount of the reserves with the dealers and developers based upon various criteria, two of which are the financial strength of the dealer or developer and credit risk associated with the loans being purchased. Dealer/developer reserves amounted to $9,979,000 and $10,655,000 at December 31, 1998 and December 31, 1997, respectively. Litchfield generally returns any excess reserves to the dealer/developer on a quarterly basis as the related loans are repaid by borrowers.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with "Year 2000" requirements.

     State of Readiness. The year 2000 readiness process consists of the following phases: (i) identification of all IT Systems and non-IT Systems; (ii) assessment of repair or replacement requirements; (iii) repair or replacement;
(iv) testing; (v) implementation; and (vi) creation of contingency plans in the event of year 2000 failures. Litchfield has evaluated the year 2000 readiness of the information technology systems used in its operations ("IT Systems") and its non-IT Systems, such as building security, voice mail and other systems. Non-compliant IT Systems and non-IT Systems are expected to be remediated by the end of the second quarter of 1999.

     Litchfield's current financial and accounting software was installed in October 1998, and the supplier has informed Litchfield that such software is year 2000 compliant. Litchfield uses a third party servicer to perform certain functions, such as receipt and posting of loan payments and other loan related activity. The third party servicer has represented to Litchfield that its systems are year 2000 compliant. In addition, Litchfield relies upon various vendors, governmental agencies, utility companies, telecommunication service companies, delivery service companies and other service providers who are outside of its control. There is no assurance that such parties will not suffer a year 2000 business disruption, which could have a material adverse effect on Litchfield's financial condition and results of operations.

     During 1998, Litchfield circulated a questionnaire to vendors and customers with whom Litchfield has material relationships to obtain information about year 2000 compliance. Litchfield is still receiving and evaluating this information to identify any significant risks. We plan to require all our business partners to address any significant risks by July 1, 1999. We plan to replace any material non-compliant business partners by October 1, 1999.

     Costs. To date, Litchfield has not incurred any material expenditures in connection with identifying or evaluating year 2000 compliance issues. Most of its expenses have related to the opportunity cost of time spent by employees of Litchfield evaluating year 2000 compliance matters generally. Litchfield believes that internally generated funds or available cash should be sufficient to cover the projected costs associated with any modifications to existing software to make it year 2000 compliant. However, no assurances can be given that such modifications can be made in a timely and cost effective manner. Failure to make timely modifications could, in a worse case scenario, result in the inability to process loans and loan related data and could have a material adverse effect on Litchfield. At this time, Litchfield does not possess the information necessary to estimate the potential impact of year 2000 compliance issues relating to its other IT-Systems, non-IT Systems, its vendors, its customers, and other parties. Such impact, including the effect of a year 2000 business disruption, could have a material adverse effect on Litchfield's financial condition and results of operations.

     Contingency Plan. Litchfield has not yet developed a year 2000-specific contingency plan. If further year 2000 compliance issues are discovered, Litchfield then will evaluate the need for one or more contingency plans relating to such issues.

INFLATION

     Inflation has not had a significant effect on Litchfield's operating results to date.

EXPOSURE TO MARKET RISK

     Litchfield performs an interest rate sensitivity analysis to identify the potential interest rate exposures. Specific interest rate risks analyzed include asset/liability mismatches, basis risk, risk caused by floors and caps, duration mismatches and re-pricing lag in response to changes in a base index.

     A simulated earnings model is used to identify the impact of specific interest rate movements on earnings per share for the next 12 months. The model incorporates management's expectations about future origination levels, origination mix, amortization rates, prepayment speeds, timing of loan sales, timing of capital issues, extensions and/or increases in lines of credit, pricing of originations and cost of debt and lines of credit.

     Litchfield's objective in managing the interest rate exposures is to maintain, at a reasonable level, the impact on earnings per share of an immediate and sustained change of 100 basis points in interest rates in either direction. Litchfield periodically reviews the interest rate risk and various options such as capital structuring, product pricing, hedging and spread analysis to manage the interest rate risk at reasonable levels.

     As of December 31, 1998, Litchfield had the following estimated sensitivity profile:

Interest rate changes (in basis points)...............        100        (100)
Impact on earnings per share..........................  ($   0.02)   $   0.06
Impact on interest income and pre-tax earnings........  ($136,000)   $425,000

RECENT DEVELOPMENTS

     Litchfield's net income for the first quarter of 1999 was $2,278,000 or $.32 per share on a diluted basis compared with net income of $1,550,000 or $.26 per share on a diluted basis for the first quarter of 1998. These results represent a 47% increase in net income and a 23% increase in diluted net income per share. Litchfield's revenues for the first quarter of 1999 increased 39% to $11,075,000 from $7,953,000 for the first quarter of 1998.

     Litchfield's first quarter 1999 originations were $98.0 million, representing a 45% increase from $67.5 million in the first quarter of 1998. During the first quarter of 1999, Litchfield's land, timeshare and financial services businesses originated $20.1 million, $47.8 million and $30.1 million, respectively, compared to $22.1 million, $22.2 million and $23.2 million, respectively, for the first quarter of 1998.

     The preceding data is unaudited, but, in the opinion of management of Litchfield, includes all adjustments (consisting of normal recurring accruals and deferrals) that management considers necessary for a fair presentation of the financial position and results of operations for the periods presented in accordance with generally accepted accounting principles and practices consistently applied.

                           LITCHFIELD CAPITAL TRUST I

     Litchfield Capital Trust I is a statutory business trust created on April 12, 1999 under the Delaware Business Trust Act pursuant to a declaration of trust among the trustees and Litchfield and the filing of a certificate of trust with the Secretary of State of the State of Delaware. This declaration will be amended and restated in its entirety, as so amended and restated, the "Declaration" as of the date the trust initially issues the preferred securities. The Declaration will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

     The trust will initially have five trustees. Three of the trustees will be officers or employees of Litchfield. The Bank of New York will act as the Property Trustee of the trust (the "Property Trustee") and The Bank of New York (Delaware) will act as the Delaware Trustee of the trust.

     Upon the issuance of the preferred securities, the holders thereof will own all of the issued and outstanding preferred securities of the trust. Litchfield will, directly or indirectly, acquire common securities representing common undivided beneficial interests in the assets of the trust in an amount equal to at least 3% of the total capital of the trust and will own, directly or indirectly, all of the issued and outstanding common securities of the trust.

     The trust exists for the purposes of:

     - issuing the preferred securities,

     - issuing the common securities to Litchfield,

     - investing the gross proceeds from the sale of the trust securities in junior subordinated debentures of Litchfield and

     - engaging in only such other activities as are necessary, convenient or incidental thereto or are specifically authorized in the Declaration.

     The rights of the holders of the trust securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration, the Delaware Business Trust Act and the Trust Indenture Act. In the Declaration, Litchfield has agreed to pay for all debts and obligations (other than with respect to the trust securities) and all costs and expenses of the trust, including the fees and expenses of the trustees and any taxes to which the trust may become subject, except for United States withholding taxes, and all related costs and expenses.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The preferred securities will be issued under the terms of the Declaration, which is qualified under the Trust Indenture Act. The Property Trustee, but not the other trustees of the trust, will act as the indenture trustee under the Declaration for purposes of the Trust Indenture Act. The terms of the preferred securities and the Declaration include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act and the Delaware Business Trust Act. The following summarizes the material terms and provisions of the preferred securities and is qualified in its entirety by reference to the Declaration, the Delaware Business Trust Act and the Trust Indenture Act.

GENERAL

     The Declaration authorizes the trust to issue the preferred securities, which represent preferred undivided beneficial interests in the assets of the trust, and the common securities, which represent common undivided beneficial interests in the assets of the trust. All of the common securities will be owned, directly or indirectly, by Litchfield. The common securities and the preferred securities rank pari passu with each other and will have equivalent terms except that (i) if a Declaration Event of Default (as hereinafter defined) occurs and is continuing, the rights of the holders of the common securities to payment in respect of periodic distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the preferred securities and (ii) holders of common securities will have the exclusive right to appoint, remove or replace the trustees and to increase or decrease the number of trustees.

     The declaration does not permit:

     - the issuance by the trust of any securities or other evidences of beneficial ownership of, or beneficial interests in, the trust other than the preferred securities and the common securities;

     - the incurrence of any indebtedness for borrowed money by the trust; or

     - the making of any investment other than in the junior subordinated debentures.

     Pursuant to the Declaration, the Property Trustee will own and hold the junior subordinated debentures as trust assets for the benefit of the holders of the preferred securities and the common securities. The payment of distributions out of moneys held by the Property Trustee and payments on redemption of the preferred securities or liquidation of the trust are guaranteed by Litchfield on a subordinated basis as and to the extent described in this prospectus supplement under "Description of the Preferred Securities Guarantee" and in the accompanying prospectus under "Description of the Preferred Securities Guarantees." The Property Trustee will hold the preferred securities guarantee for the benefit of holders of the preferred securities. The preferred securities guarantee is a full and unconditional guarantee from the time of issuance of the preferred securities, but the preferred securities guarantee covers distributions and other payments on the preferred securities only if and to the extent that Litchfield has made a payment to the Property Trustee of interest or principal on the junior subordinated debentures.

DISTRIBUTIONS

     Distributions on the preferred securities will be fixed at an annual rate of 10% of the $10 liquidation amount of each preferred security. Distributions in arrears for more than one calendar quarter will accumulate additional distributions at the rate per annum of 10%, to the extent permitted by law compounded quarterly. The term "distributions" as used herein means such periodic cash distributions and any additional distributions unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months, and for any period shorter than a full quarterly distribution period for which distributions are computed, distributions will be computed on the basis of the actual number of days elapsed per 90-day quarter.

     Distributions on the preferred securities will accumulate from May 14, 1999, and, except as otherwise described below, will be payable quarterly in arrears on June 30, September 30, December 31 and March 31 of each year, commencing on June 30, 1999, but only if, and to the extent that, interest payments are made on the junior subordinated debentures held by the Property Trustee.

OPTION TO DEFER DISTRIBUTIONS

     As long as it is not in default in the payment of interest on the junior subordinated debentures, Litchfield has the right under the Indenture to defer payments of interest on the junior subordinated debentures by extending the interest payment period at any time and from time to time on the junior subordinated debentures for a period not exceeding 20 consecutive quarterly interest periods. During any Extension Period (as hereinafter defined) no interest will be due and payable on the junior subordinated debentures. As a consequence, distributions will also be deferred. Despite such deferral, distributions will continue to accumulate with additional distributions thereon (to the extent permitted by applicable law but not at a rate greater than the rate at which interest is then accruing on the junior subordinated debentures) at the rate of 10% per annum, compounded quarterly during any such Extension Period; provided that no such Extension Period may extend beyond the stated maturity of the junior subordinated debentures. For a description of capital stock dividends and other restrictions that will be placed upon Litchfield during an Extension Period, see "Description of the Junior Subordinated Debentures -- Option to Extend Interest Payment Period."

     Prior to the termination of any Extension Period, Litchfield may further extend it; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarterly interest periods. Upon the termination of any Extension Period and the payment of all amounts then due, Litchfield may commence a new Extension Period, subject to the above requirements. Litchfield may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the junior subordinated debentures, not to exceed 20 consecutive quarters or to cause any extension beyond the maturity of the junior subordinated debentures. See "Risk Factors -- Litchfield's ability to defer interest payments on the junior subordinated debentures has tax consequences for you and may affect the market price of the preferred securities," "Description of the Junior Subordinated Debentures -- Interest" and "-- Option to Extend Interest Payment Period" in this prospectus supplement. Payments of accumulated distributions will be payable to holders of preferred securities as they appear on the books and records of the trust on the first record date after the end of an Extension Period.

PAYMENT OF DISTRIBUTIONS

     Distributions on the preferred securities will be paid on the dates payable to the extent that the Property Trustee has cash on hand in a segregated non-interest bearing banking account (the "Property Account") to permit such payment. The funds available for distribution to the holders of the preferred securities will be limited to payments received by the Property Trustee for the junior subordinated debentures. If Litchfield does not make interest payments on the junior subordinated debentures, the Property Trustee will not make distributions on the preferred securities. Under the Declaration, if and to the extent Litchfield does make interest payments on the junior subordinated debentures deposited in the trust as trust assets, the Property Trustee is obligated to make distributions on the trust securities on a pro rata basis. The payment of distributions on the preferred securities is guaranteed by Litchfield on a subordinated basis as and to the extent described in this prospectus supplement under "Description of the Preferred Securities Guarantee" and in the accompanying prospectus under "Description of the Preferred Securities Guarantees." The preferred securities guarantee is a full and unconditional guarantee from the time of issuance of the preferred securities, but the preferred securities guarantee covers distributions and other payments on the preferred securities only if and to the extent that Litchfield has made a payment to the Property Trustee of interest or principal on the junior subordinated debentures.

METHOD OF PAYMENT OF DISTRIBUTIONS

     Distributions on the preferred securities will be made to the holders of the securities as they appear on the books and records of the trust on the relevant record dates, which, as long as the preferred securities remain in book-entry form, will be one business day prior to the relevant distribution payment date. Distributions payable on any preferred securities that are not punctually paid on any distribution payment date as a result of Litchfield's failure to make the corresponding interest payment on the junior subordinated debentures will forthwith cease to be payable to the person in whose name such preferred security is registered on the relevant record date, and such defaulted distribution will instead be payable to the person in whose name such preferred security is registered on the special record date established by the Regular Trustees, which record date shall correspond to the special record date or other specified date determined in accordance with the Indenture; provided, however, that distributions will not be considered payable on any distribution payment date falling within an Extension Period unless Litchfield has elected to make a full or partial payment of interest accrued on the junior subordinated debentures on the distribution payment date. Distributions on the preferred securities will be paid through the Property Trustee who will hold amounts received in respect of the junior subordinated debentures in the Property Account for the benefit of the holders of the preferred securities and the common securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each payment will be made as described under "--Book-Entry Only Issuance--The Depository Trust Company" below. If the preferred securities do not continue to remain in book-entry form, the relevant record dates will be the fifteenth day of the month prior to the relevant distribution payment date. The Declaration provides that the payment dates or record dates for the preferred securities will be the same as the payment dates and record dates for the junior subordinated debentures. All distributions paid on the trust securities will be paid on a pro rata basis to the entitled holders thereof. If any date on which distributions are to be made is not a Business Day, then payment of the distribution to be made on that date will be made on the next succeeding day that is a business day, and without any interest or other payment in respect of any such delay, except that, if that business day is in the next succeeding calendar year, the payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on the date the payment was originally payable. "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in the borough of Manhattan, the City and State of New York, New York or Boston, Massachusetts are authorized or required by law to close.

SPECIAL EVENT REDEMPTION

     If a tax event or an investment company event (each, a "Special Event") has occurred and is continuing, Litchfield will have the right to redeem the junior subordinated debentures, in whole but not in part, and therefore cause a mandatory redemption of the trust securities, in whole but not in part, at the Redemption Price, the liquidation amount plus accumulated and unpaid distributions, within 90 days following the occurrence of the Special Event.

     "Tax Event" means that Litchfield and the Regular Trustees have received an opinion of counsel experienced in these matters to the effect that on or after the date of this prospectus supplement as a result of:

     - any amendment to, or change, including any announced prospective change, in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein;

     - any amendment to, or change in, an interpretation or application of any laws or regulations by any legislative body, court, governmental agency or regulatory authority, including the enactment of any legislation and the publication of any judicial decision or regulatory determination;

     - any interpretation or pronouncement by any legislative body, court, governmental agency or regulatory authority that provides for a position with respect to these laws or regulations that differs from the theretofore generally accepted position; or

     - any action taken by any governmental agency or regulatory authority;

which amendment or change is enacted, promulgated, issued or announced or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after the date of this prospectus supplement, there is more than an insubstantial risk that:

     - the trust is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to income accrued or received on the junior subordinated debentures;

     - the trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of taxes, duties or other governmental charges; or

     - interest payable by Litchfield to the trust on the junior subordinated debentures is not, or within 90 days of the date thereof will not be, deductible by Litchfield for United States federal income tax purposes.

     "Investment Company Event" means that Litchfield and the Regular Trustees shall have received an opinion of counsel experienced in practice under the Investment Company Act of 1940, as amended, that as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an "investment company" which is required to be registered under the Investment Company Act, which change in Investment Company Act law becomes effective on or after the date of this prospectus supplement.

DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES

     At any time, Litchfield, as the holder of the common securities, may, in its sole discretion, dissolve the trust and, after satisfaction of liabilities to creditors of the trust as provided by applicable law, cause the junior subordinated debentures to be distributed to the holders of the trust securities.

     If junior subordinated debentures are distributed to the holders of the trust securities upon the dissolution and liquidation of the trust, the junior subordinated debentures will be issued in denominations of $10 and integral multiples of $10. If distributed to holders of the trust securities, it is anticipated that the junior subordinated debentures would be distributed in the form of one or more global securities and DTC, or any successor depositary for the preferred securities, would act as depositary for the junior subordinated debentures. The depositary arrangements for the junior subordinated debentures would be substantially similar to those in effect for the preferred securities. None of Litchfield, the indenture trustee, any paying agent or any other agent of Litchfield or the indenture trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such junior subordinated debentures or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

     For a description of the depository and the terms of the depository arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters relating to the junior subordinated debentures, see "Description of the Junior Subordinated Debentures--Book-Entry and Settlement."

     On the date fixed for any distribution of junior subordinated debentures, upon dissolution of the trust, (i) the preferred securities, the preferred securities guarantee and the common securities will no longer be deemed to be outstanding and (ii) any certificates representing preferred securities will be deemed to represent beneficial interests in the junior subordinated debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, and bearing accrued and unpaid interest equal to accumulated and unpaid distributions on, the preferred securities, until certificates are presented to Litchfield or its agent for transfer or reissuance.

     Litchfield cannot assure you about the market price for the junior subordinated debentures which may be distributed in exchange for preferred securities if a dissolution and liquidation of the trust occurs. Accordingly, the junior subordinated debentures which a holder of preferred securities may subsequently receive on dissolution and liquidation of the trust, may trade at a discount to the price of the preferred securities exchanged. If the junior subordinated debentures are distributed to the holders of preferred securities upon the dissolution of the trust, Litchfield will use its best efforts to list the junior subordinated debentures on the Nasdaq National Market or on another exchange or automated quotation system on which the preferred securities are then listed.

MANDATORY REDEMPTION

     Upon the repayment of the junior subordinated debentures, in whole or in part, whether at maturity, upon redemption or otherwise, the proceeds from the repayment will be promptly applied to redeem on a pro rata basis preferred securities and common securities having an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debentures so repaid or redeemed, upon not less than 30 nor more than 60 days' notice, at the Redemption Price. The common securities will be entitled to be redeemed on a pro rata basis with the preferred securities, except that if an Event of Default under the Declaration has occurred and is continuing, the preferred securities will have a priority over the common securities with respect to payment of the Redemption Price. Subject to the foregoing, if fewer than all outstanding preferred securities and common securities are to be redeemed, the preferred securities and common securities will be redeemed on a pro rata basis.

REDEMPTION PROCEDURES

     The trust may not redeem fewer than all outstanding preferred securities unless all accumulated and unpaid Distributions have been paid on all preferred securities for all quarterly Distribution periods terminating on or before the date of redemption.

     If the trust gives a notice of redemption for preferred securities, which notice will be irrevocable, then, while the preferred securities are still in book-entry only form, by 10:00 a.m., New York City time, on the Redemption Date and provided that Litchfield has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the junior subordinated debentures, the Property Trustee will irrevocably deposit with the depositary funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the preferred securities. See "--Book-Entry Only Issuance--The Depository Trust Company." If notice of redemption is given and funds deposited as required, then, immediately prior to the close of business on the Redemption Date, Distributions will cease to accumulate on the preferred securities called for redemption, the preferred securities will no longer be deemed to be outstanding and all rights of holders of the preferred securities so called for redemption will cease, except the right of the holders of the preferred securities to receive the Redemption Price, but without interest on the Redemption Price. Neither the trustees nor the trust shall be required to register or cause to be registered the transfer of any preferred securities which have been so called for redemption. If any date fixed for redemption of preferred securities is not a Business Day, then payment of the Redemption Price payable on that date will be made on the next succeeding day that is a Business Day, and without any interest or other payment in respect of any such delay, except that, if the Business Day falls in the next calendar year, that payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on that date fixed for redemption. If payment of the Redemption Price in respect of preferred securities is improperly withheld or refused and not paid by the Property Trustee or by Litchfield pursuant to the preferred securities guarantee, Distributions on such preferred securities will continue to accumulate, from the original redemption date of the preferred securities to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

     In the event that fewer than all of the outstanding preferred securities are to be redeemed, the preferred securities will be redeemed as described below under "--Book-Entry Only Issuance--The Depository Trust Company."

     If a partial redemption of the preferred securities would result in the delisting of the preferred securities by any national securities exchange or other organization on which the preferred securities are then listed or traded, Litchfield will redeem junior subordinated debentures only in whole and, as a result, under these circumstances the trust may redeem the preferred securities only in whole. Subject to the foregoing and applicable law, including, without limitation, United States federal securities laws, Litchfield or any of its subsidiaries may at any time purchase outstanding preferred securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     Holders of the preferred securities and the common securities at the date of any voluntary or involuntary dissolution, winding-up or termination of the trust, as the case may be, are entitled to receive an amount equal to the aggregate of the stated liquidation amount of $10 per trust security plus accumulated and unpaid Distributions thereon to the date of payment. This amount is paid on a pro rata basis solely out of the assets of the trust legally available for distribution to holders of preferred securities and common securities after satisfaction of liabilities to the creditors of the trust, unless, in connection with the dissolution, winding-up or termination, and after satisfaction of liabilities to the creditors of the trust, junior subordinated debentures, in an aggregate principal amount equal to the aggregate stated liquidation amount of such trust securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on such trust securities, shall be distributed on a pro rata basis to the holders of the preferred securities and the common securities in exchange therefor.

     If, upon any such dissolution, winding-up or termination, the Liquidation Distribution can be paid only in part because the trust has insufficient assets on hand legally available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the trust on the preferred securities and the common securities shall be paid on a pro rata basis. The holders of the common securities will be entitled to receive Liquidation Distributions upon any such dissolution, winding-up or termination on a pro rata basis with the holders of the preferred securities, except that if an Event of Default under the Declaration has occurred and is continuing, the preferred securities shall have a priority over the common securities with respect to the payment of the Liquidation Distribution.

     Pursuant to the Declaration, the trust will dissolve:

     - on June 30, 2029, the expiration of the term of the trust;

     - when all of the trust securities have been called for redemption and the amounts necessary for redemption thereof have been paid to the holders of trust securities in accordance with the terms of the trust securities;

     - when all of the junior subordinated debentures have been distributed to the holders of trust securities in exchange for all of the trust securities in accordance with the terms of the trust securities; or

     - upon a decree of judicial dissolution.

MERGER, CONSOLIDATION OR AMALGAMATION OF THE TRUST

     The trust may not consolidate, convert into, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body, except as described below, or as described in "Liquidation Distribution Upon Dissolution." The trust may, at the request of Litchfield, with the consent of the Regular Trustees and without the consent of the holders of the trust securities, the Delaware Trustee or the Property Trustee, consolidate, convert into, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any State; provided, that such successor entity either:

     - expressly assumes all of the obligations of the trust under the trust securities and the Declaration; or

     - substitutes for the trust securities other securities having substantially the same terms as the trust securities (the "Successor Securities"), so long as the Successor Securities rank the same as the trust securities rank with respect to Distributions and payments upon liquidation, redemption and otherwise; and

        - Litchfield expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the junior subordinated debentures;

        - the preferred securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the preferred securities are then listed or quoted;

        - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity);

        - such successor entity has purposes substantially identical to those of the trust;

        - prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, Litchfield has received an opinion of counsel experienced in such matters to the effect that:

           - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity);

           - following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor such successor entity will be required to register as an investment company under the Investment Company Act;

           - following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, the trust or such successor entity will continue to be classified as a grantor trust for United States federal income tax purposes;

        - Litchfield or any other permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the preferred securities guarantee; and

        - there shall have been furnished to the Property Trustee an officers' certificate and an opinion of counsel relating to the satisfaction of all conditions precedent in the Declaration.

     Notwithstanding the foregoing, the trust will not, except with the consent of holders of 100% in liquidation amount of the trust securities, consolidate, amalgamate, merge with or into, convert into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger, conversion, replacement, conveyance, transfer or lease would cause the trust or the Successor Entity to be classified as other than a grantor trust for United States federal income tax purposes or would cause the holders of the trust securities not to be treated as owning an undivided interest in the junior subordinated debentures.

DECLARATION EVENTS OF DEFAULT

     An Indenture Event of Default will constitute an event of default under the Declaration with respect to the trust securities (a "Declaration Event of Default"); provided that pursuant to the Declaration, the holder of the common securities will be deemed to have waived any such Declaration Event of Default with respect to the common securities until all Declaration Events of Default with respect to the preferred securities have been cured, waived or otherwise eliminated. Until all such Declaration Events of Default with respect to the preferred securities have been so cured, waived or otherwise eliminated, the Property trustee will be deemed to be acting solely on behalf of the holders of the preferred securities, and only the holders of the preferred securities will have the right to direct the Property trustee with respect to certain matters under the Declaration and consequently under the Indenture. In the event that any Declaration Event of Default with respect to the preferred securities is waived by the holders of the preferred securities as provided in the Declaration, the holders of common securities pursuant to the Declaration have agreed that such waiver also constitutes a waiver of such Declaration Event of Default with respect to the common securities for all purposes under the Declaration without any further act, vote or consent of the holders of the common securities.

     Upon the occurrence of a Declaration Event of Default, the Property Trustee, subject to the limitations described below under "--Voting Rights," as the holder of all of the junior subordinated debentures will have the right under the Indenture to declare the principal of and interest on the Junior Subordinated Debentures to be immediately due and payable. In addition, the Property Trustee will, subject to the limitations described below under "--Voting Rights," have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee.

VOTING RIGHTS

     Except as provided below, under "--Modification and Amendment of the Declaration" and "Description of the Preferred Securities Guarantees-- Amendments and Assignment" in the accompanying prospectus and as otherwise required by the Delaware Business Trust Act, the Trust Indenture Act and the Declaration, the holders of the preferred securities will have no voting rights.

     So long as any junior subordinated debentures are held by the Property Trustee, the trustees will not:

     - direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee or exercising any trust or power conferred on the indenture trustee with respect to the junior subordinated debentures;

     - waive any past default that is waivable under Section 6.06 of the Indenture; or

     - exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the junior subordinated debentures;

without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding preferred securities and common securities. The trustees shall not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by a later vote of the holders. The Property Trustee will notify each holder of preferred securities of any notice of default with respect to the junior subordinated debentures. In addition to obtaining the foregoing approvals of the holders of the preferred securities and common securities, prior to taking any of the foregoing actions, the trustees will obtain an opinion of counsel experienced in these matters to the effect that for United States federal income tax purposes the trust will not be classified as other than a grantor trust on account of such action.

     If a Declaration Event of Default has occurred and is continuing, then the holders of a majority in liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the junior subordinated debentures. If the Property Trustee fails to enforce its rights under the junior subordinated debentures, a holder of preferred securities, to the extent permitted by applicable law, may, after a period of 30 days has elapsed from the holder's written request to the Property Trustee to enforce these rights, institute a legal proceeding directly against Litchfield to enforce the Property Trustee's rights under the junior subordinated debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Further, if a Declaration Event of Default has occurred and is continuing and the event is attributed to the failure of Litchfield to pay interest or principal on the junior subordinated debentures on the date the interest or principal is otherwise payable, or in the case of redemption, on the redemption date, then a holder of preferred securities may directly institute a proceeding to enforce the payment to the holder of the principal of or interest on the junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder on or after the respective due date specified in the junior subordinated debentures. In connection with such Direct Action, Litchfield will be subrogated to the rights of the holder of preferred securities to the extent of any payment made by Litchfield to the holders of preferred securities in such direct action. Except as provided in the preceding sentences, the holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures. See "The Trusts--The Property Trustee" in the accompanying prospectus.

     A waiver of an Indenture Event of Default by the Property Trustee at the direction of holders of the preferred securities will constitute a waiver of the corresponding Declaration Event of Default in respect of the trust securities.

     In the event the consent of the Property Trustee as the holder of the junior subordinated debentures is required under the Indenture for any amendment, modification or termination of the Indenture or the junior subordinated debentures, the Property Trustee will request the written direction of the holders of the trust securities with respect to the amendment, modification or termination and shall vote with respect to the amendment, modification or termination as directed by a majority in liquidation amount of the trust securities voting together as a single class. If any amendment, modification or termination under the Indenture would require the consent or vote of holders of junior subordinated debentures representing a specified percentage greater than a majority in principal amount of the junior subordinated debentures, the Property Trustee may only vote with respect to that amendment, modification or termination as directed by the vote of holders of trust securities representing such specified percentage of the aggregate liquidation amount of the trust securities. The Property Trustee will be under no obligation to take any action in accordance with the directions of the holders of the trust securities unless the Property Trustee has received an opinion of counsel experienced in these matters that the trust will not be classified for United States federal income tax purposes as other than a grantor trust on account of this action.

     Any required approval or direction of holders of preferred securities may be given at a separate meeting of holders of preferred securities convened for that purpose, at a meeting of all of the holders of trust securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of preferred securities are entitled to vote to be mailed to each holder of record of preferred securities. Each notice will include a statement setting forth:

     - the date of the meeting;

     - a description of any resolution proposed for adoption at the meeting on which the holders are entitled to vote; and

     - instructions for the delivery of proxies.

     No vote or consent of the holders of preferred securities will be required for the trust to redeem and cancel preferred securities or to distribute the junior subordinated debentures in accordance with the Declaration. Notwithstanding that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by Litchfield or by any affiliate of Litchfield will not be entitled to vote or consent and shall, for purposes of the vote or consent, be treated as if they were not outstanding.

     The procedures by which persons owning preferred securities registered in the name of and held by DTC or its nominee may exercise their voting rights are described under "--Book-Entry Only Issuance--The Depository Trust Company" below.

     Holders of preferred securities will have no rights to increase or decrease the number of trustees or to appoint, remove or replace a trustee, which rights are held exclusively by the holders of the common securities.

MODIFICATION AND AMENDMENT OF THE DECLARATION

     The Declaration may be modified and amended if approved by a majority of the Regular Trustees, provided, that if any proposed modification or amendment provides for, or the Regular Trustees otherwise propose to effect:

     - any action that would adversely affect the powers, preferences or special rights of the trust securities, whether by amendment to the Declaration, other than as described below, or otherwise; or

     - the dissolution, winding-up or termination of the trust other than under the terms of the Declaration;

then the holders of the outstanding trust securities as a single class will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the approval of at least a majority in liquidation amount of the trust securities. If any amendment or proposal referred to above would adversely affect only the preferred securities or the common securities, then only the affected class of trust securities will be entitled to vote on the amendment or proposal and the amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of trust securities.

     Notwithstanding the foregoing, no amendment or modification may be made to the Declaration:

     - unless the Regular Trustees shall have first received

        - an officers' certificate from Litchfield that the amendment is permitted by, and conforms to, the terms of the Declaration and

        - an opinion of counsel the amendment is permitted by, and conforms to, the terms of the Declaration and that all conditions precedent, if any, in the Declaration to execute and deliver the amendment have been satisfied; and

     - to the extent the result of the amendment would be to

        - cause the trust to fail to continue to be classified for purposes of United States federal income taxation as a grantor trust,

        - reduce or otherwise adversely affect the powers of the Property Trustee in contravention of the Trust Indenture Act or

        - cause the trust to be deemed to be an "investment company" required to be registered under the Investment Company Act.

     Specified provisions of the Declaration may not be amended without the consent of all of the holders of the trust securities. No amendment which adversely affects the rights, powers and privileges of the Property Trustee or the Delaware Trustee may be made without the consent of the Property Trustee or Delaware Trustee, respectively. Article IV of the Declaration relating to the obligation of Litchfield to purchase the common securities and to pay some obligations and expenses of the trust as described under "The Trusts" in the accompanying prospectus may not be amended without the consent of Litchfield. The rights of holders of common securities under Article V of the Declaration to increase or decrease the number of, and to appoint, replace or remove trustees shall not be amended without the consent of each holder of common securities.

     The Declaration further provides that it may be amended without the consent of the holders of the trust securities to:

     - cure any ambiguity;

     - correct or supplement any provision in the Declaration that may be defective or inconsistent with any other provision of the Declaration;

     - add to the covenants, restrictions or obligations of Litchfield;

     - conform to changes in, or a change in interpretation or application of certain Investment Company Act regulations by the Securities and Exchange Commission;

     - make any other provisions with respect to matters or questions arising under the Declaration which shall not be inconsistent with the other provisions of the Declaration;

     - modify, eliminate or add to any provisions of the Declaration to the extent necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act; and

     - evidence the acceptance of the appointment of a successor trustee or fill a vacancy created by an increase in the number of Regular Trustees;

which amendment does not adversely affect in any material respect the rights, preferences or privileges of the holders of the trust securities.

  Book-Entry Only Issuance--The Depository Trust Company

     The Depository Trust Company ("DTC") will act as securities depositary for the preferred securities. The preferred securities will be issued only as fully registered securities registered in the name of DTC or its nominee. One or more fully-registered global preferred securities certificates, representing the total aggregate number of preferred securities, will be issued and will be deposited with DTC or pursuant to DTC's instructions.

     The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global preferred security.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. Direct Participants and Indirect Participants are collectively referred to herein as "Participants." The rules applicable to DTC and its Participants are on file with the SEC.

     When a Preferred Securities Global Certificate is issued, DTC will credit on its book-entry registration and transfer system the number of Preferred Securities represented by such Preferred Securities Global Certificate to the accounts of institutions that have accounts with DTC. Ownership of beneficial interests in a Preferred Securities Global Certificate will be limited to Participants or persons that may hold interests through Participants. The ownership interest of each actual purchaser of each preferred security is recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners will receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased preferred securities. Entries are made on the books of Participants acting on behalf of Beneficial Owners to show transfers of ownership interests. Beneficial Owners will not receive certificates representing their ownership interests in the preferred securities, except in the event that use of the book-entry system for the preferred securities is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the preferred securities, DTC's records reflect only the identity of the Direct Participants to whose accounts such preferred securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. So long as DTC, or its nominee, is the owner of a Preferred Securities Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner and holder of record of the preferred securities represented by such Preferred Securities Global Certificate for all purposes.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

     While DTC is acting as the securities depository for the preferred securities, redemption notices will be sent by Litchfield and the trust directly to DTC. DTC will then inform the Direct Participants, who will then contact the Beneficial Owners. If less than all of the preferred securities are being redeemed, DTC's practice is to determine by lot the interest of each Direct Participant to be redeemed.

     Although voting with respect to the preferred securities is limited, in those instances in which a vote is required, neither DTC nor Cede & Co. will consent or vote with respect to preferred securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the preferred securities are credited on the record date, identified in a listing attached to the Omnibus Proxy.

     Distribution payments on the preferred securities represented by a Preferred Series Global Certificate will be made by the Property Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and not of DTC, the trust or Litchfield, subject to any statutory or regulatory requirements as may be in effect at times. Payment of Distributions to DTC is the responsibility of the trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     Except as provided in this prospectus supplement, a Beneficial Owner will not be entitled to receive physical delivery of preferred securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the preferred securities.

     DTC may discontinue providing its services as securities depository with respect to the preferred securities at any time by giving reasonable notice to the trust. Under those circumstances, if a successor securities depository is not obtained, preferred securities certificates will be required to be printed and delivered. Additionally, the trust may decide to discontinue use of the system of book-entry transfers through DTC, or a successor depository. In that event, certificates for the preferred securities will be printed and delivered.

     Under the Declaration, payments made by the trust to DTC or its nominee will satisfy the trust's obligations under the Declaration, to the extent of the payments so made. Beneficial Owners will not be, and will not be considered by the trust to be, and will not have any rights as, owners of preferred securities under the Declaration.

     The trust, Litchfield and the trustees will have no responsibility or obligation to any Direct Participant, Indirect Participant or any Beneficial Owner or any other person not shown on the registration books of the trust as being a registered owner with respect to: (1) the accuracy of any records maintained by DTC or any Direct Participant or Indirect Participant, (2) the payment of any amount due by DTC to any Direct Participant or by any Direct Participant or Indirect Participant to any Beneficial Owner in respect of Distributions, (3) the delivery of any notice by DTC to any Direct Participant or by any Direct Participant or Indirect Participant to any Beneficial Owner that is required or permitted to be given to registered owners under the terms of the Declaration, (4) the selection of the Beneficial Owners to receive payment in the event of any practical redemption of the preferred securities or
(5) any consent given or other action taken by DTC as a registered owner.

     The trustee and the trust, so long as a book-entry only system is used for the preferred securities, will send any notice of redemption or of proposed document amendments requiring consent of registered owners and any other notices required by the document to be sent to registered owners only to DTC, or any successor securities depository, or its nominee. Any failure of DTC to advise any Direct Participant, or of any Direct Participant or Indirect Participant to notify the Beneficial Owner, of any notice and its content or effect will not affect the validity of the redemption of the preferred securities called for redemption, the document amendment or any other action premised on that notice.

     The trust, Litchfield and the trustees cannot and do not assure that DTC will distribute Distributions and other payments on the preferred securities made to DTC or its nominee as the registered owner or any redemption or other notices to the Participants, or that the Participants or others will distribute the payments or notices to the Beneficial Owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this prospectus supplement. Beneficial Owners should make appropriate arrangements with their broker or dealer regarding distribution of information regarding the preferred securities that may be transmitted by or through DTC.

     The foregoing information concerning DTC and DTC's book-entry system is based upon information obtained from DTC and contains statements that are believed to describe accurately DTC, the method of effecting book-entry transfers of securities distributed through DTC and related matters. Neither the trust nor Litchfield take any responsibility for the accuracy of these statements.

  Registrar, Transfer Agent and Paying Agent

     If the preferred securities do not remain in book-entry only form, the following provisions will apply.

     Payment of Distributions and payments on redemption of the preferred securities will be payable, the transfer of the preferred securities will be registrable, and preferred securities will be exchangeable for preferred securities of other denominations of a like aggregate liquidation amount at the corporate trust office of the Property Trustee in New York, New York. Payment of Distributions may be made at the option of the Regular Trustees on behalf of the trust by check mailed to the address of the persons entitled to the payments and the payment on redemption of any preferred security will be made only upon surrender of the preferred security to the Property Trustee.

     The Bank of New York or one of its affiliates will act as registrar and transfer agent for the preferred securities. The Bank of New York will also act as paying agent and, with the consent of the Regular Trustees, may designate additional paying agents.

     Registration of transfers of preferred securities will be effected without charge by or on behalf of the trust but only upon payment, with the giving of such indemnity as the Regular Trustees may require of, any tax or other governmental charges that may be imposed in relation to it.

     The trust will not be required to register or cause to be registered the transfer of preferred securities after such preferred securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee, prior to the occurrence of a Declaration Event of Default and after the curing of all Declaration Events of Default that may have occurred, will undertake to perform only the duties that are specifically set forth in the Declaration and, after the occurrence of a Declaration Event of Default, that has not been cured or waived, shall exercise the rights and powers vested in it by the Declaration and use the same degree of care and skill in their exercise, as a prudent individual would exercise or use under the circumstances in the conduct of his or her own affairs. The Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of preferred securities, unless offered reasonable security and indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Property Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Property Trustee has reasonable grounds for believing that the repayment of such funds or liability or adequate indemnity against such risk or liability is not reasonably assured to it.

     Litchfield and its subsidiaries maintain commercial banking and trust relationships with the Property Trustee and its affiliates.

  Governing Law

     The Declaration and the preferred securities will be governed by, and construed in accordance with, the laws of the State of Delaware.

  Miscellaneous

     The Regular Trustees are authorized and directed to take such action as they determine in their discretion to be necessary or desirable in carrying out the purposes of the trust, including, but not limited to:

     - causing the trust not to be deemed to be an "investment company" required to be registered under the Investment Company Act;

     - causing the trust to be classified for United States federal income tax purposes as a grantor trust; and

     - cooperating with Litchfield to ensure that the junior subordinated debentures will be treated as indebtedness of Litchfield for United States federal income tax purposes.

     In this connection, the Regular Trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the Declaration that the Regular Trustees determine in their discretion to be reasonable and necessary or desirable for such purposes.

     Litchfield and the Regular Trustees on behalf of the trust will be required to provide to the Property Trustee annually a certificate as to whether or not Litchfield and the trust, respectively, are in compliance with all the conditions and covenants under the Declaration.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

     Pursuant to the preferred securities guarantee, Litchfield will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full to the holders of the preferred securities, the Guarantee Payments (as defined in the accompanying prospectus) (without duplication of amounts theretofore paid by the trust) as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. Litchfield's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Litchfield to the holders of preferred securities or by causing the trust to pay such amounts to such holders. The preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee under the preferred securities guarantee (the "Guarantee Trustee"). The terms of the preferred securities guarantee will be those set forth in such preferred securities guarantee and those made part of such preferred securities guarantee by the Trust Indenture Act. The preferred securities guarantee will be held by the Guarantee Trustee for the benefit of the holders of the preferred securities. A summary description of the preferred securities guarantee appears in the accompanying prospectus under the caption "Description of the Preferred Securities Guarantees."

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

     Set forth below is a description of the junior subordinated debentures in which the trust will invest the proceeds from the issuance and sale of the trust securities and which will be deposited in the trust as trust assets. The terms of the junior subordinated debentures include those stated in the Junior Subordinated Indenture to be dated as of May 19, 1999 between Litchfield and The Bank of New York, as trustee (the "Indenture Trustee"), as supplemented by Supplemental Indenture No. 1 to be dated as of May 19, 1999 between Litchfield and the Indenture Trustee (as so supplemented, the "Indenture") and those made part of the Indenture by the Trust Indenture Act. This description supplements the description of the general terms and provisions of the junior subordinated debentures set forth in the accompanying prospectus under the caption "Description of the Junior Subordinated Debt Securities." The following description does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Trust Indenture Act. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein.

     The Indenture does not limit the aggregate principal amount of indebtedness which may be issued thereunder and provides that junior subordinated debentures may be issued thereunder from time to time in one or more series. The junior subordinated debentures constitute a separate series under the Indenture.

     Under certain circumstances involving the dissolution of the trust, junior subordinated debentures may be distributed to the holders of the trust securities in liquidation of the trust. See "Description of the Preferred Securities--Distribution of the Junior Subordinated Debentures."

GENERAL

     The junior subordinated debentures are unsecured, subordinated obligations of Litchfield, limited in aggregate principal amount to an amount equal to the sum of:

     - the stated liquidation amount of the preferred securities issued by the trust; and

     - the proceeds received by the trust upon issuance of the common securities to Litchfield (which proceeds will be used to purchase an equivalent principal amount of junior subordinated debentures).

     The entire principal amount of the junior subordinated debentures will become due and payable, together with any accrued and unpaid interest thereon, on June 30, 2029, unless such maturity date is shortened by Litchfield as described herein under "--Litchfield's Right to Shorten Maturity." The junior subordinated debentures are not subject to any sinking fund.

     If junior subordinated debentures are distributed to holders of preferred securities upon the dissolution of the trust, such junior subordinated debentures will initially be issued as a Global Security (as defined below). As described herein, under certain limited circumstances, junior subordinated debentures may be issued in certificated form in exchange for a Global Security. See "--Book-Entry and Settlement" below. In the event that junior subordinated debentures are issued in certificated form, such junior subordinated debentures will be in denominations of $10 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on junior subordinated debentures issued as a Global Security will be made to DTC, a successor depositary, or in the event that no depositary is used, to a paying agent for the junior subordinated debentures.

     In the event that junior subordinated debentures are issued in certificated form, payments of principal and interest will be payable, the transfer of the junior subordinated debentures will be registrable, and junior subordinated debentures will be exchangeable for junior subordinated debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Indenture Trustee in New York, New York; provided that payment of interest may be made at the option of Litchfield by check mailed to the address of the persons entitled thereto and that the payment of principal with respect to any Junior Subordinated Debenture will be made only upon surrender of such Junior Subordinated Debenture to the Indenture Trustee.

OPTIONAL REDEMPTION

     Except as provided below, the junior subordinated debentures may not be redeemed prior to June 30, 2004. Litchfield shall have the right to redeem the junior subordinated debentures, in whole or in part, from time to time, on or after June 30, 2004, upon not less than 30 nor more than 60 days' notice, at 100% of the principal amount of the junior subordinated debentures together with accrued and unpaid interest, including Compounded Interest (as hereinafter defined) to, but excluding, the redemption date.

     If the junior subordinated debentures are redeemed on any Interest Payment Date (as defined below), accrued and unpaid interest shall be payable to holders of record on the relevant record date.

     So long as the trust securities are outstanding, the proceeds from the redemption of any junior subordinated debentures will be used to redeem trust securities.

     Litchfield will also have the right to redeem the junior subordinated debentures, in whole but not in part, within 90 days following the occurrence of a Special Event as described under "Description of the Preferred
Securities--Special Event Redemption."

     Litchfield may not redeem any junior subordinated debentures unless all accrued and unpaid interest thereon, including Compounded Interest, if any, has been paid for all quarterly periods terminating on or prior to the date of notice of redemption.

     If Litchfield gives a notice of redemption in respect of junior subordinated debentures (which notice will be irrevocable), then by 10:00 a.m., New York City time, on the redemption date, Litchfield will deposit irrevocably with the Indenture Trustee funds sufficient to pay the applicable Redemption Price and will give irrevocable instructions and authority to pay such Redemption Price to the holders of the junior subordinated debentures. If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the redemption date interest will cease to accrue on the junior subordinated debentures called for redemption, such junior subordinated debentures will no longer be deemed to be outstanding and all rights of holders of such junior subordinated debentures so called for redemption will cease, except the right of the holders of such junior subordinated debentures to receive the applicable Redemption Price but without interest on such Redemption Price. If any date fixed for redemption of junior subordinated debentures is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If Litchfield fails to repay the junior subordinated debentures on maturity or the date fixed for redemption or if payment of the Redemption Price in respect of junior subordinated debentures is improperly withheld or refused and not paid by Litchfield, interest on such junior subordinated debentures will continue to accrue from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price. If fewer than all of the junior subordinated debentures are to be redeemed, the junior subordinated debentures will be redeemed pro rata or by lot or by any other method utilized by the Indenture Trustee.

     In the event of any redemption in part, Litchfield will not be required to:

     - issue, register the transfer of, or exchange any junior subordinated debentures during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of junior subordinated debentures and ending at the close of business on the date of such mailing; and

     - register the transfer of or exchange any junior subordinated debentures so selected for redemption, in whole or in part, except the unredeemed portion of any junior subordinated debentures being redeemed in part.

INTEREST

     The junior subordinated debentures will bear interest at the rate of 10% per annum from May 14, 1999. Interest will be payable quarterly in arrears June 30, September 30, December 31 and March 31 of each year (each, an "Interest Payment Date"), commencing on June 30, 1999, to the person in whose name such junior subordinated debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event (i) the preferred securities shall not continue to remain in book-entry only form or (ii) if following distribution of the junior subordinated debentures to holders of trust securities upon dissolution of the trust as described under "Description of the Preferred Securities--Distribution of the Junior Subordinated Debentures," the junior subordinated debentures shall not continue to remain in book-entry only form, the relevant record date will be the fifteenth day of the month in which the relevant Interest Payment Date occurs. Interest payable on any Junior Subordinated Debenture that is not punctually paid or duly provided for on any Interest Payment Date will forthwith cease to be payable to the person in whose name such Junior Subordinated Debenture is registered on the relevant record date, and such defaulted interest will instead be payable to the person in whose name such junior subordinated debenture is registered on the special record date or other specified date determined in accordance with the Indenture; provided, however, that interest shall not be considered payable by Litchfield on any Interest Payment Date falling within an Extension Period unless Litchfield has elected to make a full or partial payment of interest accrued on the junior subordinated debentures on such Interest Payment Date. The amount of interest payable for any full quarterly interest period will be computed on the basis of a 360-day year of twelve 30-day months, and for any period shorter than a full quarterly interest period for which interest is computed, interest will be computed on the basis of the actual number of days elapsed per 90-day quarter. If any date on which interest is payable on the junior subordinated debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as Litchfield is not in default in the payment of interest on the junior subordinated debentures, Litchfield will have the right to defer payments of interest on the junior subordinated debentures by extending the interest payment period at any time from time to time for an extension period not exceeding 20 consecutive quarterly interest periods (each such period, an "Extension Period"). Litchfield has no current intention of exercising its right to extend an interest payment period. No interest will be due and payable on the junior subordinated debentures during an Extension Period, except at the end thereof. During any Extension Period, Litchfield will not:

     - declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its capital stock other than:

           - dividends or distributions in shares of, or options, warrants, rights to subscribe for or purchase shares of, Litchfield's common stock;

           - any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

           - as a result of a reclassification of Litchfield's capital stock or the exchange or the conversion of one class or series of Litchfield's capital stock for another class or series of Litchfield's capital stock;

           - the payment of accrued dividends and the purchase of fractional interests in shares of Litchfield's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

           - purchases of Litchfield's common stock related to the issuance of Litchfield's common stock or rights under any of Litchfield's benefit plans for its directors, officers, employees, any of Litchfield's dividend reinvestment plans or stock purchase plans, or any of the benefit plans of any of Litchfield's affiliates for such affiliates' directors, officers or employees;

     - make any payment of principal or of interest or premium, if any, on or repay, repurchase or redeem any debt security of Litchfield that, ranks pari passu with or junior in interest to the junior subordinated debentures; or

     - make any guarantee payments with respect to any guarantee by Litchfield of the debt securities of any subsidiary of Litchfield (other than the preferred securities guarantee) if such guarantee ranks pari passu with or junior in interest to the junior subordinated debentures.

     Prior to the termination of any such Extension Period, Litchfield may further extend such Extension Period; provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarterly interest periods or extend beyond the maturity of the junior subordinated debentures. On the Interest Payment Date occurring at the end of each Extension Period, Litchfield will pay to the holders of junior subordinated debentures of record on the record date for such Interest Payment Date (regardless of who the holders of record may have been on other dates during the Extension Period) all accrued and unpaid interest on the junior subordinated debentures, together with interest thereon at the rate specified for the junior subordinated debentures to the extent permitted by applicable law, compounded quarterly ("Compounded Interest"). Upon the termination of any Extension Period and the payment of all amounts then due, Litchfield may commence a new Extension Period, subject to the above requirements. Litchfield may also prepay at any time all or any portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the junior subordinated debentures, not to exceed 20 consecutive quarterly interest periods; provided, that no such period may extend beyond the stated maturity of the junior subordinated debentures. The failure by Litchfield to make interest payments during an Extension Period would not constitute a default or an event of default under the Indenture or Litchfield's currently outstanding indebtedness.

     If the Property Trustee is the sole holder of the junior subordinated debentures, Litchfield will give the Property Trustee notice of its election to begin an Extension Period one Business Day prior to the earlier of:

     - the next succeeding date on which Distributions on the preferred securities are payable; or

     - the date the trust is required to give notice to the Nasdaq National Market or other applicable self-regulatory organization or to holders of the preferred securities of the record date or the date such Distribution is payable.

     The trust will give notice of Litchfield's election to begin such Extension Period to the holders of the preferred securities.

     If junior subordinated debentures have been distributed to holders of trust securities, Litchfield will give the holders of the junior subordinated debentures notice of its election to begin an Extension Period at least ten Business Days prior to the earlier of:

     - the next succeeding Interest Payment Date; or

     - the date Litchfield is required to give notice to the Nasdaq National Market (if the junior subordinated debentures are then listed thereon) or other applicable self-regulatory organization or to holders of the junior subordinated debentures of the record or payment date of such related interest payment.

ADDITIONAL INTEREST

     If at any time the trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the U.S. or any other taxing authority, then, in any such case, Litchfield will pay as additional interest ("Additional Interest") on the junior subordinated debentures such additional amounts as shall be required so that the net amounts received and retained by the trust after paying any such taxes, duties, assessments or other governmental charges will be equal to the amounts the trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

COMPOUNDED INTEREST

     Payments of Compounded Interest on the junior subordinated debentures held by the trust will make funds available to pay additional cash distributions on Distributions in arrears in respect of the preferred securities pursuant to the terms thereof.

LITCHFIELD'S RIGHT TO SHORTEN MATURITY

     If a Tax Event occurs, then Litchfield will have the right (i) prior to the dissolution of the trust, to shorten the stated maturity of the junior subordinated debentures to the minimum extent required, but not earlier than September 30, 2018 or (ii) to direct the Property Trustee to dissolve the trust (if not previously dissolved) and shorten the stated maturity of the junior subordinated debentures to the minimum extent required, but not earlier than September 30, 2018, in each case such that in the opinion of counsel to Litchfield experienced in such matters, after shortening the stated maturity, interest paid on the junior subordinated debentures will be deductible for federal income tax purposes.

     If Litchfield exercises its right and shortens the stated maturity of the junior subordinated debentures, the trust will redeem all of the outstanding preferred securities when the junior subordinated debentures are paid on their new maturity date.

BOOK-ENTRY AND SETTLEMENT

     If any junior subordinated debentures are distributed to holders of preferred securities (see "Description of the Preferred Securities-- Distribution of the Junior Subordinated Debentures"), such junior subordinated debentures will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the Depositary or its nominee. Except under the limited circumstances described below, junior subordinated debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, junior subordinated debentures in definitive form. The Global Securities described above may not be transferred except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor Depositary or its nominee.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

     Except as provided below, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of junior subordinated debentures in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing junior subordinated debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Accordingly, each such beneficial owner must rely on the procedures of the Depositary or, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture. If junior subordinated debentures are distributed to holders of preferred securities, DTC will act as securities depositary for the junior subordinated debentures.

     For a description of DTC and DTC's book-entry system, see "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company." As of the date of this prospectus supplement, the description herein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the preferred securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. Litchfield may appoint a successor to DTC or any successor depositary in the event DTC or the successor depositary is unable or unwilling to continue as a depository for the Global Securities.

     Litchfield, the Indenture Trustee, any paying agent and any other agent of Litchfield or the Indenture Trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for junior subordinated debentures or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     A Global Security shall be exchangeable for junior subordinated debentures registered in the names of persons other than the depositary or its nominee only if:

     - the Depositary notifies Litchfield that it is unwilling or unable to continue as a depositary for the Global Security and no successor depositary shall have been appointed;

     - the Depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the Depositary is required to be so registered to act as a depositary and no successor depositary shall have been appointed; or

     - Litchfield, in its sole discretion, determines that the Global Security shall be so exchangeable.

     Any Global Security that is exchangeable pursuant to the preceding sentence will be exchangeable for junior subordinated debentures registered in the names that the Depositary shall direct. It is expected that those instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in the Global Security.

     RELATIONSHIP BETWEEN THE PREFERRED SECURITIES, THE JUNIOR SUBORDINATED
               DEBENTURES AND THE PREFERRED SECURITIES GUARANTEE

     As set forth in the Declaration, the trust exists for the purposes of:

     - issuing the trust securities evidencing undivided beneficial interests in the assets of the trust and investing the proceeds thereof in the junior subordinated debentures; and

     - only engaging in other activities as are necessary, convenient and incidental thereto or are specifically authorized in the Declaration.

     As long as payments of interest and other payments are made when due on the junior subordinated debentures, those payments will be sufficient to cover Distributions and other payments due on the preferred securities primarily because:

     - the aggregate principal amount of junior subordinated debentures held as trust assets by the trust will be equal to the sum of the aggregate stated liquidation amount of the preferred securities and the common securities;

     - the interest rate and interest and other payment dates of the junior subordinated debentures will match the distribution rate and Distribution and other payment dates of the preferred securities;

     - the Declaration further provides that the trustees will not cause or permit the trust, among other things, to engage in any activity that is not consistent with the limited purposes of the trust; and

     - the Declaration provides that Litchfield will pay for all debts and obligations, other than with respect to the trust securities, and all costs and expenses of the trust, including the fees and expenses of the trustees and any taxes and all costs and expenses with respect thereto, to which the trust may become subject, except for United States withholding taxes. However, no assurance can be given that Litchfield will have sufficient resources to enable it to pay those debts, obligations, costs and expenses on behalf of the trust.

     Payments of Distributions and other payments due on the preferred securities are guaranteed by Litchfield on a subordinated basis as and to the extent set forth under "Description of the Preferred Securities Guarantees" in the accompanying prospectus. If Litchfield does not make interest or other payments on the junior subordinated debentures, the trust will not make Distributions or other payments on the preferred securities. Under the Declaration, if and to the extent Litchfield does make interest or other payments on the junior subordinated debentures, the Property Trustee is obligated to make Distributions or other payments on the preferred securities. The preferred securities guarantee is a full and unconditional guarantee from the time of issuance of the preferred securities, but the preferred securities guarantee covers distributions and other payments on the preferred securities only if and to the extent that Litchfield has made a payment to the Property Trustee of interest or principal on the junior subordinated debentures.

     The Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture with respect to the junior subordinated debentures, including its rights as the holder of the junior subordinated debentures to enforce Litchfield's obligations under the junior subordinated debentures upon the occurrence of an Indenture Event of Default. The Guarantee Trustee will have the right to enforce the preferred securities guarantee on behalf of the holders of the preferred securities. In addition, the holders of at least a majority in liquidation amount of the preferred securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and the preferred securities guarantee. If the Property Trustee fails to enforce its rights under the Indenture, any holder of preferred securities may, after a period of 30 days has elapsed from the holder's written request to the Property Trustee to enforce these rights, institute a legal proceeding against Litchfield to enforce those rights. If the Guarantee Trustee fails to enforce the preferred securities guarantee, to the extent permitted by applicable law, any holder of preferred securities may institute a legal proceeding directly against Litchfield to enforce the Guarantee Trustee's rights under the preferred securities guarantee. Notwithstanding the foregoing, if Litchfield has failed to make a guarantee payment, a holder of preferred securities may directly institute a proceeding against Litchfield for enforcement of the preferred securities guarantee for such payment. See "Description of the Preferred Securities" and "Description of the Preferred Securities Guarantee" herein and "Description of the Preferred Securities Guarantees--Status of the Preferred Securities Guarantee" in the accompanying prospectus.

     The above mechanisms and obligations, taken together, provide a full and unconditional guarantee by Litchfield of payments due on the preferred securities.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation, counsel to Litchfield and the trust, the following are the material United States federal income tax consequences of the ownership and disposition of the preferred securities. Unless otherwise stated, this summary deals only with the preferred securities held as capital assets by holders who acquire the preferred securities upon original issuance at the price indicated on the cover of this prospectus supplement. The tax treatment of a holder may vary depending on the holder's particular situation. This summary does not deal with special classes of holders, such as, for example, dealers in securities or currencies, banks, thrifts, real estate investment trusts, regulated investment companies, life insurance companies, persons holding preferred securities as part of a straddle or as part of a hedging or conversion transaction, or persons whose functional currency is not the United States dollar. Further, it does not include any description of alternative minimum tax consequences or the tax laws of any state or local government or any foreign government that may be applicable to the preferred securities. This summary is based on the Internal Revenue Code of 1986, as amended, final and temporary Treasury Regulations promulgated thereunder, published administrative positions of the Internal Revenue Service (the "IRS"), and reported judicial decisions, all as existing on the date hereof, and all of which are subject to change, possibly on a retroactive basis. In particular, legislation was previously proposed by the Clinton Administration in 1996 and 1997 that, if enacted, could have adversely affected Litchfield's ability to deduct interest on the junior subordinated debentures. In addition, the IRS has challenged the interest deduction in a similar arrangement that is in the early stages of litigation in the Tax Court. Loss of the interest deduction would permit Litchfield to cause a redemption of the junior subordinated debentures and therefore cause a redemption of the preferred securities. Alternatively, Litchfield could, in its discretion, dissolve the trust and cause the junior subordinated debentures to be distributed to the holders of the trust securities. See "Description of the Preferred
Securities -- Special Event Redemption." The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the ownership and disposition of preferred securities may differ from the treatment described below.

     Investors are advised to consult their own tax advisors as to the United States federal income tax consequences of the ownership and disposition of the preferred securities in light of their particular circumstances, as well as the effect of any state, local or other tax laws.

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBENTURES

     Litchfield intends to take the position that the junior subordinated debentures will be classified for United States federal income tax purposes as indebtedness under current law. No assurance can be given, however, that this position of Litchfield will not be challenged by the IRS. As mentioned above, the allowability of the interest deduction in a similar arrangement is currently being litigated in the Tax Court. The remainder of this discussion assumes that the junior subordinated debentures will be classified for United States federal income tax purposes as indebtedness of Litchfield.

CLASSIFICATION OF THE TRUST

     Assuming full compliance with the terms of the Declaration, the trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, each holder of preferred securities will be considered the owner of a pro rata portion of the junior subordinated debentures held by the trust and will be required to include in gross income the holder's pro rata share of income accrued on the junior subordinated debentures, whether or not cash is actually distributed to the holders.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     Under Treasury Regulations issued in 1996 applicable to debt instruments (the "Regulations"), a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount ("OID"). Litchfield believes that the likelihood of its exercising its option to defer payments is remote. Based on the foregoing, the junior subordinated debentures will not be considered to be issued with OID at the time of their original issuance and, accordingly, a holder should include in gross income the holder's allocable share of interest on the junior subordinated debentures in accordance with the holder's method of tax accounting.

     Under the Regulations, if Litchfield exercised its option to defer any payment of interest, the junior subordinated debentures would at that time be treated as issued with OID, and all stated interest on the junior subordinated debentures would thereafter be treated as OID as long as the junior subordinated debentures remained outstanding. In that event, each holder of the preferred securities, including a taxpayer who otherwise uses the cash method of accounting, would be required to include the holder's pro rata share of OID on the junior subordinated debentures in income as it accrued, in accordance with a constant yield method based on a compounding of interest, before the receipt of Distributions on the preferred securities. Generally, during an Extension Period, all of a holder's taxable interest income with respect to the junior subordinated debentures will be accounted for as "OID" and actual distributions of stated interest will not be separately reported as taxable income. Consequently, during an Extension Period, a holder would be required to include OID in gross income even though Litchfield would not make any actual cash payments.

     The Regulations have not been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a position contrary to the interpretation herein.

     No portion of the amounts received on the preferred securities will be eligible for the dividends received deduction.

     Subsequent uses of the term "interest" in this summary include income in the form of OID.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD ON THE JUNIOR SUBORDINATED DEBENTURES

     Holders of preferred securities will begin to accrue OID with respect to their pro rata share of the junior subordinated debentures during an Extension Period. A holder who disposes of the preferred securities during an Extension Period may suffer a loss because the market value of the preferred securities will likely fall if Litchfield exercises its option to defer payments of interest on the junior subordinated debentures. See "--Disposition of the Preferred Securities" below. Furthermore, the market value of the preferred securities may not reflect the accumulated Distributions that will be paid at the end of the Extension Period, and a holder who sells the preferred securities during the Extension Period will not receive from Litchfield any cash related to the interest income the holder accrued and included in the holder's taxable income under the OID rule (because that cash will be paid to the holder of record at the end of the Extension Period).

DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF PREFERRED
SECURITIES

     Under current law, a distribution by the trust of the junior subordinated debentures as described under the caption "Description of the Preferred Securities--Distribution of the Junior Subordinated Debentures" will be nontaxable and will result in the holder receiving directly the holder's pro rata share of the junior subordinated debentures previously held indirectly through the trust, with a holding period and tax basis equal to the holding period and adjusted tax basis such holder was considered to have had in the holder's pro rata share of the underlying junior subordinated debentures prior to such distribution. A holder will include interest income in respect of junior subordinated debentures received from the trust in the manner described above under "-- Interest Income and Original Issue Discount."

DISPOSITION OF THE PREFERRED SECURITIES

     Upon a sale, exchange or other disposition of the preferred securities (including a distribution of cash in redemption of a holder's preferred securities upon redemption or repayment of the underlying junior subordinated debentures, but excluding the distribution of junior subordinated debentures), a holder will recognize gain or loss equal to the difference between the amount realized on the sale of such preferred securities and the holder's adjusted tax basis in the preferred securities. The amount realized will equal the cash received, less the amount of accrued and unpaid interest with respect to the holder's pro rata share of the junior subordinated debentures. The holder will be required to include such accrued and unpaid interest in the holder's ordinary income. Assuming that Litchfield does not exercise its option to defer payment of interest on the junior subordinated debentures, a holder's adjusted tax basis in the preferred securities generally will be the holder's initial purchase price. If the junior subordinated debentures are deemed to be issued with OID as a result of Litchfield's deferral of any interest payment or otherwise, a holder's tax basis in the preferred securities generally will be the holder's initial purchase price, increased by OID previously includible in the holder's gross income to the date of disposition and decreased by Distributions or other payments received on the preferred securities since and including the date of the first Extension Period. Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the preferred securities have been held for more than one year.

     If Litchfield exercises its option to defer any payment of interest on the junior subordinated debentures, the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the underlying junior subordinated debentures. If this deferral occurs, a holder who disposes of the holder's preferred securities between record dates for payments of Distributions thereon will nevertheless be required to include in income, as OID, accrued but unpaid interest on the junior subordinated debentures through the date of disposition and to add that amount to the holder's adjusted tax basis in the holder's preferred securities. Accordingly, the holder will recognize a capital loss to the extent the selling price, which may not fully reflect the value of accrued but unpaid interest, is less than the holder's adjusted tax basis, which will include accrued but unpaid interest. Subject to limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

INFORMATION REPORTING TO HOLDERS

     The trust will report the interest income paid or accrued during the year with respect to the junior subordinated debentures, and any gross proceeds received by the trust from the retirement or redemption of the junior subordinated debentures, annually to the holders of record of the preferred securities and the

IRS. The trust currently intends to deliver these reports to holders of record prior to January 31 following each calendar year. It is anticipated that persons who hold preferred securities as nominees for beneficial holders will report the required tax information to beneficial holders on Form 1099.

BACKUP WITHHOLDING

     Payments made on, and proceeds from the sale of, preferred securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain certification procedures. Any withheld amounts will generally be allowed as a credit against the holder's federal income tax, provided the required information is timely filed with the IRS.

UNITED STATES ALIEN HOLDERS

     For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust who or that is, for U.S. federal income tax purposes, a foreign corporation, a nonresident alien individual, a foreign partnership or a nonresident fiduciary of a foreign estate or trust.

     United States Treasury Regulations were published in the Federal Register on October 14, 1997 that affect the procedures to be followed by a United States Alien Holder in establishing its non-U.S. person status. These regulations are generally effective with respect to payments made after December 31, 1999, subject to transition rules. The discussion below is not intended to be a complete discussion of the provisions of these regulations, and prospective investors are urged to consult their own tax advisors with respect to the effect of these regulations.

     Litchfield and the trust, respectively, will not pay any additional amounts on the junior subordinated debentures deemed to be held, and on the Preferred Securities held, by a United States Alien Holder in respect of any tax, assessment or governmental charge withheld or deducted.

  PAYMENTS ON THE PREFERRED SECURITIES

     As discussed above, Litchfield intends to take the position that the junior subordinated debentures will be classified for United States federal income tax purposes as indebtedness of Litchfield under current law. However, Litchfield cannot assure you that this position will not be challenged by the IRS.

     Assuming that the junior subordinated debentures are classified for United States federal income tax purposes as indebtedness of Litchfield and subject to the discussion of effectively connected income below, under present United States federal income tax law, payments by the trust or any of its paying agents to any holder of preferred securities who or that is a United States Alien Holder will not be subject to U.S. federal withholding tax, provided that (a) the beneficial owner of the preferred securities does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Litchfield entitled to vote, (b) the beneficial owner of the preferred securities is not a controlled foreign corporation that is related to Litchfield through stock ownership, (c) the beneficial owner of the preferred securities is not a bank deemed to be extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (d) either (A) the beneficial owner of the preferred securities certifies to the trust or its paying agent, under penalties of perjury, that the owner is not a U.S. person and provides the owner's name, address and, if required, taxpayer identification number, or (B)(x) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the preferred securities in such capacity, certifies to the trust or its paying agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the trust or its paying agent with a copy thereof or (y) with respect to payments after December 31, 1999, a "qualified intermediary" (which includes certain foreign financial institutions, foreign clearing organizations or foreign branches of U.S. financial institutions or clearing organizations which have entered into withholding agreements with the IRS and have received appropriate certification from the beneficial owner) provides the trust or its paying agent with an intermediary withholding certificate.

     If the junior subordinated debentures were not classified for United States federal income tax purposes as indebtedness of Litchfield, payments by the trust or any of its paying agents to any holder of preferred securities who or that is a United States Alien Holder would be subject to U.S. withholding tax at a 30% rate (or a lower rate prescribed by an applicable tax treaty).

     Prospective investors that would be United States Alien Holders should consult their tax advisors concerning the possible application of these rules.

  SALE OR EXCHANGE OF PREFERRED SECURITIES

     Subject to the discussion of effectively connected income below, a United States Alien Holder (other than certain U.S. expatriates) generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of the preferred securities unless the United States Alien Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are satisfied.

  EFFECTIVELY CONNECTED INCOME

     If a United States Alien Holder of preferred securities is engaged in a trade or business in the United States, and if the interest income paid or accrued on the preferred securities is effectively connected with the conduct of such trade or business, the United States Alien Holder, although exempt from the withholding tax on payments on preferred securities, will generally be subject to regular United States income tax on the interest income and on any gain realized on the sale, exchange or other disposition of preferred securities in the same manner as if the holder were a U.S. person. Such a holder will be required to provide to the applicable withholding agent a properly executed form prescribed by the IRS in order to claim an exemption from withholding tax. In addition, if such United States Alien Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lower rate prescribed by an applicable treaty) of its effectively connected earnings and profits for the taxable year.

                                  UNDERWRITING

GENERAL

     Based on the terms and conditions of an underwriting agreement, the trust has agreed to sell to the underwriters named below, and the underwriters have agreed to purchase from the trust, the number of preferred securities set forth opposite its name below:

                                                              NUMBER OF
                                                              PREFERRED
                        UNDERWRITER                           SECURITIES
                        -----------                           ----------
Tucker Anthony Cleary Gull..................................  1,666,667
Ferris, Baker Watts Incorporated............................    833,333
                                                              ---------
          Total.............................................  2,500,000
                                                              =========

     The underwriters are obligated to purchase all of the preferred securities if any preferred securities are purchased.

     Litchfield and the trust have agreed with the underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters may be required to make.

     Some of the underwriters have in the past and may in the future engage in transactions with, or perform services for, Litchfield or its subsidiaries in the ordinary course of their businesses.

     The underwriters will not make any sales to discretionary accounts without the prior written approval of the customer.

     Litchfield will pay all expenses, estimated to be approximately $380,000, associated with the offer and the sale of the preferred securities by the trust.

     Litchfield has granted the underwriters an option to purchase an aggregate of up to an additional 375,000 preferred securities solely to cover over-allotments, if any, at the initial offering price to the public plus accrued interest. All or any of these options may be exercised at any time until 30 days after the date of the underwriting agreement.

COMMISSION AND DISCOUNTS

     The underwriters will offer the preferred securities directly to the public at a price of $10 per preferred security. The underwriters may also offer the preferred securities to certain dealers at the above mentioned offering price less a concession not in excess of $.20 per preferred security. The underwriters may allow, and such dealers may reallow, a discount not in excess of $.125 per preferred security to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     In view of the fact that the proceeds from the sale of the preferred securities will be used to purchase the junior subordinated debentures, Litchfield has agreed to pay to the underwriters as compensation for arranging the investment therein of such proceeds an amount of $.40 per preferred security, (or a total of $1,000,000).

     The following tables show the per share and total underwriting discounts and commissions Litchfield will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional preferred securities.

          UNDERWRITING DISCOUNTS AND COMMISSIONS PAYABLE BY LITCHFIELD

                                                               WITH                      WITHOUT
                                                      OVER-ALLOTMENT EXERCISE    OVER-ALLOTMENT EXERCISE
                                                      -----------------------    -----------------------
Per preferred security..............................       $         .40              $         .40
Total...............................................       $1,150,000.00              $1,000,000.00

NASDAQ NATIONAL MARKET LISTING

     Before this offering, there has been no established public trading market for the preferred securities. The trust has applied to list the preferred securities on the Nasdaq National Market under the symbol "LTCHP". If approved for listing, Litchfield expects trading of the preferred securities to begin within 30 days of the issuance of the preferred securities. In order to meet all of the requirements for listing the preferred securities on the Nasdaq National Market, the underwriters have agreed to sell the preferred securities to a minimum of 400 beneficial holders. The underwriters have advised Litchfield that they intend to make a market in the preferred securities prior to the commencement of trading on the Nasdaq National Market. However, the underwriters are not obligated to do so and may discontinue market making at any time without notice. No assurances can be given about the liquidity of the trading market for the preferred securities.

NO SALES OF SIMILAR SECURITIES

     Litchfield and the trust have agreed that, during the period beginning on the date of the underwriting agreement and continuing to and including the date of delivery of the preferred securities to the underwriters in accordance with the underwriting agreement, they will not offer, sell, contract to sell or otherwise dispose of any preferred securities, any securities convertible into or exchangeable into or exercisable for the preferred securities or the junior subordinated debentures or any debt securities substantially similar to the junior subordinated debentures or any equity securities substantially similar to the preferred securities (except for the junior subordinated debentures and the preferred securities issued pursuant to the underwriting agreement) without the prior written consent of Tucker Anthony Cleary Gull and Ferris, Baker Watts Incorporated.

PRICE STABILIZATION AND SHORT POSITIONS

     In connection with the sale of the preferred securities, Securities and Exchange Commission rules permit the underwriters to engage in transactions that stabilize the price of the preferred securities. These transactions may include purchases for the purpose of fixing or maintaining the price of the preferred securities.

     The underwriters may create a short position in the preferred securities in connection with the offering. That means that they sell a larger number of the preferred securities than is shown on the cover page of this prospectus supplement. If they create a short position, the underwriters may purchase preferred securities in the open market to reduce the short position.

     If the underwriters purchase the preferred securities to stabilize the price or to reduce their short position, the price of the preferred securities could be higher than it might be if an underwriter had not made such purchases. The underwriters make no representation or prediction about any effect that the purchases may have on the price of the preferred securities.

     The underwriters may suspend any of these activities at any time.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

PROSPECTUS
                                  $100,000,000

                    [LITCHFIELD FINANCIAL CORPORATION LOGO]

                      JUNIOR SUBORDINATED DEBT SECURITIES
                           LITCHFIELD CAPITAL TRUST I
                          LITCHFIELD CAPITAL TRUST II
                           TRUST PREFERRED SECURITIES
         FULLY AND UNCONDITIONALLY GUARANTEED, AS SET FORTH HEREIN, BY
                        LITCHFIELD FINANCIAL CORPORATION

--------------------------------------------------------------------------------

THE TRUSTS:

     Litchfield Capital Trust I and Litchfield Capital Trust II are subsidiaries of Litchfield Financial Corporation. The trusts are statutory business trusts created under Delaware law. They exist for the purpose of issuing trust preferred securities.

THE OFFERING:

     JUNIOR SUBORDINATED DEBT SECURITIES

     By this prospectus, Litchfield may offer junior subordinated debt securities. Litchfield's obligations under these debt securities will be unsecured and subordinate and junior in right of payment to all other senior debt of Litchfield. Litchfield may issue and sell these junior subordinated debt securities to the trusts in connection with the trusts' investment of proceeds from the sale of their trust preferred securities and common securities. Under certain circumstances the trusts may be dissolved and these junior subordinated debt securities will be distributed to holders of the trusts' trust preferred securities.

     TRUST PREFERRED SECURITIES

     By this prospectus, the trusts may offer and sell trust preferred securities representing undivided beneficial interests in the assets of the issuing trust. The trusts will use the proceeds from the sale of their trust preferred securities and common securities to purchase junior subordinated debt securities of Litchfield.

     GUARANTEE

     Litchfield will fully and unconditionally guarantee the trusts' payment obligations with respect to their trust preferred securities on the terms described in this prospectus and the accompanying prospectus supplement.

--------------------------------------------------------------------------------

     We will provide additional terms of our securities in one or more supplements to this prospectus. You should read this prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement.

--------------------------------------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                  The date of this prospectus is May 13, 1999

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the SEC using a "shelf" registration process. By using this process, we may offer the securities described in this prospectus in one or more public offerings with a total aggregate initial offering price of up to $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement. The prospectus supplement will describe the specific terms of the offering. The prospectus supplement may also add, update or change the information contained in this prospectus. Please carefully read this prospectus and the applicable prospectus supplement, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information."

     You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus.

     We have not included separate financial statements of the trusts in this prospectus. We do not consider that such financial statements would be material to holders of the trusts' trust preferred securities because:

     - Each trust is a newly created special purpose entity;

     - Each trust has no operating history or independent operations; and

     - Neither trust is engaged in nor does it propose to engage in any activity other than holding the Junior Subordinated Debt Securities (as defined herein), issuing the trust securities (as defined herein) and any other activity related thereto or specifically authorized by the trust's Declaration (as defined herein).

     Furthermore, taken together, Litchfield's obligations under the Junior Subordinated Debt Securities, the Indenture, the Declarations and the preferred securities guarantees (each, as defined herein) provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trusts' preferred securities. See "The Trusts," "Description of the Preferred Securities," "Description of the Preferred Securities Guarantees" and "Description of the Junior Subordinated Debt Securities." In addition, we do not expect that the trusts will file reports under the Securities Exchange Act of 1934, with the SEC.

                      WHERE YOU CAN FIND MORE INFORMATION

     Litchfield files reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549, at the district office of the SEC located at 73 Tremont Street, Suite 600, Boston, MA 02108-3912, and the regional office at 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain further information regarding the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC's Internet site located at http://www.sec.gov. In addition, you may inspect our reports at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or a prospectus supplement or by information that we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference into this prospectus the following documents that Litchfield has filed with the

SEC and Litchfield's future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until the offering of the securities offered hereby is completed:

     - Litchfield's Annual Report on Form 10-K for its fiscal year ended December 31, 1998; and

     - The definitive Proxy Statement dated March 23, 1999 for the Annual Meeting of Litchfield's stockholders held on April 23, 1999.

     This prospectus is part of a registration statement we have filed with the SEC relating to our securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are also available at the SEC's Public Reference Room or through its web site.

     You may also obtain a copy of our filings with the SEC at no cost, by writing to or telephoning us at the following address:

                        Litchfield Financial Corporation
                                430 Main Street
                       Williamstown, Massachusetts 01267
                                Attn: Treasurer
                                 (413) 458-1000

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Statements contained in this prospectus and any accompanying prospectus supplement, including the documents that are incorporated by reference as set forth in "Where You Can Find More Information," that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Litchfield, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

     Such factors include, among others, the risk factors set forth under "Risk Factors" as well as the following:

     - general economic and business conditions;

     - industry trends;

     - changes in business strategy or development plans;

     - availability and quality of management; and

     - availability, terms and deployment of capital.

     Special attention should be paid to such forward-looking statements including, but not limited to, statements relating to Litchfield's ability to execute its growth strategies, realize its growth objectives and obtain sufficient resources to finance its working capital needs and provide for its known obligations.

     Forward-looking statements are based on the beliefs of Litchfield's management as well as assumptions made by and information currently available to management. Litchfield and the trusts caution that assumptions, projections, expectations, intentions or beliefs about future events may and often do vary materially from actual results and the differences between assumptions, projections, expectations, intentions or beliefs and actual results can be material. Accordingly, there can be no assurance actual results will not differ materially from those expressed or implied by forward-looking statements.

                        LITCHFIELD FINANCIAL CORPORATION

     Litchfield Financial Corporation is a diversified finance company that provides financing to creditworthy borrowers for assets not typically financed by banks. Litchfield provides such financing by making loans to businesses secured by consumer receivables or other assets and by purchasing consumer loans.

     Litchfield provides financing to rural land dealers, timeshare resort developers and other finance companies secured by receivables. Litchfield also purchases consumer loans consisting primarily of loans to purchasers of rural and vacation properties and vacation ownership interests popularly known as timeshare interests, and provides loans to dealers and developers for the acquisition and development of rural land and timeshare resorts. In addition, Litchfield purchases other loans, such as consumer home equity loans, mortgages and construction loans and tax lien certificates, and provides financing to other businesses secured by receivables or other assets.

     The principal sources of Litchfield's revenues are:

        - interest and fees on loans,

        - gains on sales of loans and

        - servicing and other income.

     Gains on sales of loans are based on the difference between the allocated cost basis of the assets sold and the proceeds received, which includes the fair value of any assets or liabilities that are newly created as a result of the transaction. Because a significant portion of Litchfield's revenues is comprised of gains realized upon sales of loans, the timing of such sales has a significant effect on Litchfield's results of operations.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable prospectus supplement, Litchfield anticipates that any net proceeds from the sale of the securities offered hereby will be used to support its business activities, as capital to support senior indebtedness and for other general corporate purposes. Until used for the purposes indicated, Litchfield will invest the net proceeds of this offering in short-term investment-grade interest-bearing securities.

     Each trust will use all proceeds received from the sale of its trust securities to purchase junior subordinated debt securities from Litchfield.

                                   THE TRUSTS

     Litchfield Capital Trust I and Litchfield Capital Trust II are statutory business trusts created on April 12, 1999, under the Delaware Business Trust Act pursuant to separate declarations of trust among the trustees of each trust and Litchfield and the filing of a certificate of trust with the Secretary of State of the State of Delaware. Each such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration" and together, the "Declarations") as of the date the respective trust initially issues trust preferred securities representing preferred undivided beneficial interests in the assets of such trust. Each Declaration will be qualified under the Trust Indenture Act of 1939.

     The following description summarizes the material terms of the Declarations and is qualified in its entirety by reference to the form of Declaration, which has been filed as an exhibit to the registration statement of which this prospectus is a part, and the Trust Indenture Act.

     The address of the principal office of each trust is c/o Litchfield Financial Corporation, 430 Main Street, Williamstown, MA 01267, and the telephone number of each trust at such address is
(413) 458-1000.

PREFERRED SECURITIES

     Upon issuance of any preferred securities by a trust, the holders of the preferred securities will own all of the issued and outstanding preferred securities of such trust. Litchfield will, directly or indirectly, acquire common securities representing common undivided beneficial interests in the assets of each trust in an amount equal to 3% of the total capital of such trust. Litchfield's common securities will constitute all of the issued and outstanding common securities of each trust. The preferred securities and the common securities will rank equally with each other and will have equivalent terms; provided that

     - if a Declaration Event of Default (as defined under "Events of Default") under the Declaration of a trust occurs and is continuing, the holders of preferred securities of such trust will have a priority over holders of the common securities of such trust with respect to payments in respect of distributions and payments upon liquidation, redemption and maturity and (ii) the holders of common securities have the exclusive right to appoint, remove or replace the trustees and to increase or decrease the number of trustees. Each trust exists for the purposes of (a) issuing its preferred securities, (b) issuing its common securities to Litchfield,
       (c) investing the gross proceeds from the sale of its trust securities in Junior Subordinated Debt Securities of Litchfield and (d) engaging in only such other activities as are necessary, convenient or incidental thereto or are specifically authorized in its Declaration. The rights of the holders of the preferred securities of a trust, including economic rights, rights to information and voting rights, are set forth in the applicable Declaration, the Business Trust Act and the Trust Indenture Act.

POWERS AND DUTIES OF TRUSTEES

     The number of trustees of each trust will initially be five. Three of the trustees (the "Regular Trustees") are individuals who are officers, directors or employees of Litchfield. The fourth trustee is The Bank of New York, which is unaffiliated with Litchfield and serves as the property trustee (the "Property Trustee") and acts as the indenture trustee under the Declaration for purposes of the Trust Indenture Act. The fifth trustee is The Bank of New York (Delaware) which has its principal place of business in the State of Delaware (the "Delaware Trustee"). Pursuant to each Declaration, legal title to the Junior Subordinated Debt Securities purchased by a trust will be owned by and held of record in the name of the Property Trustee in trust for the benefit of the holders of the trust securities of such trust, and the Property Trustee will have the legal power to exercise all rights, powers and privileges under the Indenture (as defined under "Description of the Junior Subordinated Debt Securities") with respect to such Junior Subordinated Debt Securities. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments in respect of the Junior Subordinated Debt Securities purchased by a trust for the benefit of the holders of its trust securities. The Property Trustee will promptly make distributions to the holders of the trust securities out of funds from the Property Account. The preferred securities guarantees are separately qualified under the Trust Indenture Act and will be held by The Bank of New York (the "Guarantee Trustee"), acting in its capacity as indenture trustee with respect thereto, for the benefit of the holders of the applicable preferred securities. As used in this prospectus and any accompanying prospectus supplement, the term "Property Trustee" with respect to a trust refers to The Bank of New York acting either in its capacity as a trustee under the related Declaration and the holder of legal title to the Junior Subordinated Debt Securities purchased by such trust or in its capacity as the Guarantee Trustee under the applicable preferred securities guarantee, as the context may require. Litchfield, as the direct or indirect owner of all of the common securities of each trust, will have the exclusive right to appoint, remove or replace trustees and to increase or decrease the number of trustees, provided that the number of trustees will be, except under certain circumstances, at least five and the majority of trustees will be Regular Trustees. The term of a trust will be set forth in the applicable prospectus supplement but may dissolve earlier as provided in the applicable Declaration.

     The duties and obligations of the trustees of a trust will be governed by the Declaration of such trust, the Business Trust Act and the Trust Indenture Act. Under its Declaration, each trust will not, and the trustees will cause such trust not to, engage in any activity other than in connection with the purposes of such trust or other than as required or authorized by the related Declaration. In particular, each trust will not and the trustees will cause each trust not to (a) invest any proceeds received by such trust from holding the Junior Subordinated Debt Securities purchased by such trust but shall promptly distribute from the Property Account all such proceeds to holders of its trust securities pursuant to the terms of the related Declaration and of its trust securities; (b) acquire any assets other than as expressly provided in the related Declaration; (c) possess property of such trust for other than a trust purpose; (d) make any loans, other than loans represented by the Junior Subordinated Debt Securities; (e) possess any power or otherwise act in such a way as to vary the assets of such trust or the terms of its trust securities in any way whatsoever, except as expressly provided in the related Declaration; (f) issue any securities or other evidences of beneficial ownership of, or beneficial interests in, such trust other than its trust securities; (g) incur any indebtedness for borrowed money; (h) direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee (as defined under "Description of the Junior Subordinated Debt Securities") or exercising any trust or power conferred upon the Indenture Trustee with respect to the Junior Subordinated Debt Securities deposited in such trust as trust assets; (i)waive any past default that is waivable under the Indenture; (j) exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of all of the Junior Subordinated Debt Securities deposited in such trust as trust assets, without, in the case of clauses (h),
(i) and (j), obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding trust securities of such trust; (k) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debt Securities deposited in such trust as trust assets, where such consent is required, unless in the case of this clause (k) the Property Trustee shall have received an opinion of counsel experienced in such matters to the effect that such amendment, modification or termination will not cause more than an insubstantial risk that for United States federal income tax purposes such trust will not be classified as a grantor trust; (l) take or consent to any action that would result in the placement of a lien, pledge, charge, mortgage or other encumbrance on any of the property of such trust; (m) vary the investment (within the meaning of Treasury Regulation Section 301.7701-4(c)) of such trust or of the holders of its trust securities; (n) after the issuance of its preferred securities, enter into any contract or agreement (other than any depositary agreement or any agreement with any securities exchange or automated quotation system) that does not expressly provide that the holders of such preferred securities, in their capacities as such, have limited liability (in accordance with the provisions of the Business Trust Act) for the liabilities and obligations of such trust or (o) revoke any action previously authorized or approved by a vote of the holders of its preferred securities except by subsequent vote of such holders.

BOOKS AND RECORDS

     The books and records of each trust will be maintained at the principal office of such trust and will be open for inspection by a holder of preferred securities of such trust or his authorized representative for any purpose reasonably related to his interest in such trust during normal business hours.

VOTING

     Holders of preferred securities generally will have limited voting rights, relating only to the modification of the preferred securities and, under certain circumstances, to the exercise of a trust's rights as holder of the Junior Subordinated Debt Securities and the preferred securities guarantee. The holders of the preferred securities will not be able to appoint, remove or replace, or to increase or decrease the number of, trustees, which rights are vested exclusively in the holders of the common securities.

THE PROPERTY TRUSTEE

     The Property Trustee, for the benefit of the holders of the trust securities of a trust, is authorized under each Declaration to exercise all rights under the Indenture with respect to the Junior Subordinated Debt Securities deposited in such trust as trust assets, including its rights as the holder of such Junior Subordinated Debt Securities to enforce Litchfield's obligations under such Junior Subordinated Debt Securities upon the occurrence of an Indenture Event of Default (as defined herein under "Description of the Junior Subordinated Debt Securities--Indenture Events of Default"). The Property Trustee will also be authorized to enforce the rights of holders of the preferred securities of a trust under the related preferred securities guarantee. If any trust's failure to make distributions on the preferred securities of such trust is a consequence of Litchfield's exercise of any right under the terms of the Junior Subordinated Debt Securities deposited in such trust as trust assets to extend the interest payment period for such Junior Subordinated Debt Securities, the Property Trustee will have no right to enforce the payment of distributions on such preferred securities until a Declaration Event of Default shall have occurred. If a Declaration Event of Default has occurred and is continuing, then the holders of at least a majority in liquidation amount of the preferred securities of a trust will have the right to direct the Property Trustee for such trust with respect to certain matters under the related Declaration and the related preferred securities guarantee. If the Property Trustee fails to enforce its rights under the applicable series of Junior Subordinated Debt Securities, any holder of preferred securities, to the extent permitted by applicable law, may, after a period of 30 days has elapsed from such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding directly against Litchfield to enforce such rights without first instituting any legal proceeding against the Property Trustee or any other person. Notwithstanding the foregoing, if a Declaration Event of Default under the applicable Declaration has occurred and is continuing and such event is attributable to the failure of Litchfield to pay interest or principal, or premium, if any, on the applicable series of Junior Subordinated Debt Securities on the date such interest, principal or premium is otherwise payable (or in the case of redemption, on the redemption date), then a holder of preferred securities of such trust may directly institute a proceeding for enforcement of payment to such holder of the principal of, or premium, if any, or interest on the applicable series of Junior Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the preferred securities of such holder (a "Holder Direct Action") on or after the respective due date specified in the applicable series of Junior Subordinated Debt Securities. In connection with such Holder Direct Action, Litchfield will be subrogated to the rights of such holder of preferred securities under the applicable Declaration to the extent of any payment made by Litchfield to such holder of preferred securities in such Holder Direct Action. Except as expressly provided in the preceding sentences or in the applicable prospectus supplement, the holders of preferred securities of such trust will not be able to exercise directly any other remedy available to the holders of the applicable series of Junior Subordinated Debt Securities.

DISTRIBUTIONS

     Pursuant to each Declaration, distributions on the preferred securities of a trust must be paid on the dates payable to the extent that the Property Trustee for such trust has cash on hand in the applicable Property Account to permit such payment. The funds available for distribution to the holders of the preferred securities of a trust will be limited to payments received by the Property Trustee in respect of the Junior Subordinated Debt Securities that are deposited in such trust as trust assets. If Litchfield does not make interest payments on the Junior Subordinated Debt Securities deposited in a trust as trust assets, the Property Trustee will not make distributions on the preferred securities of such trust. Under each Declaration, if and to the extent Litchfield does make interest payments on the Junior Subordinated Debt Securities deposited in a trust as trust assets, the Property Trustee is obligated to make distributions on the trust securities of such trust on a Pro Rata Basis (as defined below). The payment of distributions on the preferred securities of a trust is guaranteed by Litchfield as and to the extent set forth under "Description of the Preferred Securities Guarantees." A preferred securities guarantee is a guarantee from the time of issuance of the preferred securities, but the preferred securities guarantee covers distributions and other payments on the applicable preferred securities only if and to the extent that Litchfield has made a payment to the Property Trustee of interest or principal, or premium, if any, on the Junior Subordinated Debt Securities deposited in a trust as trust assets. As used in this prospectus, the term "Pro Rata Basis" shall mean pro rata to each holder of trust securities of a trust according to the aggregate liquidation amount of the trust securities of such trust held by the relevant holder in relation to the aggregate liquidation amount of all trust securities of such trust outstanding unless, in relation to a payment, a Declaration Event of Default under the related Declaration has occurred and is continuing, in which case any funds available to make such payment shall be paid first to each holder of the preferred securities of such trust pro rata according to the aggregate liquidation amount of the preferred securities held by the relevant holder in relation to the aggregate liquidation amount of all the preferred securities of such trust outstanding, and only after satisfaction of all amounts owed to the holders of such preferred securities, to each holder of common securities of such trust pro rata according to the aggregate liquidation amount of such common securities held by the relevant holder in relation to the aggregate liquidation amount of all common securities of such trust outstanding.

EVENTS OF DEFAULT

     If an Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Debt securities deposited in a trust as trust assets, an Event of Default under the Declaration (a "Declaration Event of Default") of such trust will occur and be continuing, with respect to any outstanding trust securities of such trust. In such event, each Declaration provides that the holders of common securities of such trust will be deemed to have waived any such Declaration Event of Default with respect to the common securities until all Declaration Events of Default with respect to the preferred securities of such trust have been cured or waived or otherwise eliminated. Until all such Declaration Events of Default with respect to the preferred securities of such trust have been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the preferred securities of such trust and only the holders of such preferred securities will have the right to direct the Property Trustee with respect to certain matters under such Declaration and consequently under the Indenture. In the event that any Declaration Event of Default with respect to the preferred securities of such trust is waived by the holders of the preferred securities of such trust as provided in the Declaration, the holders of common securities of such trust pursuant to such Declaration have agreed that such waiver also constitutes a waiver of such Declaration Event of Default with respect to such common securities for all purposes under the Declaration without any further act, vote or consent of the holders of such common securities. The Property Trustee shall notify each holder of preferred securities of a trust of any notice of default with respect to the related Junior Subordinated Debt Securities, unless such default has been cured before the giving of such notice or the board of directors, the executive committee or a trust committee of directors and/or Responsible Officers (as that term is defined in the applicable Declaration) of the Property Trustee in good faith determines that the withholding of such notice is in the interests of the holders of the trust securities of such trust.

RECORD HOLDERS

     Each Declaration provides that the trustees of such trust may treat the person in whose name a certificate representing its preferred securities is registered on the books and records of such trust as the sole holder thereof and of the preferred securities represented thereby for purposes of receiving distributions and for all other purposes and, accordingly, will not be bound to recognize any equitable or other claim to or interest in such certificate or in the preferred securities represented thereby on the part of any person, whether or not the trustees of such trust shall have actual or other notice thereof. Preferred securities will be issued in fully registered form. Unless otherwise specified in a prospectus supplement, preferred securities will be represented by one or more global certificates registered on the books and records of such trust in the name of a depositary (the "Depositary") named in an accompanying prospectus supplement or its nominee. Under each Declaration:

          (i) such trust and the trustees thereof will be entitled to deal with the Depositary (or any successor depositary) for all purposes, including the payment of distributions and receiving approvals, votes or consents under the related Declaration, and except as set forth in the related Declaration with respect to the issuance of definitive certificates representing the preferred securities, will have no obligation to persons owning a beneficial interest in preferred securities ("Preferred Security Beneficial Owners") registered in the name of and held by the Depositary or its nominee; and

          (ii) the rights of Preferred Security Beneficial Owners will be exercised only through the Depositary (or any successor depositary) and will be limited to those established by law and agreements between such Preferred Security Beneficial Owners and the Depositary and/or its participants. With respect to preferred securities registered in the name of and held by the Depositary or its nominee, all notices and other communications required under each Declaration will be given to, and all distributions on such preferred securities will be given or made to, the Depositary (or its successor).

     The specific terms of the depositary arrangement with respect to the preferred securities of a trust will be disclosed in the applicable prospectus supplement.

DEBTS AND OBLIGATIONS

     In each Declaration, Litchfield has agreed to pay all debts and obligations (other than with respect to the related trust securities) and all costs and expenses of the applicable trust, including the fees and expenses of its trustees and any taxes and all costs and expenses with respect thereto, to which such trust may become subject, except for United States withholding taxes. The foregoing obligations of Litchfield under each Declaration are for the benefit of, and will be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of Litchfield directly against Litchfield, and Litchfield has irrevocably waived any right or remedy to require that any such Creditor take any action against any trust or any other person before proceeding against Litchfield. Litchfield will be subrogated to all rights of a trust in respect of any amounts paid to any Creditor by Litchfield. Litchfield has agreed in each Declaration to execute such additional agreements as may be necessary or desirable in order to give full effect to the foregoing.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     Each trust may issue, from time to time, only one series of preferred securities having terms described in the prospectus supplement relating thereto. The Declaration of each trust authorizes the Regular Trustees of such trust to issue on behalf of such trust one series of preferred securities. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The preferred securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as set forth in the related Declaration or made part of such Declaration by the Trust Indenture Act. Reference is made to the prospectus supplement relating to the preferred securities of a trust for specific terms, including (i) the specific designation of such preferred securities, (ii) the number of preferred securities issued by such trust, (iii) the annual distribution rate (or method of calculation thereof) for preferred securities issued by such trust, the date or dates upon which such distributions will be payable and the record date or dates for the payment of such distributions, (iv) whether distributions on the preferred securities issued by such trust will be cumulative, and, in the case of preferred securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities issued by such trust will be cumulative, (v) the amount or amounts which will be paid out of the assets of such trust to the holders of preferred securities of such trust upon voluntary or involuntary dissolution, winding-up or termination of such trust, (vi) the obligation or right, if any, of such trust to purchase or redeem preferred securities issued by such trust and the price or prices at which, the period or periods within which and the terms and conditions upon which preferred securities issued by such trust will or may be purchased or redeemed, in whole or in part, pursuant to such obligation or right, (vii) the voting rights, if any, of preferred securities issued by such trust in addition to those required by law, including the number of votes per preferred security and any requirement for the approval by the holders of preferred securities, as a condition to specified actions or amendments to the Declaration of such trust, (viii) terms for any conversion or exchange into other securities (ix) the rights, if any, to defer distributions on the preferred securities by extending the interest payment period on the Junior Subordinated Debt Securities and (x) any other relevant, terms, rights, preferences, privileges, limitations or restrictions of preferred securities issued by such trust consistent with the Declaration of such trust or with applicable law. All preferred securities offered hereby will be guaranteed by Litchfield as and to the extent set forth below under "Description of the Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to any offering of preferred securities will be described in the prospectus supplement relating thereto.

     In connection with the issuance of the preferred securities, each trust will issue one series of common securities. The Declaration of each trust authorizes the Regular Trustees of such trust to issue on behalf of such trust one series of common securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as set forth therein. The terms of the common securities issued by a trust will be substantially identical to the terms of the preferred securities issued by such trust and the common securities will rank pari passu, and payments will be made thereon on a Pro Rata Basis with the preferred securities except that if a Declaration Event of Default occurs and is continuing, the rights of the holders of such common securities to payment in respect of distributions and payments upon liquidation, redemption and maturity will be subordinated to the rights of the holders of such preferred securities. The common securities issued by a trust will also carry the right to vote and to appoint, remove or replace any of the trustees of such trust. All of the common securities issued by a trust will be directly or indirectly owned by Litchfield.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

     The payment of periodic cash distributions with respect to the preferred securities of each trust out of moneys held by the Property Trustee of each trust, and payments on liquidation of each trust and redemption of preferred securities of each trust, will be fully and unconditionally guaranteed by Litchfield as described herein. Set forth below is a summary of the preferred securities guarantees that will be executed and delivered by Litchfield for the benefit of the holders from time to time of preferred securities. Each preferred securities guarantee will be separately qualified under the Trust Indenture Act and will be held by The Bank of New York, acting in its capacity as indenture trustee with respect thereto (the "Guarantee Trustee"), for the benefit of holders of the preferred securities of the applicable trust. The terms of each preferred securities guarantee will be those set forth in such preferred securities guarantee and those made part of such guarantee by the Trust Indenture Act. This description summarizes the material terms of the preferred securities guarantees and is qualified in its entirety by reference to the form of preferred securities guarantee, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act.

GENERAL

     Pursuant to each preferred securities guarantee, Litchfield will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the preferred securities issued by a trust, the Guarantee Payments (as defined herein) (without duplication of amounts theretofore paid by such trust), as and when due, regardless of any defense, right of set-off or counterclaim that such trust may have or assert. The following payments or distributions with respect to preferred securities issued by a trust to the extent not paid or made by or on behalf of such trust will be subject to such preferred securities guarantee (without duplication): (i) any accumulated and unpaid distributions on such preferred securities, and the redemption price, including all accumulated and unpaid distributions to, but excluding, the date of redemption, with respect to such preferred securities called for redemption by such trust but if and only to the extent that in each case Litchfield has made a payment to the related Property Trustee of interest or principal, or premium, if any, on the Junior Subordinated Debt Securities deposited in such trust as trust assets and (ii) upon a voluntary or involuntary dissolution, winding-up or termination of such trust (other than in connection with the distribution of Junior Subordinated Debt Securities to the holders of such preferred securities in exchange for preferred securities or the redemption of all of such preferred securities upon the maturity or redemption of the Junior Subordinated Debt Securities), the lesser of (a) the aggregate of the liquidation amount and all accumulated and unpaid distributions on such preferred securities to the date of payment, to the extent such trust has funds on hand legally available therefor, and (b) the amount of assets of such trust remaining available for distribution to holders of such preferred securities in liquidation of such trust as required by applicable law (the "Guarantee Payments"). Litchfield's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Litchfield to the holders of such preferred securities or by causing the applicable trust to pay such amounts to such holders.

     The preferred securities guarantee is a guarantee from the time of issuance of the applicable preferred securities, but the preferred securities guarantee covers distributions and other payments on such preferred securities only if and to the extent that Litchfield has made a payment to the Property Trustee of interest or principal, or premium, if any, on the Junior Subordinated Debt Securities deposited in the applicable trust as trust assets. If Litchfield does not make interest, principal or premium, if any, payments on the Junior Subordinated Debt Securities deposited in the applicable trust as trust assets, the Property Trustee will not make distributions on the preferred securities of such trust and the trust will not have funds available therefor.

     Litchfield's obligations under the Declaration for each trust, the preferred securities guarantee issued with respect to preferred securities issued by such trust, the Junior Subordinated Debt Securities purchased by such trust and the Indenture, in the aggregate, will provide a full and unconditional guarantee on a subordinated basis by Litchfield of payments due on the preferred securities issued by such trust.

CERTAIN COVENANTS OF LITCHFIELD

     In each preferred securities guarantee, Litchfield will covenant that, so long as any preferred securities issued by the applicable trust remain outstanding, Litchfield will not (i) declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its capital stock (other than (a) dividends or distributions in shares of, or options, warrants, rights to subscribe for or purchase shares of, common stock of Litchfield, (b) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) as a result of a reclassification of Litchfield's capital stock or the exchange or the conversion of one class or series of Litchfield's capital stock for another class or series of Litchfield's capital stock, (d) the payment of accrued dividends and the purchase of fractional interests in shares of Litchfield's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, or (e) purchases of Litchfield's common stock related to the issuance of Litchfield's common stock or rights under any of Litchfield's benefit plans for its directors, officers or employees, any of Litchfield's dividend reinvestment plans or stock purchase plans, or any of the benefit plans of any of Litchfield's affiliates for such affiliates' directors, officers or employees), (ii) make any payment of principal or of interest or premium, if any, on or repay, repurchase or redeem any debt security of Litchfield that ranks pari passu with or junior in interest to the Junior Subordinated Debt Securities deposited in such trust or (iii) make any guarantee payments with respect to any guarantee by Litchfield of the debt securities of any subsidiary of Litchfield (other than pursuant to a preferred securities guarantee) if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debt Securities deposited in such trust, if at such time (x) Litchfield shall be in default with respect to its Guarantee Payments or other payment obligations under the related preferred securities guarantee, (y) there shall have occurred any Declaration Event of Default under the applicable Declaration or (z) Litchfield shall have given notice of its election to defer payments of interest on the Junior Subordinated Debt Securities by extending the interest payment period as provided in the terms of the Junior Subordinated Debt Securities deposited in such trust as trust assets and such period, or any extension thereof, is continuing. In addition, so long as any preferred securities of a trust remain outstanding, Litchfield has agreed (i) to remain the sole direct or indirect owner of all of the outstanding common securities of such trust and not to cause or permit such common securities to be transferred except to the extent permitted by the applicable Declaration; provided that any permitted successor of Litchfield under the Indenture may succeed to Litchfield's ownership of such common securities and (ii) to use reasonable efforts to cause such trust to continue to be treated as a grantor trust for United States federal income tax purposes except in connection with a distribution of Junior Subordinated Debt Securities to the holders of such preferred securities as provided in the applicable Declaration.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not adversely affect the rights of holders of preferred securities in any material respect (in which case no consent will be required), each preferred securities guarantee may be amended only with the prior approval of Litchfield and the holders of not less than a majority in liquidation amount of the outstanding preferred securities issued by the applicable trust. The manner of obtaining any such approval of holders of such preferred securities will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a preferred securities guarantee shall bind the successors, assignees, receivers, trustees and representatives of Litchfield and shall inure to the benefit of the holders of the preferred securities of the applicable trust then outstanding. Except in connection with a consolidation, merger or sale involving Litchfield that is permitted under the Indenture, Litchfield may not assign its obligations under any preferred securities guarantee.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEE

     Each preferred securities guarantee will terminate and be of no further force and effect as to the preferred securities issued by the applicable trust
(i) upon full payment of the redemption price of all preferred securities of such trust, (ii) upon distribution of the Junior Subordinated Debt Securities to the holders of the trust securities of such trust in exchange for all of the trust securities issued by such trust or (iii) upon full payment of the amounts payable in accordance with the applicable Declaration upon liquidation of such trust. Notwithstanding the foregoing, each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities issued by the applicable trust must restore payment of any sums paid with respect to such preferred securities or under such preferred securities guarantee.

STATUS OF THE PREFERRED SECURITIES GUARANTEE

     Litchfield's obligation under each preferred securities guarantee to make the Guarantee Payments will constitute an unsecured obligation of Litchfield and will rank (i) subordinate and junior in right of payment to all other liabilities of Litchfield, including the Junior Subordinated Debt Securities, except those made pari passu or subordinate by their terms, and (ii) senior to all capital stock (other than the most senior preferred stock issued, from time to time, if any, by Litchfield, which preferred stock will rank pari passu with each preferred securities guarantee) now or hereafter issued by Litchfield and to any guarantee now or hereafter entered into by Litchfield in respect of any of its capital stock (other than the most senior preferred stock issued, from time to time, if any, by Litchfield). Litchfield's obligations under each preferred securities guarantee will rank pari passu with respect to obligations under other guarantee agreements which it may enter into from time to time to the extent that (i) such agreements shall be entered into in substantially the form of the preferred securities guarantee and provide for comparable guarantees by Litchfield of payment on preferred securities issued by other trusts, partnerships or other entities affiliated with Litchfield that are financing vehicles of Litchfield and (ii) the debentures or other evidences of indebtedness of Litchfield relating to such preferred securities are junior subordinated, unsecured indebtedness of Litchfield. Litchfield's obligations under each preferred securities guarantee are effectively subordinated to all existing and future liabilities, including trade payables, of Litchfield's subsidiaries, except to the extent that Litchfield is a creditor of the subsidiaries and is recognized as such. Each Declaration provides that each holder of preferred securities by acceptance thereof agrees to the subordination provisions and other terms of the related preferred securities guarantee.

     Each preferred securities guarantee will constitute a guarantee of payment and not merely of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). Each preferred securities guarantee will be deposited with the Guarantee Trustee, as indenture trustee, to be held for the benefit of the holders of the preferred securities issued by the applicable trust. The Guarantee Trustee will have the right to enforce the preferred securities guarantee on behalf of the holders of the preferred securities issued by the applicable trust. The holders of not less than a majority in aggregate liquidation amount of the preferred securities issued by the applicable trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the related preferred securities guarantee or exercising any trust or other power conferred upon the Guarantee Trustee under such preferred securities guarantee. If the Guarantee Trustee fails to enforce such preferred securities guarantee as above provided, any holder of preferred securities issued by the applicable trust may institute a legal proceeding directly against Litchfield to enforce its rights under such preferred securities guarantee without first instituting a legal proceeding against the applicable trust, the Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if Litchfield has failed to make a Guarantee Payment, a holder of preferred securities may directly institute a proceeding against Litchfield for enforcement of the applicable preferred securities guarantee for such payment without first instituting a legal proceeding against the applicable trust, the Guarantee Trustee or any other person or entity.

MISCELLANEOUS

     Litchfield will be required to provide annually to the Guarantee Trustee a statement as to the performance by Litchfield of certain of its obligations under each preferred securities guarantee and as to any default in such performance. Litchfield is required to file annually with the Guarantee Trustee an officers' certificate as to Litchfield's compliance with all conditions under each preferred securities guarantee.

     The Guarantee Trustee, prior to the occurrence of an event of default under a preferred securities guarantee and after the curing or waiving of all events of default that may have occurred, will undertake to perform only such duties as are specifically set forth in the applicable preferred securities guarantee, and no implied covenants will be read into such preferred securities guarantee. After a default with respect to a preferred securities guarantee has occurred, the Guarantee Trustee shall exercise such of the rights and powers vested in it by such preferred securities guarantee, and use the same degree of care and skill in its exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provision, the Guarantee Trustee is under no obligation to exercise any of the rights or powers vested in it by a preferred securities guarantee at the request or direction of any holder of the applicable preferred securities unless it is offered security and indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred thereby.

GOVERNING LAW

     Each preferred securities guarantee will be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

             DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

     Litchfield may issue from time to time one or more series of Junior Subordinated Debt Securities ("Junior Subordinated Debt Securities") under a Junior Subordinated Indenture (the "Indenture") between Litchfield and The Bank of New York, as trustee (the "Indenture Trustee"). The Indenture will be qualified under the Trust Indenture Act. The form of the Indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. The following description summarizes the material terms of the Indenture, and is qualified in its entirety by reference to the Indenture and the Trust Indenture Act. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and article references used herein are references to provisions of the Indenture.

GENERAL

     The Junior Subordinated Debt Securities will be unsecured junior subordinated obligations of Litchfield. The Indenture does not limit the amount of additional indebtedness Litchfield or any of its subsidiaries may incur. Litchfield's rights and the rights of its creditors, including the holders of Junior Subordinated Debt Securities, to participate in the assets of any subsidiary of Litchfield upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that Litchfield may itself be a creditor with recognized claims against the subsidiary.

     The Indenture does not limit the aggregate principal amount of indebtedness that may be issued thereunder and provides that Junior Subordinated Debt Securities may be issued thereunder from time to time in one or more series. The Junior Subordinated Debt Securities are issuable in one or more series pursuant to an indenture supplemental to the Indenture.

     In the event Junior Subordinated Debt Securities are issued to a trust in connection with the issuance of trust securities by such trust, such Junior Subordinated Debt Securities subsequently may be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust at the election of Litchfield or upon the occurrence of certain events described in the prospectus supplement relating to such trust securities. Only one series of Junior Subordinated Debt Securities will be issued to each trust in connection with the issuance of the trust securities by such trust.

     Reference is made to the prospectus supplement which will accompany this prospectus for the following terms of the series of Junior Subordinated Debt Securities being offered thereby (to the extent such terms are applicable to the Junior Subordinated Debt Securities of such series): (i) the specific designation of such Junior Subordinated Debt Securities, aggregate principal amount, purchase price and premium, if any; (ii) any limit on the aggregate principal amount of such Junior Subordinated Debt Securities; (iii) the date or dates on which the principal of such Junior Subordinated Debt Securities is payable and the right to shorten, extend or defer such date or dates; (iv) the rate or rates at which such Junior Subordinated Debt Securities will bear interest or the method of calculating such rate or rates, if any; (v) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (vi) the right, if any, to extend or defer the interest payment periods and the duration of such extension; (vii) the period or periods within which, the price or prices at which, and the terms and conditions upon which, such Junior Subordinated Debt Securities may be redeemed, in whole or in part, at the option of Litchfield;
(viii) the obligation, if any, of Litchfield to redeem or purchase such Junior Subordinated Debt Securities pursuant to any sinking fund or analogous provisions (including payments made in cash in anticipation of future sinking fund obligations) or at the option of the holder thereof and the period or periods for which, the price or prices at which, the currency or currencies (including currency unit or units) in which and the terms and conditions upon which, such Junior Subordinated Debt Securities will be redeemed or purchased, in whole or part, pursuant to such obligation; (ix) any exchangeability, conversion or prepayment provisions of the Junior Subordinated Debt Securities;
(x) any applicable United States federal income tax consequences, including whether and under what circumstances Litchfield will pay additional amounts on the Junior Subordinated Debt Securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether Litchfield will have the option to redeem such Junior Subordinated Debt Securities rather than pay such additional amounts;
(xi) the form of such Junior Subordinated Debt Securities; (xii) if other than denominations of $10 or any integral multiple thereof, the denominations in which such Junior Subordinated Debt Securities will be issuable; (xiii) any and all other terms with respect to such series, including any modification of or additions to the events of default or covenants provided for with respect to such series, and any terms which may be required by or advisable under applicable laws or regulations not inconsistent with the Indenture; and (xiv) whether such Junior Subordinated Debt Securities are issuable as a global security, and in such case, the identity of the depositary. (Section 2.01)

     Unless otherwise indicated in the prospectus supplement relating thereto, the Junior Subordinated Debt Securities will be issued in United States dollars in fully registered form without coupons in denominations of $10 or integral multiples thereof. Junior Subordinated Debt Securities may be presented for exchange and Junior Subordinated Debt Securities in registered form may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Junior Subordinated Debt Securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Junior Subordinated Debt Securities.

     Junior Subordinated Debt Securities may bear interest at a fixed rate or a floating rate. Junior Subordinated Debt Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Junior Subordinated Debt Securities or to certain Junior Subordinated Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant prospectus supplement.

CERTAIN COVENANTS OF LITCHFIELD APPLICABLE TO THE JUNIOR SUBORDINATED DEBT SECURITIES

     If Junior Subordinated Debt Securities are issued to a trust in connection with the issuance of trust securities by such trust, Litchfield will covenant in the Indenture that, so long as the preferred securities issued by the applicable trust remain outstanding, Litchfield will not (i) declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of its capital stock (other than (a) dividends or distributions in shares of, or options, warrants, rights to subscribe for or purchase shares of, common stock of Litchfield, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) as a result of a reclassification of Litchfield's capital stock or the exchange or the conversion of one class or series of Litchfield's capital stock for another class or series of Litchfield's capital stock, (d) the payment of accrued dividends and the purchase of fractional interests in shares of Litchfield's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, or (e) purchases of Litchfield's common stock related to the issuance of Litchfield's common stock or rights under any of Litchfield's benefit plans for its directors, officers, employees, any of Litchfield's dividend reinvestment plans or stock purchase plans, or any of the benefit plans of any of Litchfield's affiliates for such affiliates' directors, officers or employees), (ii) make any payment of principal or of interest or premium, if any, on or repay, repurchase or redeem any debt security of Litchfield that, ranks pari passu with or junior in interest to the Junior Subordinated Debt Securities deposited in such trust or (iii) make any guarantee payments with respect to any guarantee by Litchfield of the debt securities of any subsidiary of Litchfield (other than pursuant to a preferred securities guarantee) if such guarantee ranks pari passu with or junior in interest to the Junior Subordinated Debt Securities deposited in such trust, if at such time (x) Litchfield shall be in default with respect to its Guarantee Payments or other payment obligations under the related preferred securities guarantee, (y) there shall have occurred any Indenture Event of Default with respect to the Junior Subordinated Debt Securities deposited in such trust as trust assets or (z) Litchfield shall have given notice of its election to defer payments of interest on the Junior Subordinated Debt Securities by extending the interest payment period as provided in the terms of the Junior Subordinated Debt Securities deposited in such trust as trust assets and such period, or any extension thereof, is continuing. In addition, if Junior Subordinated Debt Securities are issued to a trust in connection with the issuance of trust securities by such trust, for so long as any preferred securities issued by the applicable trust remain outstanding, Litchfield has agreed (i) to remain the sole direct or indirect owner of all of the outstanding common securities issued by the applicable trust and not to cause or permit such common securities to be transferred except to the extent permitted by the applicable Declaration; provided that any permitted successor of Litchfield under the Indenture may succeed to Litchfield's ownership of the common securities issued by the applicable trust, (ii) to comply fully with all of its obligations and agreements contained in the related Declaration and (iii) to use reasonable efforts to cause the applicable trust to continue to be treated as a grantor trust for United States federal income tax purposes except in connection with a distribution of Junior Subordinated Debt Securities to holders of preferred securities issued by the applicable trust as provided in the related Declaration.

SUBORDINATION

     The payment of principal of, premium, if any, and interest on the Junior Subordinated Debt Securities will, to the extent and in the manner set forth in the Indenture, be subordinated and junior in right of payment to the prior payment in full, in cash or cash equivalents, of all Senior Debt of Litchfield whether outstanding on the date of this prospectus or thereafter incurred.

     Upon any payment by Litchfield or distribution of assets of Litchfield to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of Litchfield, the holders of all Senior Debt will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Junior Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of, premium, if any, or interest on the Junior Subordinated Debt Securities.

     In the event and during the continuation of any default by Litchfield in the payment of principal, premium, interest or any other payment due on any Senior Debt, or in the event that the maturity of any Senior Debt has been accelerated because of a default, then, in either case, no payment shall be made by Litchfield with respect to the principal (including redemption payments) of or premium, if any, or interest on the Junior Subordinated Debt Securities until such default shall have been cured or waived in writing or shall have ceased to exist or such Senior Debt shall have been discharged or paid in full.

     In the event of the acceleration of the maturity of the Junior Subordinated Debt Securities, then no payments shall be made by Litchfield with respect to the principal (including redemption payments) of or premium, if any, or interest on the Junior Subordinated Debt Securities until the holders of all Senior Debt outstanding at the time of such acceleration shall receive payment in full of such Senior Debt (including any amounts due upon acceleration).

     In the event that, notwithstanding the foregoing, any payment shall be received by the Indenture Trustee or any holder of Junior Subordinated Debt Securities when such payment is prohibited by the preceding paragraphs, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Debt or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Debt may have been issued, as their respective interests may appear.

     By reason of such subordination, in the event of insolvency of Litchfield, funds that would otherwise be payable to holders of Junior Subordinated Debt Securities will be paid to the holders of Senior Debt of Litchfield to the extent necessary to pay such Senior Debt in full, and Litchfield may be unable to meet fully its obligations with respect to the Junior Subordinated Debt Securities.

     "Debt" is defined to mean, with respect to any person at any date of determination (without duplication), (i) all indebtedness of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) all obligations of such person in respect of letters of credit or bankers' acceptances or other similar instruments (or reimbursement obligations with respect thereto) issued on the account of such person, (iv) all obligations of such person to pay the deferred purchase price of property or services, except certain trade payables, (v) all obligations of such person as lessee under capitalized leases, (vi) all Debt of others secured by a lien on any asset of such person, whether or not such Debt is assumed by such person; provided that, for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to such Debt is limited to such asset, the amount of such Debt shall be limited to the lesser of the fair market value of such asset or the amount of such Debt, (vii) all Debt of others guaranteed by such person to the extent such Debt is guaranteed by such person and (viii) to the extent not otherwise included in this definition, all obligations of such person for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity prices, forward contracts, options, swaps, collars and similar arrangements.

     "Senior Debt" is defined to mean the principal of (and premium, if any) and interest on all Debt of Litchfield whether created, incurred or assumed before, on or after the date of the Indenture; provided that such Senior Debt shall not include (i) Debt of Litchfield that, when incurred and without respect to any election under Section 1111(b) of Title 11, U.S. Code, was without recourse and
(ii) any other Debt of Litchfield which by the terms of the instrument creating or evidencing the same is specifically designated as being subordinated to or pari passu with the Junior Subordinated Debt Securities, and in particular the Junior Subordinated Debt Securities shall rank pari passu with all other debt securities and guarantees issued to any trust, partnership or other entity affiliated with Litchfield which is a financing vehicle of Litchfield in connection with an issuance of preferred securities by such financing entity.

INDENTURE EVENTS OF DEFAULT

     The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Indenture Event of Default" with respect to each series of Junior Subordinated Debt Securities:

          (a) failure for 30 days to pay interest on the Junior Subordinated Debt Securities of such series when due; provided that a valid extension of the interest payment period by Litchfield shall not constitute a default in the payment of interest for this purpose;

          (b) failure to pay principal of or premium, if any, on the Junior Subordinated Debt Securities of such series when due whether at maturity, upon redemption, by declaration or otherwise;

          (c) failure for 30 days to pay any sinking fund or analogous fund payment with respect to the Junior Subordinated Debt Securities of such series;

          (d) failure to duly observe or perform, in any material respect, any other covenant or agreement contained in the Indenture with respect to such series for 90 days after written notice to Litchfield from the Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Debt Securities of such series;

          (e) certain events in bankruptcy, insolvency or reorganization of Litchfield; or

          (f) any other Indenture Event of Default applicable to the Junior Subordinated Debt Securities of such series. (Section 6.01)

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     In each and every such case, unless the principal of all the Junior
Subordinated Debt Securities of that series shall have already become due and payable, either the Indenture Trustee or the holders of not less than 25% in aggregate principal amount of the Junior Subordinated Debt Securities of that series then outstanding, by notice in writing to Litchfield (and to the Indenture Trustee if given by such holders), may declare the principal of all the Junior Subordinated Debt Securities of that series to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable. (Section 6.01)

     The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debt Securities of that series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee or exercising any trust or power conferred on the Indenture Trustee with respect to such series. (Section 6.06) The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debt Securities of that series may declare the principal due and payable immediately upon an Indenture Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of Junior Subordinated Debt Securities of such series may rescind and annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Indenture Trustee. (Sections 6.01 and 6.06)

     The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debt Securities of that series may, on behalf of the holders of all the Junior Subordinated Debt Securities of that series, waive any past default, except a default in the payment of principal, premium, if any, or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Indenture Trustee) or a call for redemption of the Junior Subordinated Debt Securities of that series. (Section 6.06) Litchfield is required to file annually with the Indenture Trustee a certificate as to whether or not Litchfield is in compliance with all the conditions and covenants under the Indenture. (Section 5.03)

     If Junior Subordinated Debt Securities are issued to a trust in connection with the issuance of trust securities of such trust, then under the applicable Declaration an Indenture Event of Default with respect to such series of Junior Subordinated Debt Securities will constitute a Declaration Event of Default. If a Declaration Event of Default under the applicable Declaration has occurred and is continuing and such event is attributable to the failure of Litchfield to pay interest or principal, or premium, if any, on the applicable series of Junior Subordinated Debt Securities on the date such interest, principal or premium is otherwise payable (or in the case of redemption, on the redemption date), then a holder of preferred securities of such trust may directly institute a Holder Direct Action on or after the respective due date specified in the applicable series of Junior Subordinated Debt Securities (see "The Trusts--The Property Trustee"). In connection with such Holder Direct Action, Litchfield will be subrogated to the rights of such holder of preferred securities under the applicable Declaration to the extent of any payment made by Litchfield to such holder of preferred securities in such Holder Direct Action. Except as expressly provided in the preceding sentences or in the applicable prospectus supplement, the holders of preferred securities of such trust will not be able to exercise directly any other remedy available to the holders of the applicable series of Junior Subordinated Debt Securities.

MODIFICATION OF THE INDENTURE

     From time to time Litchfield and the Indenture Trustee may, without the consent of the holders of Junior Subordinated Debt Securities, amend the Indenture or indentures supplemental thereto for one or more of the following purposes:

          (a) to evidence the succession of another corporation or other entity to Litchfield under the Indenture and the Junior Subordinated Debt Securities and the assumption by such successor corporation or other entity of the obligations of Litchfield thereunder;

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

          (b) to add further covenants, restrictions, conditions or provisions for the protection of the holders of Junior Subordinated Debt Securities;

          (c) to cure any ambiguity or to correct or supplement any provision which may be defective or inconsistent with any other provision;

          (d) to add to, change or eliminate any of the provisions of the Indenture, provided that any such addition, change or elimination shall become effective only after there are no such Junior Subordinated Debt Securities of any series entitled to the benefit of such provision outstanding;

          (e) to provide for the issuance of Junior Subordinated Debt Securities in coupon form;

          (f) to evidence and provide for the acceptance of a successor trustee;

          (g) to qualify or maintain the qualification of the Indenture under the Trust Indenture Act;

          (h) to establish the form or terms of a series of Junior Subordinated Debt Securities; and

          (i) to make any addition, change or elimination of any provision of the Indenture that does not adversely affect the rights of any holder of Junior Subordinated Debt Securities in any material respect. (Section 9.01)

     The Indenture contains provisions permitting Litchfield and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Debt Securities of each series affected by such modification, to modify the Indenture or any supplemental indenture affecting the rights of the holders of such Junior Subordinated Debt Securities; provided that no such modification may, without the consent of the holder of each outstanding Subordinated Debt Security affected thereby, (i) extend the fixed maturity of the Junior Subordinated Debt Securities of any series, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest thereon, reduce any premium payable upon the redemption thereof or (ii) reduce the percentage of Junior Subordinated Debt Securities, the holders of which are required to consent to any such modification. (Section 9.02)

BOOK-ENTRY AND SETTLEMENT

     If any Junior Subordinated Debt Securities of a series are represented by one or more global securities (each, a "Global Security"), the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any such Global Security may exchange such interests for Junior Subordinated Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable prospectus supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of Junior Subordinated Debt Securities to be represented by a Global Security will be described in the applicable prospectus supplement.

CONSOLIDATION, MERGER AND SALE

     The Indenture will provide that Litchfield may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person and may not permit any person to merge into or consolidate with Litchfield unless (i) either Litchfield will be the resulting or surviving entity or any successor or purchaser is a corporation, limited liability company, partnership or trust organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes Litchfield's obligations under the Junior Subordinated Debt Securities and the Indenture and (ii) immediately after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing. (Section 10.01)

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

DEFEASANCE AND DISCHARGE

     Under the terms of the Indenture, Litchfield will be discharged from any and all obligations in respect of a series of the Junior Subordinated Debt Securities (except in each case for certain obligations to register the transfer or exchange of such Junior Subordinated Debt Securities, replace stolen, lost or mutilated Junior Subordinated Debt Securities of such series, maintain paying agencies and hold moneys for payment in trust) if (i) Litchfield irrevocably deposits with the Indenture Trustee cash or U.S. Government Obligations or a combination thereof, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of, premium, if any, and interest on all outstanding Junior Subordinated Debt Securities of such series;
(ii) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which Litchfield is a party or by which it is bound; (iii) Litchfield delivers to the Indenture Trustee an opinion of counsel to the effect that the holders of the Junior Subordinated Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and discharge and that such defeasance and discharge will not otherwise alter holders' United States federal income tax treatment of principal, premium and interest payments on such Junior Subordinated Debt Securities of such series (such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture, since such a result would not occur under current tax law); (iv) Litchfield has delivered to the Indenture Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the defeasance and discharge contemplated by such provision have been complied with; and (v) no event or condition shall exist that pursuant to the applicable subordination provisions, would prevent Litchfield from making payments of principal of, premium, if any, and interest on the Junior Subordinated Debt Securities at the date of the irrevocable deposit referred to above. (Section 11.01)

GOVERNING LAW

     The Indenture and the Junior Subordinated Debt Securities will be governed by the laws of the State of New York, without regard to the conflicts of laws principles thereof. (Section 13.05)

INFORMATION CONCERNING THE INDENTURE TRUSTEE

     The Indenture Trustee, prior to the occurrence of an Indenture Event of Default and after the curing of all Indenture Events of Default undertakes to perform only such duties as are specifically set forth in the Indenture and, after an Indenture Event of Default has occurred (which has not been cured or waived), shall exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. (Section 7.01) Subject to such provision, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debt Securities, unless offered security or indemnity satisfactory to it by such holder against the costs, expenses and liabilities that might be incurred thereby. (Section 7.02) The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties or in the exercise of any of its rights or powers if there is reasonable ground for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of the Indenture or adequate indemnity against such risk is not reasonably assured to it. (Section 7.01)

     Litchfield and its subsidiaries maintain commercial banking and trust relationships with the Indenture Trustee and its affiliates.

MISCELLANEOUS

     Litchfield will have the right at all times to assign any of its rights or obligations under the Indenture to an affiliate; provided that, in the event of any such assignment, Litchfield will remain jointly and severally liable for all such obligations. Subject to the foregoing, the Indenture will be binding upon and

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

inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto other than by Litchfield to a successor or purchaser pursuant to a consolidation, merger, sale or conveyance permitted by the Indenture. (Section 13.11)

                              PLAN OF DISTRIBUTION

     Litchfield may sell any series of Junior Subordinated Debt Securities and each trust may sell its preferred securities (the Junior Subordinated Debt Securities and the preferred securities are collectively referred to herein as the "Offered Securities") being offered hereby in any of three ways (or in any combination thereof): (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The prospectus supplement with respect to any Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters, dealers or agents and the respective amounts of such Offered Securities underwritten or purchased by each of them, the initial public offering price of such Offered Securities and the proceeds to Litchfield or the applicable trust, as the case may be, from such sale, any discounts, commissions or other items constituting compensation from Litchfield or the applicable trust, as the case may be, and any discounts, commissions or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Offered Securities may be listed. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale of any Offered Securities, such Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Offered Securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase such Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such Offered Securities if any are purchased.

     Offered Securities may be sold directly by Litchfield or a trust, as the case may be, or through agents designated by Litchfield or such trust, as the case may be, from time to time. Any agent involved in the offer or sale of Offered Securities in respect of which this prospectus is delivered will be named, and any commissions payable by Litchfield or the applicable trust, as the case may be, to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the prospectus supplement, Litchfield or the applicable trust, as the case may be, will authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase Offered Securities from Litchfield or the applicable trust, as the case may be, at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

     Agents and underwriters may be entitled under agreements entered into with Litchfield and the applicable trust to indemnification by Litchfield and the applicable trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for Litchfield, the applicable trust and/or any of their affiliates in the ordinary course of business.

     Certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Offered Securities. In connection with the offering, the underwriters or agents, as the case may be, may purchase and sell the Offered Securities in the open market. These

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

transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Offered Securities; and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of Offered Securities than they are required to purchase from Litchfield or the applicable trust, as the case may be, in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the Offered Securities sold for their account may be reclaimed by the syndicate if such Offered Securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Offered Securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. For a description of these activities, see "Plan of Distribution" or "Underwriting" in the relevant prospectus supplement.

     Unless otherwise indicated in the prospectus supplement, Litchfield does not intend to list any of the Offered Securities on a national securities exchange. No assurances can be given that there will be a market for the Offered Securities.

                                 LEGAL MATTERS

     Unless otherwise indicated in the applicable prospectus supplement, certain matters of Delaware law relating to the validity of the preferred securities, the enforceability of the applicable Declaration and the formation of the trusts will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the trusts and Litchfield. The validity of the applicable Preferred Securities Guarantee and the Junior Subordinated Debt Securities offered hereby will be passed upon for Litchfield by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts and for the Underwriters by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters may also be passed upon by John J. Malloy, Esq., Senior Vice President, General Counsel and Clerk of Litchfield. James Westra,, a shareholder of Hutchins, Wheeler & Dittmar, is a Director of Litchfield. Mr. Westra owns 1,735 shares of Litchfield's common stock and has options to acquire another 7,512 shares.

                                    EXPERTS

     The consolidated financial statements of Litchfield Financial Corporation incorporated by reference in Litchfield's Annual Report (Form 10-K) for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

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